Exhibit (a)(1)(A)

MARVELL TECHNOLOGY GROUP LTD.

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

November 13, 2007

MARVELL TECHNOLOGY GROUP LTD.

Offer to Amend the Exercise Price of Certain Options

This offer and withdrawal rights will expire at
9:00 p.m. Pacific Time, on December 12, 2007 unless we extend the expiration.

By this Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”), we are giving all eligible employees holding certain outstanding options to purchase shares of our common stock the right to amend such options and to receive restricted stock unit (“RSU”) grants and/or cash payments (we refer to this as the “offer”).  Each eligible employee who has eligible options outstanding will be provided with an addendum (referred to as the “Addendum”) setting forth his or her eligible options, the new exercise price that would apply to each eligible option (if amended), a description of the RSU grants and/or cash payments with respect to the eligible options and other relevant information.

We have determined that certain of your stock options may have been granted at a discount from the fair market value per share of our common stock on the option’s grant date and therefore may be subject to adverse tax consequences under Section 409A (“Section 409A”) of the United States Internal Revenue Code of 1986, as amended (the “Code”).  Furthermore, California has adopted, and possibly other states have adopted or are in the process of adopting, laws similar to Section 409A.  Consequently, you may also be subject to adverse tax consequences under state law provisions.  These consequences include income inclusion in the calendar year of vesting, an additional 20% federal penalty tax, a potential state penalty tax (for example, 20% in California) and interest charges.  If you elect to participate in this offer, your eligible options should no longer be subject to the adverse tax consequences under Section 409A.

You are an “eligible employee” only if:

•                  you are an employee of Marvell Technology Group Ltd. or our subsidiaries (collectively referred to as “Marvell,” the “Company,” “we,” “our” or “us”) as of the last date on which this offer remains open for acceptance,

•                  you are subject to taxation in the United States,

•                  as of the last date on which this offer remains open for acceptance, you are not and have never been an officer or director of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and

•                  you are a holder of an eligible option.

An option to purchase common stock is eligible for this offer (“eligible option”) only to the extent that each of the following conditions is met:

•                  the option was granted under the Marvell Technology Group Ltd. 1995 Stock Option Plan (the “Marvell Stock Plan”);

•                  it has been determined that the option may have an original exercise price per share that was less than the fair market value per share of the common stock of Marvell underlying the option on the option’s grant date, as determined by Marvell for financial reporting purposes (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•                  the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion of the grant may be an “eligible option”); and

•                  the option is outstanding as of the last time and date on which this offer remains open for acceptance.

If you wish to participate in this offer, you must accept the offer with respect to all of your eligible options listed on your Addendum, including any options which are legally, but not beneficially, owned by you.  Please note that because you are the legal owner of an eligible option, Marvell will respect an election properly made by you and accepted by Marvell and will not be responsible to you or any beneficial owner of the eligible option for any errors made by you with respect to such an election.

If you accept this offer:

1.             Each eligible option will be amended to increase the exercise price per share to the fair market value of a share of the common stock of Marvell on the measurement date of such eligible option for financial reporting purposes (the “new exercise price”).  If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price.  Your Addendum will list the original exercise price of your eligible options, as well as the new exercise price such options will have, should you accept this offer with respect to those options; and

2.             In addition, if you remain a Marvell employee through Marvell’s first payroll date in calendar year 2008, for each option amended pursuant to the offer, you will receive a grant of RSUs under the Marvell Stock Plan and/or a cash payment (except that if you do not remain a Marvell employee through such date, you will not be eligible to receive RSUs and may receive a cash payment instead, as described below), as follows:

•                  The number of RSUs to be granted is determined by a number, rounded up to the nearest whole number, that is the quotient of: (a) the product of: (i) the difference between the new exercise price and original exercise price of such option (the “exercise price increase”) and (ii) the number of shares subject to the option that were amended pursuant to the offer (we refer to such product as the “aggregate exercise price increase”), divided by (b) the closing sale price of Marvell common stock on the expiration date of the offer (we refer to this quotient as the “RSU number”).  With respect to each option for which the RSU number is equal to or greater than twenty (20) RSUs (the “minimum RSU number”), you will receive a grant of a number of RSUs equal to the RSU number.

The RSUs are subject to a vesting schedule that matches the vesting schedule of the option that is amended pursuant to the offer.  For each month that the amended option is scheduled to vest, the respective RSUs will vest on the 15th day of such month. Vesting of your amended option and RSUs is subject to your continued employment with Marvell through each relevant vesting date.  To the extent any portion of the RSU grant is vested on the date of grant, such grant will be settled immediately at the time of grant, subject to any applicable tax withholdings.  RSUs will have a purchase price equivalent to the par value of Marvell common stock which is $0.002 per share.  Such purchase price will be deemed paid through your provision of services to Marvell.

Your Addendum will list the number of unexercised shares subject to your option and the aggregate exercise price increase, if you elect to amend your option pursuant to the offer, that you will receive as a grant of RSUs on Marvell’s first payroll date in calendar year 2008, provided you are an employee of Marvell on such date.  RSUs will be granted under the Marvell Stock Plan and subject to the terms and conditions of such plan and respective restricted stock unit agreement.

However, if you do not remain a Marvell employee through Marvell’s first payroll date in calendar year 2008, you will receive a cash payment on Marvell’s first payroll date in calendar year 2008, with respect to each amended option that would have had an applicable minimum RSU number of at least 20 RSUs, that is the product of: (a) the exercise price increase (that is, the new exercise price minus the original exercise price), and (b) the number of shares subject to the amended option that were vested as of the date your employment with Marvell terminated.  You will not receive a grant of RSUs, regardless of whether the aggregate exercise price increase of your amended option would result in an RSU number that meets or exceeds the minimum RSU number.

•                  Alternatively, for each option amended pursuant to the offer, if the RSU number is less than twenty (20) RSUs, which is the minimum RSU number, you will not receive a grant of RSUs and you will receive instead a cash payment equal to the aggregate exercise price increase, less applicable tax withholdings.  Such cash payment will be made on Marvell’s first payroll date in calendar year 2008, regardless of whether you are employed with Marvell on such date.

Your Addendum will list the number of unexercised shares subject to your option and the consideration you will be entitled to receive should you accept this offer with respect to all of your eligible options.

Receipt of Amended Options and Grants of RSUs and/or Cash Payments

If you elect to participate in the offer, you will receive an amended option for each eligible option listed on your Addendum and each such eligible option will be amended on the date that this offer expires (but following the expiration of the offer, which is expected to be December 12, 2007at 9:00 p.m. Pacific Time).  Promptly following the expiration of the offer, you will receive a document entitled “Right to RSU Grant and/or Payment and Option Amendment” evidencing the amendment of your eligible options.  Each amended option will be subject to the terms and conditions of the Marvell Stock Plan under which the original option was granted and as amended in accordance with this offer.  Any amended option you receive will continue to be subject to the same vesting schedule as the original option.  If you do not receive a Right to RSU Grant and/or Payment and Option Amendment within seven U.S. business days after the expiration date, please e-mail stockadmin@marvell.com.

In addition, the “Right to RSU Grant and/or Payment and Option Amendment” will evidence your right to receive a grant of RSUs (subject to your continued employment with Marvell through each relevant vesting date, as applicable) and/or cash payment, as applicable.  RSU grants, if any, will be made on the first payroll date in calendar year 2008 under the Marvell Stock Plan and subject to the terms and conditions of such plan and respective restricted stock unit agreement.  Cash payments, if any, will be made on Marvell’s first payroll date in calendar year 2008.  Note that your RSUs, to the extent vested on the date of grant, and/or your cash payments are subject to applicable tax withholdings and your unvested RSUs will become subject to applicable tax withholdings as they vest (as applicable).

Other Matters

The offer is not conditioned upon this offer being accepted with respect to a minimum number of the outstanding eligible options, but the offer is subject to customary conditions, which we describe in Section 7 of this Offer to Amend.  You are not required to accept this offer.  However, if you do not accept this offer, you may be subject to adverse tax consequences.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “MRVL.”  On November 7, 2007, the closing sale price of our common stock was $18.36 per share as reported on the Nasdaq Global Select Market.  You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 19 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT—ACTION ITEMS TO PARTICIPATE

If you wish to participate in this offer, you must log on to Marvell’s website at https://amend409options.marvell.com/stockselfservice/login.aspx and complete and submit the election form before 9:00 p.m. Pacific Time, on December 12, 2007.  In order to submit such form, you will be required to acknowledge your agreement to all of the terms of the offer as set forth in the offer documents.  If you are not able to submit your election via Marvell’s website or would prefer to submit a hard copy of your election, you must print, complete and sign the election form, and fax it to (415) 796-1073 before 9:00 p.m. Pacific Time, on December 12, 2007.  Only responses that are complete and actually received by Marvell by the deadline will be accepted.  Responses may be submitted only via Marvell’s website or fax.  Responses submitted by any other means, including e-mail, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.  Responses that are received after the deadline will not be accepted.  The delivery of election forms is at your risk.  Marvell intends to confirm the receipt of your election form by e-mail within two U.S. business days.  If you have not received an e-mail confirmation that Marvell has received your response, we recommend that you confirm that we have received your election form.  If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail stockadmin@marvell.com.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer.  Any representation to the contrary is a criminal offense.

Marvell has engaged a third party to prepare communications regarding this offer and to provide general tax information to eligible employees with respect to this offer.  The third party will not provide tax advice specific to an individual’s circumstances or make any recommendation.  We recommend that you discuss the personal tax consequences of this offer with a financial, legal and/or tax advisor.  If you have general questions about the offer or tax information about this offer, we recommend that you review the employee presentation materials which are available at https://amend409options.marvell.com/stockselfservice/login.aspx or submit a question using the “Ask a Question” link at such Internet address.  You may also submit general questions about the terms of this offer via e-mail to stockadmin@marvell.com.

Offer to Amend the Exercise Price of Certain Options, dated November 13, 2007.

You should rely only on the information contained in this Offer to Amend or documents to which we have referred you.  We have not authorized anyone to provide you with different information.  We recommend that you consult with a financial, legal and/or tax advisor regarding any tax consequences, including any state tax consequences.  Although our board of directors has approved this offer, neither we nor our board of directors make any recommendation as to whether you should accept this offer.  The decision to participate in the offer must be your own, after taking into account your personal circumstances and preferences.  We are not making an offer of the RSUs and/or cash consideration or amended options in any jurisdiction in which the offer is not permitted.  We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.  You should not assume that the information provided in this Offer to Amend is accurate as of any date other than the date as of which is shown, or if no date is otherwise indicated, the date of this offer.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS		2
RISKS OF PARTICIPATING IN THE OFFER		13
THE OFFER		13
1.	Eligibility	13
2.	Number of options and amount of consideration; expiration date	13
3.	Purpose of the offer	13
4.	Procedures for electing to participate in this offer	13
5.	Withdrawal rights and change of election	13
6.	Acceptance of options for amendment, issuance of RSU grants, cash payments, and amended options	13
7.	Conditions of the offer	13
8.	Price range of shares underlying the options	13
9.	Source and amount of consideration; terms of amended options	13
10.	Information concerning the Company	13
11.	Interests of directors and executive officers; transactions and arrangements concerning the options	13
12.	Status of options amended by us in the offer; accounting consequences of the offer	13
13.	Legal matters; regulatory approvals	13
14.	Material United States federal income tax consequences	13
15.	Extension of offer; termination; amendment	13
16.	Fees and expenses	13
17.	Additional information	13
18.	Financial statements	13
19.	Miscellaneous	13

SCHEDULE A - Information Concerning the Executive Officers and Directors of Marvell Technology Group Ltd.		A-1
SCHEDULE B - Summary Financial Statements of Marvell Technology Group Ltd. and Subsidiaries		B-1
SCHEDULE C - Guide to Tax Issues in India		C-1
SCHEDULE D - Guide to Tax Issues in Israel		D-1
SCHEDULE E - Guide to Tax Issues in Singapore		E-1
SCHEDULE F - Guide to Tax Issues in Taiwan		F-1

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer.  You should carefully read this entire Offer to Amend, the accompanying e-mail from Michael Rashkin, dated November 13, 2007, and the election form together with their associated instructions.  This offer is made subject to the terms and conditions of these documents as they may be amended.  The information in this summary is not complete.  Additional important information is contained in the remainder of this Offer to Amend and the other offer documents.  We have included in this summary references to other sections in this Offer to Amend to help you find a more complete description of these topics.

		Page

Q1.	Why is Marvell making this offer?	4
Q2.	What is the offer?	4
Q3.	Who is eligible to participate in this offer?	5
Q4.	Which options are eligible for amendment in this offer?	5
Q5.	How do I participate in this offer?	5
Q6.	If I participate in the offer, am I required to accept the offer with respect to all of my eligible options?	7
Q7.	If I participate in the offer, what will happen to my current eligible options?	7
Q8.	What will I receive if I accept the offer with respect to my eligible options?	7
Q9.	When will I receive my amended options?	9
Q10.	When will I receive my RSU grant?	10
Q11.	Are my RSUs subject to a vesting schedule?	10
Q12.	If I receive a cash payment instead of a grant of RSUs, when will I receive my cash payment and is it subject to vesting?	10
Q13.	Why won’t I receive my RSUs and/or cash payment immediately following the expiration of the offer?	11
Q14.	Will I be taxed on my RSUs?	11
Q15.	Will I be taxed on the cash payment?	11
Q16.	How will tax withholding obligations be satisfied with respect to my RSUs?	11
Q17.	Am I required to participate in this offer?	12
Q18.	Once my options are accepted for amendment, is there anything I must do to receive the amended options?	12
Q19.	Once my options are accepted for amendment, is there anything I must do to receive the grant of RSUs and/or cash payment?	12
Q20.	What will be the purchase price of my RSUs?	12
Q21.	When will my amended options vest?	12
Q22.	Will the terms and conditions of my amended options be the same as my original options?	12
Q23.	Will the terms and conditions of my RSUs be the same as my options?	12
Q24.	What happens to my options if I elect to participate in the offer with respect to my eligible options but then exercise those options before the expiration of the offer?	12
Q25.	What happens to my options if I elect to participate in the offer but then my employment with the Company terminates before the expiration of the offer?	13
Q26.	What happens to my options if I do not submit my election form by the deadline, choose not to participate or my options are not accepted?	13
Q27.	Are there any positive or negative tax consequences to my participation in the offer?	13
Q28.	If I choose to participate in this offer, are there circumstances under which my eligible options would be amended but I would not receive a grant of RSUs and/or cash payment for them?	14
Q29.	What happens to my amended option if I elect to participate in the offer but then my employment with the Company terminates after the expiration of the offer?	14
Q30.	What happens to my grant of RSUs and/or cash payment if I elect to participate in the offer but then my employment with the Company terminates after the expiration of the offer?	15
Q31.	How will Marvell confirm to me that my election form has been received?	15
Q32.	Can I accept this offer with respect to shares of Marvell common stock that I previously acquired upon exercise of options?	15
Q33.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?	15
Q34.	Is this a repricing of options?	15
Q35.	How does Marvell determine whether I have properly accepted this offer?	15
Q36.	When will my amended options expire?	15
Q37.	Will I receive any paperwork indicating my options have been amended?	16
Q38.	Will I receive a restricted stock unit agreement?	16
Q39.	Are there any conditions to this offer?	16

Q40.	If you extend the offer, how will you notify me?	16
Q41.	How will you notify me if the offer is changed?	16
Q42.	Can I change my mind and withdraw from this offer?	16
Q43.	How do I withdraw my election?	16
Q44.	What if I reject the offer and then decide again that I want to participate in this offer?	17
Q45.	Can I change my mind about which options I want to accept with respect to this offer?	17
Q46.	How should I decide whether or not to accept this offer with respect to my eligible options?	17
Q47.	What does the Company recommend with respect to this offer?	17
Q48.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	18
Q49.	Will my amended options remain nonstatutory stock options for United States tax purposes?	18
Q50.	Does Section 409A affect Employee Stock Purchase Plan (ESPP) shares, restricted stock or Marvell’s existing restricted stock units?	18
Q51.	Whom can I contact if I need to confirm Marvell’s receipt of my election form, I have questions about the offer, or I need additional copies of the offer documents?	18

Q1.         Why is Marvell making this offer?

A1.          Marvell has determined that certain options granted under the Marvell Stock Plan may have been issued with an exercise price less than the fair market value of the underlying Marvell common stock on the date of grant, as determined by Marvell, for financial reporting purposes.  Section 409A provides that the portion of options that were granted at a discount and vest after December 31, 2004, could subject such eligible employees to unfavorable tax consequences.  If the eligible options are amended, the unfavorable tax consequences as described in Section 14 of this Offer to Amend that may apply, should be eliminated.  (See Sections 3 and 14)

Q2.         What is the offer?

A2.          This offer is a voluntary opportunity for eligible employees to elect to have certain outstanding options amended to increase the option’s exercise price and receive a grant of RSUs (subject to continued employment with Marvell through each relevant date) and/or cash payment to offset such increase.  This opportunity is described in the following questions and answers, and in the remainder of this Offer to Amend.  We believe this amendment will eliminate certain potential unfavorable tax consequences to eligible employees.  (See Sections 3 and 14 and Schedules C through F.)

Terms Used in the Offer

The following are some terms that are frequently used in this Offer to Amend.

•                  “Addendum” refers to the document that will be provided to each eligible employee.  The Addendum will list eligible options and, for each eligible option, will list the original exercise price, the number of unexercised shares subject to the option, the new exercise price if the option is amended and the aggregate exercise price increase.

•                  “aggregate exercise price increase” refers to, with respect to each amended option, the product of: (1) the difference between the new exercise price and the original exercise price, and (2) the number of shares subject to the option that were amended pursuant to the offer.

•                  “amended options” refers to eligible options that are amended pursuant to this offer.  If only a portion of your option vested or is scheduled to vest after December 31, 2004, then only that portion of the option may be an amended option, if the option is amended pursuant to the offer.

•                  “amendment date” refers to the date when the eligible options with respect to which you accept this offer will be amended to reflect the new exercise price.  We expect that the amendment date will be December 12, 2007, which is the same date as the expiration date of the offer.  If the expiration date is extended, then the amendment date will be similarly changed to the new expiration date.

•                  “Marvell Stock Plan” refers to the Marvell Technology Group Ltd. Amended and Restated 1995 Stock Option Plan.

•                  “eligible employee” refers to all individuals who: (1) are subject to United States taxation, (2) are employees of Marvell as of the last date on which this offer remains open for acceptance, (3) as of the expiration date, are not and have never been officers or directors of the Company for purposes of Section 16 of the Exchange Act, and (4) hold eligible options.

•                  “eligible options” refers to all options with respect to which you may accept this offer to amend the exercise price of such options and receive cash payments, as described in Question and Answer 4 and Section 1 of the Offer to Amend.

•                  “Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•                  “executive officers” refers to those officers of Marvell listed on Schedule A of this Offer to Amend, including those who are officers for purposes of Section 16 of the Exchange Act.

•                  “expiration date” refers to the date that this offer expires.  The expiration date will be December 12, 2007at 9:00 p.m. Pacific Time, unless the offer is extended.  We may extend the expiration date at our discretion.  If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•                  “minimum RSU number” refers to, with respect to each option that is amended pursuant to this offer, the minimum number that the RSU number must be in order for a grant of RSUs to be made in exchange for amending such option.  The minimum RSU number is 20 RSUs.

•                  “new exercise price” refers to the exercise price per share at which amended options may be exercised to purchase Marvell common stock.  An amended option’s new exercise price will be equal to the fair market value of a share of Marvell common stock on the measurement date of such eligible option for financial reporting purposes.  Your Addendum will list the new exercise price for each of your eligible options should you accept this offer with respect to such options.

•                  “offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date.  This period will commence on November 13, 2007, and end at 9:00 p.m. Pacific Time, on December 12, 2007, unless the offer is extended.

•                  “option” refers to an option to purchase one or more shares of our common stock.

•                  “original exercise price” refers to the original exercise price of an eligible option as described in Question and Answer 4.  Your Addendum will list the original exercise price of each of your eligible options.

•                  “RSU number” refers to, with respect to each option, a number, rounded up to the nearest whole number, that is the quotient of: (1) the aggregate exercise price increase, divided by (2) the closing sale price of Marvell common stock on the amendment date of the offer.

•                  “Section 409A” refers to Section 409A of the United States Internal Revenue Code of 1986, as amended, and the final and proposed tax regulations under the American Jobs Creation Act of 2004.

Q3.         Who is eligible to participate in this offer?

A3.          You may participate in this offer if you: (1) are an employee of Marvell as of the last date on which this offer remains open for acceptance, (2) are subject to taxation in the United States, (3) are not and have never been, as of the expiration date, an officer or director of the Company for purposes of Section 16 of the Exchange Act, and (4) hold an eligible option, as described in Question and Answer 4.  (See Sections 1 and 2)

None of our executive officers or directors, as listed in Schedule A of this Offer to Amend, are eligible to participate in this offer.

Q4.         Which options are eligible for amendment in this offer?

A4.          An option to purchase common stock is an eligible option under this offer only if each of the following conditions is met:

•                  The option was granted under the Marvell Stock Plan;

•                  The option had an original exercise price per share that may have been less than the fair market value per share of the common stock underlying the option on the option’s grant date, as determined by Marvell, for financial reporting purposes (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•                  The option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion of the grant may be an “eligible option”); and

•                  The option is outstanding as of the last date on which this offer remains open for acceptance.

Note that to the extent you hold Marvell options that do not meet all of the conditions set forth above, such options will not be eligible for amendment pursuant to this offer.

Q5.         How do I participate in this offer?

A5.          If you choose to participate in this offer, you must take one of the following actions before 9:00 p.m. Pacific Time, on December 12, 2007(the expected expiration date):

1.             Use your Windows login name, Windows login password and employee identification number to access Marvell’s website at the Internet address: https://amend409options.marvell.com/stockselfservice/login.aspx.

2.             Properly complete and submit the election form via Marvell’s website before 9:00 p.m. Pacific Time, on December 12, 2007, by:

A.            Choosing one of the three alternatives for satisfying the tax withholding obligations that arise upon vesting of RSUs, if any (see Question and Answer 16);

B.            Selecting the “ACCEPT” box and the “Acknowledge and Agree” box after you have read the election form terms and conditions; and

C.            Selecting the “Submit” button at the bottom of the election form.  Alternatively, you may submit your election form via fax by doing the following:

1.             Use your Windows login name, Windows login password and employee identification number to access Marvell’s website at the Internet address: https://amend409options.marvell.com/stockselfservice/login.aspx.

2.             Print the entire election form, including the election form terms and conditions.

3.             Properly complete the election form by:

A.            Choosing one of the three alternatives for satisfying the tax withholding obligations that arise upon vesting of RSUs, if any (see Question and Answer 16);

B.            Selecting the “ACCEPT” box and “Acknowledge and Agree” box after you have read the election form terms and conditions; and

C.            Signing and dating the election form.

4.             Fax the properly completed election form to Marvell Stock Administration at the fax number: (415) 796-1073.  Marvell must receive your properly completed and submitted election form before 9:00 p.m. Pacific Time, on December 12, 2007.

If you are unable to print your election form from Marvell’s website, you may e-mail stockadmin@marvell.com to receive a paper election form.

If you participate in this offer, you will be required to accept the offer with respect to the entire eligible portion of all of your eligible options listed on your Addendum, including any options which are legally, but not beneficially, owned by you.  You will not be permitted to participate in the offer if you hold more than one eligible option and wish to accept the offer only with respect to some, but not all, of your eligible options.  To help you determine your outstanding eligible options and to give you the tools to make an informed decision, we will provide you with an Addendum listing your eligible options, the new exercise price that will apply if the eligible options are amended and the aggregate exercise price increase, should you accept this offer with respect to all of your eligible options.  If you hold an option that is not listed on the Addendum, the option is not an eligible option.

This is a one-time offer, and we will strictly enforce the election period.  We reserve the right to reject any election to accept this offer that we determine is not in appropriate form or that we determine is unlawful to accept.  Subject to the terms and conditions of this offer, we will accept all eligible options with respect to which a proper election has been made promptly after the expiration of this offer.  (See Section 4)

Your election to participate becomes irrevocable at 9:00 p.m. Pacific Time, on December 12, 2007, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date.  The only exception is that if we have not accepted your election before 9:00 p.m. Pacific Time on January 10, 2008, you may withdraw your election at any time thereafter until we accept your election.

We may extend this offer.  If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m. Pacific Time, on the U.S. business day following the previously scheduled expiration date.

If you wish to participate in this offer, you must log on to Marvell’s website at https://amend409options.marvell.com/stockselfservice/login.aspx and complete and submit the election form before

9:00 p.m. Pacific Time, on December 12, 2007.  In order to submit such form, you will be required to acknowledge your agreement to all of the terms of the offer as set forth in the offer documents.  If you are not able to submit your election form via Marvell’s website or would prefer to submit your election form by fax, you must print, complete, sign and date an election form, and fax it to (415) 796-1073 before 9:00 p.m. Pacific Time, on December 12, 2007.  Only election forms that are complete and actually received by the Company by the deadline will be accepted.  Election forms may be submitted only via Marvell’s website or fax.  Election forms submitted by any other means, including e-mail, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.  Election forms that are received after the deadline will not be accepted.

The delivery of election forms is at your risk.  Marvell intends to confirm the receipt of your election form by e-mail within two U.S. business days.  If you have not received an e-mail confirmation that Marvell has received your election form, we recommend that you confirm that we have received your election form.  If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail stockadmin@marvell.com.

Q6.         If I participate in the offer, am I required to accept the offer with respect to all of my eligible options?

A6.          Yes.  If you participate in this offer, you will be required to accept the offer with respect to the entire eligible portion of all of your eligible options listed on your Addendum, including any options which are legally, but not beneficially, owned by you.  You will not be permitted to participate in the offer if you hold more than one eligible option and wish to accept the offer only with respect to some, but not all, of your eligible options.  Please note that because you are the legal owner of an eligible option, Marvell will respect an election properly made by you and accepted by Marvell and will not be responsible to you or any beneficial owner of the eligible option for any errors made by you with respect to such an election.  Any attempt to accept this offer with respect to only a portion of your eligible options will be null and void.

Employee Election Example

If you hold: (1) an eligible option to purchase 1,000 shares of Marvell common stock that vested after December 31, 2004 and which you have exercised with respect to 700 shares; and (2) an eligible option to purchase 500 shares, of which 100 shares vested on or prior to December 31, 2004, you have the following alternatives with respect to this offer:

•                  Accept the offer with respect to: (1) all 300 shares of your first option and (2) the 400 shares of your second option that vested after December 31, 2004; or

•                  Do not accept the offer with respect to any of your eligible options.

These are your only choices in this example.

Q7.         If I participate in the offer, what will happen to my current eligible options?

A7.          If you elect to participate in the offer, your eligible options will be amended on the same day as the expiration date (but following the expiration of the offer).  The expiration date will be December 12, 2007, unless the offer period is extended.  In addition, as of that same date, you will become entitled to receive the grant of RSUs (subject to your continued employment with Marvell through each relevant date) and/or cash payment described below, subject to any applicable tax withholding.  (See Question and Answer 8)

The amended option will continue to be subject to the terms and conditions of the Marvell Stock Plan under which the original option was granted as amended in accordance with this offer.  (See Section 6)

Q8.         What will I receive if I accept the offer with respect to my eligible options?

A8.          If you participate in this offer:

1.             Your eligible option (as described in Question and Answer 4) will be amended to increase the exercise price per share to the new exercise price.  The new exercise price will be the fair market value of a share of Marvell common stock on the measurement date of the eligible option for financial reporting purposes.

If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price.  The portion that vested on or before December 31, 2004 is not subject to the adverse tax consequences that this offer is designed to allow you to avoid and so that portion of the option grant will not be eligible for amendment.  Instead, the portion of any option grant that vested on or before December 31, 2004 will remain outstanding in accordance with its original terms, including its original exercise price.

Your Addendum will list the original exercise price of your eligible options, as well as the new exercise price of such options, should you accept this offer with respect to those options.

2.             In addition, if you remain a Marvell employee through Marvell’s first payroll date in calendar year 2008, for each option amended pursuant to the offer, you will receive a grant of RSUs under the Marvell Stock Plan and/or a cash payment (except that if you do not remain a Marvell employee through such date, you will not be eligible to receive RSUs and may receive a cash payment instead, as described below), as follows:

•                  The number of RSUs is determined by a number, rounded up to the nearest whole shares, that is the quotient of: (a) the product of: (i) the difference between the new exercise price and original exercise price of such option (the “exercise price increase”) and (ii) the number of shares subject to the option that were amended pursuant to the offer (we refer to such product as the “aggregate exercise price increase”), divided by (b) the closing sale price of Marvell common stock on the amendment date of the offer (we refer to this quotient as the “RSU number”).  With respect to each eligible option that is amended pursuant to this offer for which the respective RSU number is equal to or greater than twenty (20) RSUs, you will receive a grant of a number of RSUs equal to the RSU number.  The RSUs are subject to a vesting schedule, as described in Question and Answer 11.  To the extent any portion of the RSU grant is vested on the date of grant, the RSU grant will be settled immediately at grant, subject to any applicable tax withholdings.  (See Question and Answer 16 for a description of the tax withholding election you may make with respect to your RSU grant, if any.)

Your Addendum will list the number of unexercised shares subject to your option and the aggregate exercise price increase, if you elect to amend your option pursuant to the offer, that you will receive as a grant of RSUs on the first payroll date in calendar year 2008, subject to your continued employment with Marvell through each relevant date.

However, if you do not remain a Marvell employee through Marvell’s first payroll date in calendar year 2008, you will receive a cash payment on Marvell’s first payroll date in calendar year 2008, with respect to each amended option that would have had an applicable minimum RSU number of at least 20 RSUs, that is the product of: (a) the exercise price increase (that is, the new exercise price minus the original exercise price), and (b) the number of shares subject to the amended option that were vested as of the date your employment with Marvell terminated.  You will not receive a grant of RSUs, regardless of whether the aggregate exercise price increase of your amended option would result in an RSU number that meets or exceeds the minimum RSU number.

•                  Alternatively, for each option amended pursuant to the offer, if the RSU number is less than twenty (20) shares, you will not receive a grant of RSUs and you will receive instead a cash payment equal to the aggregate exercise price increase, less applicable tax withholdings.  Such cash payment will be made on Marvell’s first payroll date in calendar year 2008.  (See Question and Answer 12)

Note that your RSU grant, to the extent vested on the date of grant, and/or cash payment is subject to any applicable tax withholdings and your unvested RSUs will become subject to applicable tax withholdings as they vest (as applicable).

Eligible Option Example

The following example is for illustration purposes only:

You were issued an option to purchase 1,500 shares of Marvell common stock with an original exercise price equal to $8.50 per share on December 5, 2003 (“Option 1”) and another option to purchase 900 shares of Marvell common stock with an original exercise price equal to $18.80 per share on July 30, 2005 (“Option 2”).  Assume Marvell’s first payroll date in calendar year 2008 is January 15, 2008.

Option 1

Of the 1,500 shares subject to Option 1, 300 shares vested on or before December 31, 2004. Your option vests with respect to 1/5th of the total number of shares subject to the option on the first anniversary of the grant date and thereafter in monthly installments of 1/60th of the total number of shares over the following four years.  On the date that Marvell determined the option was actually granted for financial accounting purposes (that is, on the option’s measurement date for financial accounting purposes), the fair market value of Marvell common stock was $9.50 per share.  As of the expiration date of the offer, you exercised none of the shares subject to the option.  Option 1 will be an eligible option with respect to 1,200 shares

(the 300 shares which vested on or before December 31, 2004 are not subject to Section 409A and therefore are not eligible).  If you accept this offer, pursuant to the terms of the offer:

1.             1,200 shares subject to Option 1 will be amended to increase the exercise price to $9.50 per share.  875 of the 1,200 shares subject to the amended option will be vested as of the amendment date, and the remaining 325 shares subject to the amended option that are unvested will continue to be subject to the same vesting schedule as the original eligible option.

2.             In addition, provided you remain a Marvell employee through Marvell’s first payroll date of January 15, 2008, a total of 925 shares subject to the amended option will be vested as of such date.  The aggregate exercise price increase of Option 1 is $1,200.00 (the new exercise price of $9.50 minus the original exercise price of $8.50, multiplied by 1,200 shares that were amended).  On the amendment date, the closing sale price of Marvell common stock is $20.05 per share.  You will receive a grant of 60 RSUs (the aggregate exercise price increase of $1,200.00 divided by the closing sale price of $20.05, rounded up to the nearest whole share), subject to vesting and any applicable tax withholdings.  The shares subject to the RSU will vest in accordance with the same vesting schedule as the original eligible option, except that for each month that the amended option is scheduled to vest, the respective RSUs will vest on the 15th day of such month.  Vesting of your amended option and RSUs is subject to your continued employment with Marvell through each relevant date.  (See Question and Answer 11 for a description of the RSU vesting schedule.)

3.             Alternatively, if you do not remain a Marvell employee through Marvell’s first payroll date in calendar year 2008, you will not receive a grant of RSUs, but instead will receive a cash payment on Marvell’s first payroll date in calendar year 2008.  Assume that you terminated your employment with Marvell on December 15, 2007 and as of such date, 900 shares of your amended option were vested.  The cash payment amount is $900.00 (the new exercise price of $9.50 minus the original exercise price of $8.50, multiplied by 900 shares).

Option 2

On July 30, 2005, you were issued another option to purchase 900 shares of Marvell common stock with an original exercise price equal to $18.80 per share.  Your option vests with respect to 1/5th of the total number of shares subject to the option on the first anniversary of the grant date and thereafter in monthly installments of 1/60th of the total number of shares over the following four years.  On the option’s grant date, the fair market value of Marvell common stock was $19.00 per share.  None of the shares vested on or before December 31, 2004.  In April 2007, you exercised 250 shares of the option such that, as of the expiration date of the offer, 650 shares subject to the option remain outstanding.  Option 2 will be an eligible option with respect to 650 shares.  If you accept this offer, pursuant to the terms of the offer:

1.             650 shares subject to Option 2 that are outstanding will be amended to increase the exercise price to $19.00 per share.  155 of the 650 shares subject to the amended option will be vested as of the amendment date and the remaining 495 shares subject to the amended option will continue to be subject to the same vesting schedule as the original eligible option.

2.             In addition, provided you remain a Marvell employee through Marvell’s first payroll date of January 15, 2008, a total of 185 shares subject to the amended option will be vested as of such date.  The aggregate exercise price increase of Option 2 is $130.00 (the new exercise price of $19.00 minus the original exercise price of $18.80, multiplied by 650 shares subject to the option that is amended pursuant to the offer).  On the amendment date, the closing sale price of Marvell common stock is $20.05 per share.  The number of RSUs that could be granted would be 7 RSUs (the aggregate exercise price increase of $130.00 divided by the closing sale price of $20.05, rounded up to the nearest whole number), which is less than 20 RSUs, the minimum number that the RSU number must be in order for a grant of RSUs to be made for each amended option.  Consequently, you will receive the aggregate exercise price increase of $130.00 as a cash payment on January 15, 2008.  (See Question and Answer 12.)

Q9.         When will I receive my amended options?

A9.          If you elect to participate in the offer, your eligible options will be amended on the amendment date (following the expiration of the offer).  The amendment date will be the same date on which this offer expires.  We expect the amendment date will be December 12, 2007.  If the expiration date of the offer is delayed, the amendment date will be similarly delayed.  Promptly after the expiration of the offer, you will receive a “Right to RSU Grant and/or Payment and Option Amendment” evidencing the amendment of the options you elected to amend.  (See Section 6)

If you do not receive a “Right to RSU Grant and/or Payment and Option Amendment” within seven U.S. business days after the expiration date, please e-mail stockadmin@marvell.com.

Q10.       When will I receive my RSU grant?

A10.        If your options are amended pursuant to the offer, you will receive a “Right to RSU Grant and/or Payment and Option Amendment” evidencing your right to receive a grant of RSUs (subject to your continued employment with Marvell through each relevant date) and/or cash payment, as applicable.  RSU grants owed to you (if any) will be made on the first payroll date in calendar year 2008 and subject to a vesting schedule as described in Question and Answer 11.  Cash payments made in lieu of RSU grants will be paid on the first payroll date in calendar year 2008, as described in Question and Answer 12.  Your RSUs, if any, are subject to applicable tax withholdings at the time of vesting and your cash payments, if any, are subject to applicable tax withholdings at the time they are made.  (See Section 6)

Q11.       Are my RSUs subject to a vesting schedule?

A11.        Yes.  Your grant of RSUs, if any, which you receive in exchange for agreeing to amend your eligible option pursuant to this offer is subject to the same vesting schedule as such amended option.  For each month that the amended option is scheduled to vest, the respective RSUs will vest on the 15th day of such month.  Vesting of your amended option and RSUs is subject to your continued employment with Marvell through each relevant date.

RSU Vesting Schedule Example:

The following example is for illustration purposes only:

On December 5, 2003, you were granted an option to purchase 1,500 shares of Marvell common stock with an original exercise price equal to $8.50 per share.  Your option vests with respect to 1/5th of the total number of shares subject to the option on the first anniversary of the grant date and thereafter in monthly installments of 1/60th of the total number of shares over the following four years.  Of the number of shares subject to the option, 300 shares vested on or before December 31, 2004.  On the option’s measurement date for financial accounting purposes, the fair market value of Marvell common stock was $9.50 per share.  As of the expiration date of the offer, you exercised none of the shares subject to the option.  The closing sale price of Marvell common stock on the expiration date is $20.05 per share and Marvell’s first payroll date in calendar year 2008 is January 15, 2008.

Pursuant to the offer, your option was amended to increase the exercise price to $9.50 per share and if you remain a Marvell employee through Marvell’s first payroll date in calendar year 2008, you will receive a grant of 60 RSUs, subject to any applicable tax withholdings.  (See the Option 1 example under Question and Answer 8.)  If you receive the RSU grant on such date, your RSUs will vest in accordance with the following vesting schedule:

Vesting Date of Amended Option*	Number of Shares Subject to Amended Option to Vest*	Vesting Date of RSU	Number of Shares Subject to RSU to Vest**
December 5, 2004	300	—	—
The 5th day of each month in calendar year 2005	300 total	First payroll date in calendar year 2008	15
The 5th day of each month in calendar year 2006	300 total	First payroll date in calendar year 2008	15
The 5th day of each month in calendar year 2007	300 total	First payroll date in calendar year 2008	15
The 5th day of each month in calendar year 2008	300 total	The 15th day of each month in calendar year 2008	15 total

* Your amended option will remain subject to the same vesting schedule as the original eligible option.

** Although not illustrated above, your grant of RSUs is subject to applicable tax withholdings for the vested RSUs on the date of grant and with respect to the remaining RSUs, Marvell will make any applicable tax withholdings as such RSUs vest. (See Questions and Answers 14 and 16.)

Q12.       If I receive a cash payment instead of a grant of RSUs, when will I receive my cash payment and is it subject to vesting?

A12.        If you receive a cash payment in lieu of a grant of RSUs (as a result of the RSU number for such amended option not meeting the required minimum RSU number), in exchange for amending your eligible option pursuant to the offer, your cash payment will be made on Marvell’s first payroll date in calendar year 2008.  Such cash payment is not subject to your continued employment with Marvell through such date.

Cash Payment Example:

The following example is for illustration purposes only:

On July 30, 2005, you were issued an option to purchase 900 shares of Marvell common stock with an original exercise price equal to $18.80 per share.  On the option’s measurement date for financial accounting purposes, the fair market value of Marvell common stock was $19.00 per share.  None of the shares vested on or before December 31, 2004.  Prior to the expiration of the offer, you exercised 250 shares of the option such that as of the expiration date, 650 shares subject to the option remain exercisable and outstanding.  Assume in this example that Marvell’s first payroll date in calendar year 2008 is January 15, 2008.

Pursuant to the offer, your option with respect to 650 shares was amended to increase the exercise price to $19.00 per share.  In lieu of receiving a grant of RSUs, you will receive a cash payment for the aggregate exercise price increase of $130.00.  (See the Option 2 example under Question and Answer 8.)  Regardless of whether you remain a Marvell employee through January 15, 2008, you will receive a cash payment of $130.00 on January 15, 2008, less any applicable tax withholdings.

Q13.       Why won’t I receive my RSUs and/or cash payment immediately following the expiration of the offer?

A13.        The tax regulations under Section 409A that allow us to offer you the opportunity to avoid unfavorable tax consequences in the United States by amending your options also impose certain requirements regarding the timing of the RSU grants and cash payments (as described in Questions and Answers 8, 9 and 10 above).  These tax regulations do not allow us to make the RSU grants and cash payments in the same calendar year in which the options are amended.  Therefore, the earliest we can make these RSU grants and cash payments to employees who participate in the offer is in 2008.  (See Section 6)

Q14.       Will I be taxed on my RSUs?

A14.        To the extent your RSUs are vested on the date of grant, you generally should be required under current law to recognize income for U.S. federal income tax purposes and Marvell should have a tax withholding obligation.  In addition, you generally should have taxable income when your RSUs vest in the future, at which times Marvell again should have tax withholding obligations.  You may also have taxable income when you sell the shares underlying the RSU.  (See Section 14)

Q15.       Will I be taxed on the cash payment?

A15.        Yes.  Cash payments should be deemed compensation income to you in the year in which it is paid.  (See Section 14)

Q16.       How will tax withholding obligations be satisfied with respect to my RSUs?

A16.        You should have taxable income when your RSUs vest, at which time typically Marvell should also have a tax withholding obligation.  You may elect one of the following alternatives for satisfying the tax withholding obligations that arise upon the vesting of your RSUs:

1.             Submit a check to Marvell within 3 business days of the date your RSUs are settled in an amount equal to the minimum statutory amount of taxes required to be withheld;

2.             Have Marvell apply the proceeds from sale of otherwise deliverable shares of Marvell common stock subject to the RSU grant to satisfy the minimum statutory amount of taxes required to be withheld. No fractional shares of Marvell common stock will be sold; to the extent any portion of the minimum statutory tax withholding obligation remains after the sale of such shares, Marvell will withhold from your paycheck such applicable amount; or

3.             Have Marvell apply the proceeds from the sale of all of the otherwise deliverable shares of Marvell common stock subject to the RSU grant to satisfy the minimum statutory amount of taxes required to be withheld and have the remaining proceeds paid to you in cash.

If you do not make a proper election with respect to the tax withholding arrangement or if you elect to submit a check to Marvell within 3 business days as described in 1 above but do not submit your check as of such required date, Marvell will apply the proceeds from sale of otherwise deliverable shares of Marvell common stock upon settlement of your RSUs, as described in 2 above.

The fair market value of the shares of Marvell common stock to be withheld or delivered for purposes of tax withholding will be determined as of the date that the taxes are required to be withheld.

Q17.       Am I required to participate in this offer?

A17.        No.  Participation in this offer is completely voluntary.  (See Section 4)  However, if you wish to participate in this offer, you will be required to accept the offer with respect to the entire eligible portion of all of your eligible options listed on your Addendum.  (See Section 2)

If you do not participate in this offer, you may be subject to certain adverse tax consequences.  Please also see Question and Answer 27 for a description of the potential tax consequences to you if you decide not to participate in the offer and instead keep your current options.  (See Section 14)

Q18.       Once my options are accepted for amendment, is there anything I must do to receive the amended options?

A18.        No.  Once the offer has expired and your election with respect to options has been accepted, your eligible options will be amended.  There is nothing that you must do to receive your amended options.  Your eligible options will be amended on the same day that the offer expires (but following the expiration of the offer).  (See Section 2)

Q19.       Once my options are accepted for amendment, is there anything I must do to receive the grant of RSUs and/or cash payment?

A19.        Promptly following the expiration of the offer, we will send you a “Right to RSU Grant and/or Payment and Option Amendment” evidencing your right to receive a grant of RSUs and/or cash payment for each option amended pursuant to the offer.  As described in Questions and Answers 8, 10, 11 and 30, receiving a grant of RSUs in exchange for amending your option pursuant to this offer is contingent on your remaining a Marvell employee through Marvell’s first payroll date in calendar year 2008.  Receiving a cash payment in lieu of a grant of RSUs (as a result of the RSU number for such amended option not meeting the required minimum RSU number) is not subject to further vesting requirements, so you will receive such cash payment, if any, on Marvell’s first payment date in calendar year 2008, regardless of whether you remain a Marvell employee through such date.  If you do not receive a Right to RSU Grant and/or Payment and Option Amendment within seven U.S. business days after the expiration date, please e-mail stockadmin@marvell.com.

Q20.       What will be the purchase price of my RSUs?

A20.        The purchase price of an RSU will be the par value of our common stock which is equal to $0.002 per share.  Such purchase price will be deemed paid through the provision of services to Marvell.  Therefore, no payment is required when these RSUs vest and are settled in Marvell common stock.

Q21.       When will my amended options vest?

A21.        If your options are amended, they will continue to vest according to the vesting schedule of your original options.  Future vesting is subject to your continued employment with Marvell through each relevant vesting date.  (See Section 9)

Q22.       Will the terms and conditions of my amended options be the same as my original options?

A22.        Yes.  Except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your original eligible options.  (See Sections 2, 9 and 14)

Q23.       Will the terms and conditions of my RSUs be the same as my options?

A23.        RSUs are a different type of equity award than stock options, and so the terms and conditions of your RSU necessarily will be different from your options.  You should be sure to review the Marvell Stock Plan and Form of RSU Agreement which are attached as exhibits to the Schedule TO with which this offer has been filed with the SEC.

Q24.       What happens to my options if I elect to participate in the offer with respect to my eligible options but then exercise those options before the expiration of the offer?

A24.        If you elect to participate in the offer but exercise your eligible options prior to December 12, 2007at 9:00 p.m. Pacific Time (i.e., the expiration of the offer), those options which you exercise will no longer be eligible to be amended in this offer and you should not avoid the adverse tax consequences described in Section 14 of this Offer to Amend.  In addition, you will not receive a grant of RSUs and/or cash payment with respect to such options.  If you exercise your eligible options prior to such date, such options will terminate upon exercise in accordance with their terms.  (See Question and Answer 26)  In addition, with respect to those eligible options you exercise prior to expiration of the offer, you may be required to recognize ordinary income and may also be subject to an additional 20% penalty tax, plus interest charges.  Furthermore, certain states have adopted laws similar to Section 409A.  Consequently, you also may incur additional taxes and penalties under state law provisions.  For example, California has adopted a provision similar to Section 409A and thereby imposes a 20% penalty tax with regard to discount stock options (in addition to the federal 20% penalty tax and any federal and state income taxes).  (See Section 14)

Q25.       What happens to my options if I elect to participate in the offer but then my employment with the Company terminates before the expiration of the offer?

A25.        If you elect to participate in the offer but your employment with Marvell terminates before the expiration of the offer, you no longer will be an eligible employee and your options will not be eligible for amendment pursuant to the offer.  We recommend that you consult with a financial, legal and/or tax advisor regarding any tax consequences, including any state tax consequences.  In addition, you may contact Marvell’s Section 409A assistance hotline at (650) 473-9501 regarding the tax consequences to you regarding your discount options, if your employment terminates prior to expiration of the offer.

Q26.       What happens to my options if I do not submit my election form by the deadline, choose not to participate or my options are not accepted?

A26.        If we do not receive your properly completed and submitted election form by the deadline, you choose not to participate, or your options are not accepted by us under this offer, your existing options will: (1) remain outstanding until they expire by their terms, including but not limited to expiration in connection with your termination of employment, (2) retain their original exercise price, (3) retain their share amount available for purchase, (4) retain their current terms for exercise, and (5) retain their current vesting schedule.  As described in Question and Answer 27, you may be required to recognize ordinary income before the options are exercised and may also be subject to an additional 20% penalty tax, plus interest charges.  In addition, certain states have adopted laws similar to Section 409A.  Consequently, you may also incur additional taxes and penalties under state law provisions.  For example, California has adopted a provision similar to Section 409A and thereby imposes a 20% penalty tax with regard to discounted stock options (in addition to the federal 20% penalty tax, interest charges and any federal and state income taxes).  We recommend that you consult with a financial, legal and/or tax advisor regarding any tax consequences, including any state tax consequences.  (See Section 14)

Q27.       Are there any positive or negative tax consequences to my participation in the offer?

A27.        Yes.  As a result of participation in this offer, you should avoid potentially adverse tax consequences associated with your eligible options under United States tax law.

Section 409A and tax regulations under the American Jobs Creation Act of 2004 provide that stock options issued with an exercise price less than the fair market value of the underlying stock on the date of grant (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% penalty tax plus interest charges.  An option with a fixed exercise date would specify at the time of grant that the option could be exercised, for example, only in the year following the year in which the option vested.

None of the eligible options have fixed exercise dates and therefore Section 409A would likely subject the eligible employees to income recognition before the options are exercised and could subject the eligible employees to the additional 20% penalty tax, plus interest charges.  The tax regulations issued by the Treasury Department and the Internal Revenue Service (“IRS”) do not provide final guidance with respect to the tax consequences associated with such options.  However, based on previously issued guidance, we believe that, in the tax year in which an option vests, eligible employees should have income recognition equal to the difference between the fair market value of the shares and the exercise price (the “spread”) and should be subject to the 20% penalty tax on the spread, plus interest charges.  In addition, we believe that during each subsequent tax year (until the option is exercised or expires), eligible employees should be subject to additional annual income and penalty taxes, plus interest charges, on any increase in value of the underlying stock.  Finally, certain states have also adopted laws similar to Section 409A.  Consequently, eligible employees may also incur additional taxes and penalties under state law provisions.  For example, California has adopted a provision similar to Section 409A and thereby imposes a 20% penalty tax with regard to discounted stock options (in addition to the federal 20% penalty tax, interest charges and any federal and state income taxes).

Marvell cannot guarantee any particular tax results related to your options; furthermore, there is uncertainty because the tax regulations may change.  However, Marvell will withhold taxes and report income amounts to the IRS and other taxing authorities as required by applicable laws.  Because this offer involves complex tax considerations, we urge you to consult a financial, legal and/or tax advisor before you make any decisions about participating in this offer.

Example: You are subject to taxation in California and hold options to purchase 1,000 shares of Marvell common stock with an original exercise price per share of $13.00 which was granted at a time when the per share fair market value of Marvell’s common stock was $14.00.  On December 31, 2008, a total of 250 of the shares subject to the option vest and on such date the per share fair market value of Marvell’s common stock is $14.50.  Under the tax regulations and other published guidance, in the year in which the option vests, you may have taxable income equal to $375.00 (the difference between the $14.50 fair market value and the $13.00 exercise price multiplied by the 250 shares that vest) and owe an additional $150.00 due to the 20% penalty tax imposed under Section 409A and the 20% penalty tax imposed under California law (20% penalty of $75.00 multiplied by 2).  Additionally, you may owe an interest penalty with the calculation of such penalty dating back to the original date of grant and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.

Please also see Question and Answer 25 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your current options.

If you participate in the offer, you should not be required under current United States law to recognize income for United States federal income tax purposes on the option at the time you choose to accept the offer.  On the amendment date, you should not be required under current law to recognize income for United States federal income tax purposes with respect to any amended options.  However, you should have taxable income to the extent you receive any RSUs (as they vest) and cash payments, with respect to any eligible options that are amended.  (See Section 14)  In addition, you may have taxable income when you exercise your amended options, your RSUs vest or you sell the shares underlying your amended option or RSUs.  (See Section 14)

Uncertainty

Unfortunately, the guidance issued by the Treasury Department and the IRS has not provided final guidance with respect to the tax consequences of discount options.  There is a chance that future guidance issued may provide some relief with respect to certain eligible options and a tax advisor may advocate a position under the current statute and available guidance that your eligible options are exempt from Section 409A.  We cannot guarantee the effect of any future Section 409A guidance, but Marvell will work as quickly as administratively feasible if future Section 409A guidance is issued to analyze it and provide information to our eligible employees regarding such guidance.

In addition, if you are subject to taxation in the United States, and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer.  Further, some states, including California, may impose additional penalty taxes.  We recommend that you consult with a financial, legal and/or tax advisor regarding any tax consequences, including any state tax consequences.  You may also direct general questions about the terms of this offer or requests for general tax information about this offer via Marvell’s website at https://amend409options.marvell.com/stockselfservice/login.aspx.

Q28.       If I choose to participate in this offer, are there circumstances under which my eligible options would be amended but I would not receive a grant of RSUs and/or cash payment for them?

A28.        You will receive your grant of RSUs and/or cash payment, as applicable and as described in Questions and Answers 8, 10, 11, 12 and 30, unless applicable law prohibits us from amending your option and making the grant of RSUs and/or cash payment.  For example, we could become prohibited from amending options as a result of changes in SEC or Nasdaq Global Select Market rules.  We do not anticipate any such prohibitions at this time.  (See Section 13)

Q29.       What happens to my amended option if I elect to participate in the offer but then my employment with the Company terminates after the expiration of the offer?

A29.        If you elect to participate in this offer with respect to your eligible options, such options will be amended on the same day as the expiration date (but following the expiration of the offer).  Your amended options will continue to vest according to the vesting schedule of your original options.  Therefore, if your employment with Marvell terminates after your options are amended pursuant to this offer, your amended options will cease to vest in accordance with their terms.

Q30.       What happens to my grant of RSUs and/or cash payment if I elect to participate in the offer but then my employment with the Company terminates after the expiration of the offer?

A30.        As described in Question and Answer 8, if your employment with Marvell terminates after expiration of the offer but prior to Marvell’s first payroll date in calendar year 2008, you will receive a cash payment, with respect to each amended option that would have had an applicable minimum RSU number of at least 20 RSUs, that is the product of: (a) the exercise price increase (that is, the new exercise price minus the original exercise price), and (b) the number of shares subject to the amended option that were vested as of the date your employment with Marvell terminated.  You will not receive a grant of RSUs, regardless of whether the aggregate exercise price increase of your amended option would result in an RSU number that meets or exceeds the minimum RSU number.  Receiving a cash payment in lieu of a grant of RSUs (as a result of the RSU number for such amended option not meeting the required minimum RSU number) is not subject to further vesting requirements, so you will receive such cash payment on Marvell’s first payroll date in calendar year 2008, regardless of whether you remain a Marvell employee through such date.

Q31.       How will Marvell confirm to me that my election form has been received?

A31.        Marvell intends to confirm the receipt of your election form by e-mail within two U.S. business days.  If you have not received an e-mail confirmation within two U.S. business days, we recommend that you confirm that we have received your election form.  If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail stockadmin@marvell.com.  (See Section 4)

Q32.       Can I accept this offer with respect to shares of Marvell common stock that I previously acquired upon exercise of options?

A32.        No.  This offer relates only to outstanding eligible options to purchase Marvell common stock that were granted under the Marvell Stock Plan.  You may not accept this offer with respect to any other shares of Marvell common stock or other options to purchase Marvell common stock.  (See Section 2)

Q33.       Will my decision to participate in the offer have an impact on my ability to receive options in the future?

A33.        No.  Your election to participate or not to participate in the offer will not have any effect on our making future grants of options to purchase common stock, or any other rights to you or anyone else.

Q34.       Is this a repricing of options?

A34.        Yes.  Amendment of your eligible options is considered a repricing of options, requiring modification accounting of stock-based compensation.  As a result, the Company will record additional stock compensation, equal to the originally measured fair value on the date of grant that is yet to be recognized as of the repricing date, plus any incremental compensation attributable to the modification.  The determination of incremental compensation will be based on the excess of the fair value of the repriced options plus fair value of restricted stock to be issued, immediately after of the repricing date over the fair value of the options immediately preceding the exchange.  (See Section 12)

Q35.       How does Marvell determine whether I have properly accepted this offer?

A35.        We will determine, at our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any election form or any options under this offer that we determine are not in appropriate form or that we determine are unlawful to accept.  We will accept all properly elected eligible options that are timely submitted and are not validly withdrawn, subject to the terms of this offer.  No election with respect to eligible options will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us.  We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice.  (See Section 4)

Q36.       When will my amended options expire?

A36.        Your amended options, if any, will expire on the same date as the scheduled expiration of your original eligible options or earlier upon your termination of employment with the Company.  (See Section 9)

Q37.       Will I receive any paperwork indicating my options have been amended?

A37.        Yes.  Promptly after the expiration of the offer, the Company will send you a “Right to RSU Grant and/or Payment and Option Agreement” evidencing the amendment of the options you elected to amend.  If you do not receive a Right to RSU Grant and/or Payment and Option Agreement within seven U.S. business days after the expiration date, please e-mail stockadmin@marvell.com.  (See Section 9)

Q38.       Will I receive a restricted stock unit agreement?

A38.        Yes.  All RSUs will be subject to a restricted stock unit agreement between you and Marvell, as well as to the terms and conditions of the Marvell Stock Plan.  You will receive the grant of RSUs, if any, on Marvell’s first payroll date in calendar year 2008, subject to your continued employment with Marvell through such date.  Such RSUs will be subject to a vesting schedule that matches the vesting schedule of your amended option, as will be described in the restricted stock unit agreement.  (See Question and Answer 11)

Q39.       Are there any conditions to this offer?

A39.        Yes.  The implementation of this offer is not conditioned upon it being accepted with respect to a minimum number of eligible options.  However, the completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Amend.

Q40.       If you extend the offer, how will you notify me?

A40.        If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m. Pacific Time, on the next U.S. business day following the previously scheduled expiration date.  (See Sections 2 and 15)

Q41.       How will you notify me if the offer is changed?

A41.        If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m. Pacific Time, on the next U.S. business day following the day we change the offer.  (See Section 15)

Q42.       Can I change my mind and withdraw from this offer?

A42.        Yes.  You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, which will be December 12, 2007, at 9:00 p.m. Pacific Time, unless the offer is extended.  If we extend the expiration date, you may withdraw your election with respect to all of your eligible options at any time until the extended offer expires.  You may change your mind as many times as you wish, but you will be bound, as we determine, by the last properly submitted election form we receive before the expiration date.  However, if we have not accepted your election before 9:00 p.m. Pacific Time, on January 10, 2008, you may withdraw your election at any time thereafter until we accept your election.  (See Section 5)

Q43.       How do I withdraw my election?

A43.        To withdraw your election with respect to all of your eligible options, you must do one of the following before the expiration date:

1.             Use your Windows login name, Windows login password and employee identification number to access Marvell’s website at the Internet address: https://amend409options.marvell.com/stockselfservice/login.aspx.

2.             Properly complete and submit the election form via Marvell’s website before 9:00 p.m. Pacific Time, on December 12, 2007, by selecting the “REJECT” box and “Acknowledge and Accept” box after you have read the terms and conditions; and

3.             Select the “Submit” button at the bottom of the election form.

Alternatively, you may submit your election form via fax by doing the following:

1.             Use your Windows login name, Windows login password and employee identification number to access Marvell’s website at the Internet address: https://amend409options.marvell.com/stockselfservice/login.aspx.

2.             Print the entire election form, including the election form terms and conditions.

3.             Properly complete the election form by:

A.            Selecting the “REJECT” box and “Acknowledge and Agree” box after you have read the terms and conditions; and

B.            Signing and dating the election form.

4.             Fax the properly completed election form to Marvell Stock Administration at the fax number: (415) 796-1073.  Marvell must receive your properly submitted election form before 9:00 p.m. Pacific Time, on December 12, 2007.

If you are unable to print your election form from Marvell’s website, you may e-mail stockadmin@marvell.com to receive a paper election form.

If you withdraw from participation in this offer, you must withdraw with respect to all of your eligible options.  Any election you make will remain in effect under this offer pursuant to the last properly submitted election form.  (See Section 5)

The delivery of all documents, including any election forms, is at your risk.  Marvell intends to confirm the receipt of your election form by e-mail within two U.S. business days.  If you have not received an e-mail confirmation, we recommend that you confirm that we have received your election form.  If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail stockadmin@marvell.com.  Only election forms that are complete and actually received by the Company by the deadline will be accepted.  Election forms may be submitted only via Marvell’s website or by fax.  Election forms submitted by any other means, including e-mail, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Q44.       What if I reject the offer and then decide again that I want to participate in this offer?

A44.        If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re elect to participate by submitting a new properly completed election form before the expiration date (which will be December 12, 2007, at 9:00 p.m. Pacific Time, unless the offer is extended) as described in Question and Answer 5.  If you wish to participate in the offer, you are required to accept this offer with respect to all of your eligible options.  The new election form must be submitted after the date of your election form withdrawing your participation from the offer.  Please be sure that any new election form you submit is clearly dated after your last-submitted form.  (See Section 5)

Q45.       Can I change my mind about which options I want to accept with respect to this offer?

A45.        No.  If you wish to participate in the offer, you are required to accept this offer with respect to all of your eligible options.  Any attempt to accept this offer with respect to only a portion of your eligible options will be null and void.  However, if you have accepted this offer with respect to all of your eligible options, you may change your mind and withdraw your election as described in Question and Answer 43.  If we extend the expiration date, you may change your election at any time until the extended offer expires.  You may change your mind as many times as you wish, but you will be bound, as we determine, by the last properly submitted election form we receive before the expiration date.  Please be sure that any new election form you submit is clearly dated after your last-submitted form.

Q46.       How should I decide whether or not to accept this offer with respect to my eligible options?

A46.        We understand that the decision whether or not to accept this offer with respect to eligible options will be a complex one for many eligible employees.  The program does carry risk (see “Risks of Participating in the Offer” on page 19 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options, even considering the potential tax consequences of keeping them (as described in Section 14 of this Offer to Amend) than what we are offering as consideration in the offer.  The decision to participate in the offer must be your own.  For example, it is possible that the Section 409A regulations could be changed in a manner more favorable to you.  We recommend that you consult with a financial, legal and/or tax advisor to determine if participation in this offer is right for you.  You may also direct general questions about the terms of this offer or requests for general tax information about this offer to stockadmin@marvell.com.  (See Section 3)

Q47.       What does the Company recommend with respect to this offer?

A47.        Although our board of directors has approved the offer, neither we nor any member of our board of directors or our management can make any recommendation or otherwise advise you as to whether you should participate in the offer.

Again, we recommend that you consult with a financial, legal and/or tax advisor to determine if participation in this offer is right for you.

Q48.       What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A48.        If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that option, you may accept this offer with respect to the entire remaining outstanding portion of the option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents.  As noted above, this is an all or nothing offer, so your participation must be with respect to all or none of the eligible options legally owned by you.  As you are the legal owner of the eligible option, the Company will respect an election properly made by you and accepted by the Company and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.  (See Section 2)

Q49.       Will my amended options remain nonstatutory stock options for United States tax purposes?

A49.        Your amended options will remain nonstatutory stock options for purposes of United States tax law.

For more detailed information, please read the rest of the Offer to Amend, and see the tax disclosure set forth under the section entitled “Material United States federal income tax consequences.”  (See Section 14)

We recommend that you read the tax discussion in this Offer to Amend and discuss the personal tax consequences of nonstatutory stock options with a financial, legal and/or tax advisor.  (See Section 14)

Q50.       Does Section 409A affect Employee Stock Purchase Plan (ESPP) shares, restricted stock or Marvell’s existing restricted stock units?

A50.        No.  ESPP shares, restricted stock and Marvell’s existing restricted stock units are not affected by Section 409A or this offer.

Q51.       Whom can I contact if I need to confirm Marvell’s receipt of my election form, I have questions about the offer, or I need additional copies of the offer documents?

A51.        Marvell intends to confirm the receipt of your election form by e-mail within two U.S. business days.  If you have not received an e-mail confirmation that Marvell has received your election form, we recommend that you confirm that we have received your election form.  If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail stockadmin@marvell.com.

If you need additional copies of the offer documents or the election forms, you should e-mail stockadmin@marvell.com.  Copies will be furnished promptly at Marvell’s expense.  You can also view and print documents at https://amend409options.marvell.com/stockselfservice/login.aspx.

You may also direct general questions about the terms of this offer or requests for general tax information about this offer to stockadmin@marvell.com.

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below.  This list and the risk factors set forth in Item 1A, “Risk Factors,” in our annual report on Form 10-K for the fiscal year ended January 31, 2007, filed with the SEC, highlight the material risks of participating in this offer.  You should carefully consider these risks and you are encouraged to speak with a financial, legal and/or tax advisor as necessary before deciding to participate in the offer.  In addition, we strongly urge you to read the sections in this Offer to Amend and Schedules C through F discussing the tax consequences in the United States and India, Israel, Singapore and Taiwan, as well as the rest of this Offer to Amend for a more in-depth discussion of the risks that may apply to you before deciding to participate in the offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements.”  When used in this Offer to Amend, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements.  All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Amend.  You should carefully consider these risks, in addition to the other information in this Offer to Amend and in our other filings with the SEC.  The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.  The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B of this Offer to Amend, as well as our most recent Forms 10-K, 10-Q and 8-K.  We caution you not to place undue reliance on forward-looking statements contained in this Offer to Amend, which speak only as of the date hereof.

Economic Risks

If your eligible options are amended, there is no guarantee that in the future you will be in a better economic position than you would be if your eligible options were not amended.

This offer was designed in a way that preserves as best as practicable the economic characteristics originally contemplated when the options were granted.  However, certain future events such as a change in our stock price may result in a lower value realized in the future than you might have realized had you not agreed to the amendment which increased the exercise price of your eligible options (even after taking the adverse tax consequence into account).  For example, if the fair market value of our common stock decreases between the time of the grant of an RSU and the date that RSU is vested and settled, the aggregate value of the RSUs granted to you and settled could end up less than your aggregate exercise price increase.  Please consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

Federal Tax Related Risks

The federal tax authorities could change Section 409A tax consequences.

The Treasury Department and the IRS have issued final regulations with respect to Section 409A, but these regulations do not provide final guidance with respect to the tax consequences of discount options.  It is possible that the Treasury Department and the IRS could issue further guidance, and such guidance could be significantly different from the current guidance.  Changes to the regulations could impose less onerous tax consequences on discount options and, as a result, it may have been more beneficial to you not to participate in the offer and to have retained your eligible options.

Although we have designed this offer in a way that is specifically contemplated by the Treasury Department and the IRS to avoid adverse tax treatment under Section 409A, there can be no guarantee of any specific tax treatment with respect to this offer or in the future should the tax laws change again in a manner that would adversely affect your new options.  In that event, Marvell cannot provide any assurance that an offer similar to this one will be made.

Taxable events even if amended options are not exercised.

Any cash payments received for eligible options should be subject to regular income and employment tax withholdings at the time of receipt.  Any grant of RSUs should be subject to regular income and employment tax withholdings at the time the RSUs vest.  Your resulting tax liability when you file your income tax return could differ from the amount of taxes we are required to withhold and, as a result, it is possible that additional taxes may be due for the year you receive the cash payment or the year or years in which your RSUs vest.  Although not required to do so, Marvell intends to redeem automatically a sufficient number of Marvell common shares when RSUs vest to satisfy the tax withholdings obligations.  You may also have taxable capital gain when you sell the shares underlying the RSU.  Note that the tax treatment of your tax liability could be higher than if you had kept your eligible options.

State tax-related risks.

You should be aware that certain states have laws similar to Section 409A.  Consequently you may incur additional taxes and penalties under state law provisions.  For example, California has a provision similar to Section 409A and imposes a 20% tax plus interest charges with regard to discount stock options (in addition to the federal 20% tax and any federal and state income taxes).  You should be certain to consult a tax advisor to discuss these consequences.

Tax-related risks for tax residents of multiple or other countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you.  You should also be certain to consult a tax advisor to discuss these consequences.

Risk Factors

Recent changes in our management may cause uncertainty in, or be disruptive to, our business.

We have recently experienced significant changes in our management and our board of directors.  In May 2007, our former Chief Financial Officer resigned and our former Executive Vice President and Chief Operating Officer, who is one of our co-founders, resigned from those positions and as a member of our board of directors to continue in a non-management role.  Also, the general counsel of our U.S. operating subsidiary was terminated in March 2007.  If we cannot recruit qualified permanent replacements for our Chief Operating Officer, Chief Financial Officer and General Counsel positions, our business may suffer.  Moreover, we have also commenced a search for new independent directors to fill the two existing vacancies on our board of directors, one of whom will succeed Dr. Sehat Sutardja as Chairman of the Board.  These changes in our management and board of directors may be disruptive to our business, and, during the transition period, there may be uncertainty among customers, investors, vendors, employees and others concerning our future direction and performance.  Our future success will depend to a significant extent on the ability of our management team to work together effectively.  The loss of any of our management or other key personnel could harm our ability to implement our business strategy and respond to the rapidly changing market conditions in which we operate.  Moreover, our success will depend on our ability to attract, hire and retain qualified management and other key personnel and on the abilities of the new management personnel to function effectively, both individually and as a group, going forward.  If we are unable to attract and retain effective qualified replacements for our key executives and board of directors positions in a timely manner, our business, financial condition, results of operations and cash flows may be adversely affected and our ability to execute our business model could be impaired.

A number of our current and former executive officers and directors have been named as parties to several derivative action lawsuits arising from our internal option review, and there is a possibility of additional lawsuits, all of which could require significant management time and attention and result in significant legal expenses.

We are subject to a number of lawsuits purportedly on behalf of us against certain of our current and former executive officers and board members, and we may become the subject of additional private lawsuits.  Subject to certain limitations, we are obligated to indemnify our current and former directors, officers and employees in connection with the investigation of our historical stock option practices and such lawsuits.  The expenses associated with these lawsuits may be significant, the amount of time to resolve these lawsuits is unpredictable and defending these lawsuits may divert management’s attention from the day-to-day operations of our business, which could have a material adverse effect on our financial condition, business, results of operations and cash flows.

We have been named as a party to several purported class action and derivative lawsuits relating to our past option granting practices, and we may be named in additional litigation, all of which could cause our business, financial condition, results of operations and cash flows to suffer.

We have been named as a nominal defendant in purported shareholder derivative actions that name a number of our current and former directors and officers as defendants and that seek to recover damages purportedly sustained by us in connection with our option granting practices.  Further, putative class actions have been filed against us and certain of our officers and directors that allege violations of the federal securities laws and seek to recover damages.  We may in the future be subject to additional litigation relating to our past option granting practices.  We cannot predict the outcome of these lawsuits.  Regardless of the outcome, these lawsuits, and any other litigation that may be brought against us or our directors and officers, could be time consuming, result in significant expense, and divert the attention and resources of our management and other key employees.  An unfavorable outcome in such litigation could have a material adverse effect on our business, financial condition, financial results, results of operations and cash flows.

Matters related to the internal review of our historical stock option granting practices and the restatement of our financial statements may result in additional litigation, regulatory proceedings and government enforcement actions, and could have a negative impact on our reputation, business, financial condition and financial results.

Our historical stock option granting practices and the restatement of our financial statements have exposed us to greater risks associated with litigation, regulatory proceedings and government enforcement actions.  We have provided the results of our internal review to the SEC and the United States Attorney’s Office for the Northern District of California, and in that regard we have responded to formal and informal requests for documents and additional information.  No assurance can be given regarding the outcomes of litigation, regulatory proceedings or government enforcement actions relating to our past stock option practices.  The resolution of these matters has been and will be time consuming, expensive, and may distract management from the conduct of our business.  Further, if we are subject to adverse findings in litigation, regulatory proceedings or government enforcement actions, we could be required to pay damages or penalties or have other remedies imposed against us, our directors, executive officers or other officers, or employees, which could harm our reputation, business, financial condition, results of operations and cash flows.

The restatement of our financial statements, the findings and recommendations of our Special Committee Regarding Derivative Litigation, the ongoing government investigations, and the pending derivative and class actions could have a negative impact on our relationships with customers, suppliers and business partners, our ability to generate revenue, our ability to obtain director and officer insurance coverage, our ability to attract and retain employees, officers, and directors, our ability to access debt and equity markets, investor confidence in the board and management, and our revenue, net income, expenses, results of operations, profitability, earnings-per-share, and cash flows.

In addition, while we believe that we have, in completing the restatement of our financial statements, made appropriate judgments in determining the correct measurement dates and disclosures relating to our stock option investigation, the SEC may disagree with the manner in which we reported the results of the investigation or accounted for and reported, or did not report, the corresponding financial impact.  Accordingly, it is possible that we will be required to restate further our prior financial statements, amend prior filings with the SEC, or take other actions not currently contemplated.

Class action litigation due to stock price volatility or other factors could cause us to incur substantial costs and divert our management’s attention and resources.

On July 31, 2001, a putative class action suit was filed against two investment banks that participated in the underwriting of our initial public offering, or IPO, on June 29, 2000.  That lawsuit, which did not name Marvell or any of our officers or directors as defendants, was filed in the United States District Court for the Southern District of New York.  Plaintiffs allege that the underwriters received “excessive” and undisclosed commissions and entered into unlawful “tie-in” agreements with certain of their clients in violation of Section 10(b) of the Securities Exchange Act of 1934, as amended.  Thereafter, on September 5, 2001, a second putative class action was filed in the Southern District of New York relating to our IPO.  In this second action, plaintiffs named three underwriters as defendants and also named as defendants Marvell and two of our officers, one of whom is also a director.  Relying on many of the same allegations contained in the initial complaint in which we were not named as a defendant, plaintiffs allege that the defendants violated various provisions of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended.  In both actions, plaintiffs seek, among other items, unspecified damages, pre-judgment interest and reimbursement of attorneys’ and experts’ fees.  These two actions relating to our IPO have been consolidated with hundreds of other lawsuits filed by plaintiffs against approximately 40 underwriters and approximately 300 issuers across the United States.  Defendants in the consolidated proceedings moved to dismiss the actions.  In February 2003, the trial court granted the motions in part and denied them in part, thus allowing the case to proceed against the underwriters and us as to alleged violations of Section 11 of the Securities Act of 1933, as amended and Section 10(b) of the Securities Exchange Act of 1934, as amended.  Claims against the individual officers have been voluntarily dismissed with prejudice by agreement with plaintiffs.  On June 26, 2003, the plaintiffs announced that a settlement among plaintiffs, the issuer defendants and their directors and officers, and their insurers has been structured, a part of which provides that the insurers for all issuer defendants would guarantee up to $1 billion to investors who are class members, depending upon plaintiffs’ success against non-settling parties.  Our board of directors approved the proposed settlement, which if approved by the court would result in the plaintiffs’ dismissing the case against us and granting releases that extend to all of our officers and directors.  Definitive settlement documentation were completed in early June 2004 and first presented to the court on June 14, 2004.  On February 15, 2005, the court issued an opinion preliminarily approving the proposed settlement, contingent upon certain modifications being made to one aspect of the proposed settlement — the proposed “bar order.”  The court ruled that it had no authority to deviate from the wording of the Private Securities Litigation Reform Act of 1995 and that any bar order that may issue should the proposed settlement be finally approved must be limited to the express wording of 15 U.S.C. section 78u-4(f)(7)(A).  On May 2, 2005 the issuer defendants and plaintiffs jointly submitted an amendment to the settlement agreement conforming the language of the settlement agreement with the court’s February 15, 2005 ruling regarding the bar order.  The court on August 31, 2005 issued an order preliminarily approving the settlement and setting a public hearing on its fairness for April 24, 2006 due to difficulties in mailing the required notice to class members.  A final settlement approval hearing on the proposed issuer settlement was held on April 24, 2006.  The court took the matter under submission.  Meanwhile the consolidated case against the underwriters proceeded.  On October 2004, the district court certified a class.  On December 5, 2006, however, the United States Court of Appeals for the Second Circuit reversed, holding that a class could not be certified.  The Second Circuit’s holding, while directly affecting only the underwriters, raises some doubt as to whether the settlement class contemplated by the proposed issuer settlement would be approved in its present form.  On January 5, 2007, plaintiffs petitioned the Second Circuit for rehearing of the Second Circuit’s decision.  On April 6, 2007, the Second Circuit denied the petition.  At a status conference on April 23, 2007, the district court suggested that the issuers’ settlement could not be approved in its present form, given the Second Circuit’s ruling.  On June 25, 2007, a stipulation terminating the settlement was filed.  On September 27, 2007, Plaintiffs filed their opening brief on the motion to certify the classes.  On December 21, 2007, responsive briefs are due.  On February 15, 2008, reply briefs are due.

In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities.  Companies in the integrated circuit industry and other technology industries are particularly vulnerable to this kind of litigation due to the high volatility of their stock prices.  Accordingly, we may in the future be the target of additional securities litigation.  Any securities litigation could result in substantial costs, could divert the attention and resources of our management, and could have a material adverse effect on our reputation, business, financial condition, financial results, results of operations and cash flows.

We have had material weaknesses in internal control over financial reporting and cannot assure you that additional material weaknesses will not be identified in the future.  If our internal control over financial reporting or disclosure controls and procedures are not effective, there may be errors in our financial statements that could require a restatement or our filings may not be timely and investors may lose confidence in our reported financial information, which could lead to a decline in our stock price.

We have assessed that we have had material weaknesses in internal control over financial reporting.  Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud.  Any inability to provide reliable financial reports or prevent fraud could harm our business.  The Sarbanes-Oxley Act of 2002 requires management and our auditors to evaluate and assess the effectiveness of our internal control over financial reporting.

Our management, including our Chief Executive Officer and interim Chief Financial Officer, does not expect that our internal control over financial reporting will prevent all error and all fraud.  A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met.  Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs.  Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, involving us have been, or will be, detected.  These inherent limitations include the realities that judgments in decision making can be faulty, breakdowns can occur because of simple error or mistake and errors discovered by personnel within control systems may not be properly disclosed and addressed.  Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls.  The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and we cannot assure you that any design will succeed in achieving its stated goals under all potential future conditions.  Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures.  Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

We cannot assure you that significant deficiencies or material weaknesses in our internal control over financial reporting will not be identified in the future.  We may not be able to effectively and timely implement necessary control changes and employee training to ensure continued compliance with the Sarbanes-Oxley Act and other regulatory and reporting requirements.  Our rapid growth and numerous acquisitions in recent periods, and our possible future expansion through additional acquisitions, present challenges to maintain the internal control and disclosure control standards applicable to public companies.  Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in significant deficiencies or material weaknesses, cause us to fail to timely meet our periodic reporting obligations, or result in material misstatements in our financial statements.  Any such failure could also adversely affect the results of periodic management evaluations and annual auditor attestation reports regarding disclosure controls and the effectiveness of our internal control over financial reporting required under the Sarbanes-Oxley Act.  The existence of a material weakness could result in errors in our financial statements that could result in a restatement of financial statements, cause us to fail to timely meet our reporting obligations and cause investors to lose confidence in our reported financial information, leading to a decline in our stock price.  If we fail to maintain effective internal controls, we could be subject to regulatory scrutiny and sanctions and investors could lose confidence in the accuracy and completeness of our financial reports.  We cannot assure you that we will be able to fully comply with the requirements of the Sarbanes-Oxley Act or that management or our auditors will conclude that our internal control over financial reporting is effective in future periods.

We are obligated to purchase and pre-pay for specified volumes of wafers from Intel Corporation which will adversely affect our cash flow and could lead to inventory write-downs and related charges to our earnings, but Intel is not obligated to increase supply if we encounter unexpected demand.

In connection with our acquisition of Intel’s communications and application processor business, we entered into a supply agreement with Intel in an effort to secure supplies of the products and wafers that we will need to sell the acquired product lines.  Under the terms of the supply agreement we have committed to purchase and Intel has agreed to supply, through June 2008, a minimum number of wafers at fixed prices.  If at the end of any Intel fiscal quarter, there is a shortfall between the quantity of supply ordered by us and the quantities of supply required under the supply agreement commitment, Intel can invoice us for the shortfall and will deliver the corresponding quantity upon receipt of payment from us.  The agreement requires us to prepay for certain wafers six months in advance of delivery and issue non-cancellable purchase orders at least six months in advance of requested delivery dates for all purchases under the supply agreement.

The supply agreement contractually commits us to purchase supply from Intel regardless of future end customer demand for these products.  The amount of wafers we committed to purchase was largely based on our forecasted demand over an extended period of time.  Forecasting demand over such a period of time is difficult and is subject to many risks.  Moreover, the data used in forecasting the demand was derived from information represented to us during our due diligence of the Intel communications and application processor business.  If the information was incomplete or inaccurate or if the demand in volume changes and or there are delays in consuming the wafers, we may incur additional charges for excess inventory purchases and commitments which could be material.

The supply agreement also requires us to purchase inventory earlier than anticipated product shipments to our customers.  As a result, we expect our inventory balances for these products to increase, resulting in higher inventory balances and the associated carrying costs.  Additionally, these higher levels of inventory increase our risk of holding excess and obsolete inventory.  This could harm our business, results of operations and cash flows by leading to inventory write-downs and related charges to our earnings.

The supply agreement also limits the amount of product that Intel is required to supply to us.  If we experience an increase in demand, we might not be able to secure enough supply from Intel to meet that demand.  This would lead to lost sales in the short term as well as the long term due to possible customer dissatisfaction.

If we are unable to quickly and successfully transition away from reliance on the supply agreement with Intel Corporation and secure other production capacity for our communications and application processor business, our gross margins will be harmed and we could lose a significant portion of that business.

Our supply agreement with Intel was entered into to secure a supply of wafers and products during a transition period while we arranged for our independent foundries and other contractors to begin fabrication, assembly and test for these products.  We record the cellular and handset inventory that we are contractually obligated to purchase under the Intel supply agreement at estimated fair value as required under purchase accounting.  However, because of the long lead times necessary to transition the production of wafers and products to other foundries, we anticipate that in the future we will source cellular and handset inventory under the Intel supply agreement and that such purchases will in significant part be beyond our minimum committed levels under the agreement.  We will record such inventory at cost, which will adversely impact our gross margins relative to periods where we only purchased inventory at the minimum committed level.  If we cannot complete the transition of production of wafers and products in a timely manner and must continue to purchase inventory pursuant to the Intel supply agreement beyond our minimum committed level, our gross margins and results of operations will suffer.  Moreover, Intel is only obligated to supply specified quantities of product for a limited amount of time, no later than June 2008.  Some of these products are at earlier stages in their new product introduction processes, where manufacturing yields are not yet consistent and changes to the design and processes may still have to be made.  This can make the transition of the manufacture of these products to independent foundries and other contractors more complicated and expensive.  If we do not successfully transition the production of the wafers and products to independent foundries and other contractors, we will be unable to meet customer demand for these products.  This could result in a material decline in revenues, net income, and cash flow.  Additionally, our customers could become dissatisfied with us and not continue to use our products if and when we were able to resume providing them with products or if the newly transitioned products would require extended customer re-qualification.

There are numerous risks with our acquisition of the Intel communications and application processor business.

We face significant challenges in connection with the integration of the Intel communications and application processor business that we acquired in fiscal year 2007.  We have incurred substantial direct transaction costs as a result of this acquisition and anticipate incurring substantial additional costs to support the integration of the Intel communications and application processor business.  Moreover, this acquisition could fail to produce anticipated benefits, or could result in unforeseen liabilities or expenses such as impairment charges of acquired assets and goodwill or other adverse effects that we currently do not foresee, which could harm our business and operating results.

The integration of these business assets and personnel has been and will continue to be a time consuming and expensive process that may disrupt our operations if it is not completed in a timely and efficient manner.  If customers do not accept or are dissatisfied with the way we have integrated the manufacturing processes of the business, they may adopt competing products and solutions.  If our integration efforts are not successful, our results of operations could be harmed, employee morale could decline, key employees could leave, and customer relations could be damaged.  In addition, we may not achieve anticipated synergies or other benefits.  The total cost of the integration may exceed our expectations, which would harm our operating results.

Our recent acquisitions and any future acquisitions could harm our operating results and stock price.

In November 2006, we completed our acquisition of the communications and application processor business of Intel.  In May 2006 we acquired the printer semiconductor division of Avago Technologies, Pte., as well as certain intellectual property and property and equipment from another company, and in 2005, we acquired the hard disk and tape drive controller semiconductor business of QLogic Corporation and the semiconductor design business division of UTStarcom, Inc.

Any of these acquisitions, as well as acquisitions in the future, could materially harm our operating results or liquidity as a result of possible concurrent issuances of dilutive equity securities or payment of cash.  In addition, the purchase price of any acquired businesses may exceed the current fair values of the net tangible assets of the acquired businesses.  As a result, we would be required to record material amounts of goodwill, and acquired in-process research and development charges and other intangible assets, which could result in significant impairment and acquired in-process research and development charges and amortization expense in future periods.  These charges, in addition to the results of operations of such acquired businesses, could have a material adverse effect on our business, financial condition and results of operations.  We cannot forecast the number, timing or size of future acquisitions, or the effect that any such acquisitions might have on our operating or financial results.

Under generally accepted accounting principles, we are required to review our intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable.  In addition, we are required to review our goodwill and indefinite-lived intangible assets on an annual basis.  If presently unforeseen events or changes in circumstances arise which indicate that the carrying value of our goodwill or other intangible assets may not be recoverable, we will be required to perform impairment reviews of these assets, which have carrying values of approximately $2.5 billion as of July 28, 2007.  An impairment review could result in a write-down of all or a portion of these assets to their fair values.  We intend to perform an annual impairment review during the fourth quarter of each fiscal year or more frequently if we believe indicators of impairment exist.  In light of the large carrying value associated with our goodwill and intangible assets, any write-down of these assets may result in a significant charge to our statement of operations in the period any impairment is determined and could cause our stock price to decline.

We have made and may continue to make acquisitions and investments which could divert management’s attention, cause ownership dilution to our shareholders, be difficult to integrate and adversely affect our financial results.

We expect to continue to make acquisitions of, and investments in, businesses that offer complementary products, services and technologies, augment our market segment coverage, or enhance our technological capabilities.  We may also enter into strategic alliances or joint ventures to achieve these goals.  We cannot assure you that we will be able to identify suitable acquisition, investment, alliance, or joint venture opportunities or that we will be able to consummate any such transactions or relationships on terms and conditions acceptable to us, or that such transactions or relationships will be successful.

Integrating newly acquired businesses or technologies could put a strain on our resources, could be costly and time consuming, and might not be successful.  Such acquisitions could divert our management’s attention from other business concerns.  In addition, we might lose key employees while integrating new organizations.  Acquisitions could also result in customer dissatisfaction, performance problems with an acquired company or technology, potentially dilutive issuances of equity securities or the incurrence of debt, the assumption or incurrence of contingent liabilities, possible impairment charges related to goodwill or other intangible assets or other unanticipated events or circumstances, any of which could harm our business.  We might not be successful in integrating any acquired businesses, products or technologies, and might not achieve anticipated revenues and cost benefits.

Our ability to realize the expected benefits of our acquisition of the communications and application processor business of Intel Corporation and to eliminate the operating losses of that business will depend in large part on our ability to transition the manufacturing of that business’ products from Intel to third-party foundries, increase the gross margin of those products, and retain the business’ relationship with its principal customers, along with other matters described above relating to our ability to integrate effectively the acquired business and its technologies, operations and personnel.

A significant portion of our business is dependent on the hard disk drive industry, which is highly cyclical, experiences rapid technological change, and is facing increased competition from alternate technologies.

The hard disk drive industry is intensely competitive, and the technology changes rapidly.  As a result, this industry is highly cyclical, with periods of increased demand and rapid growth followed by periods of oversupply and subsequent contraction.  These cycles may affect us because our customers are suppliers to this industry.  Hard disk drive manufacturers tend to order more components than they may need during growth periods, and sharply reduce orders for components during periods of contraction.  In addition, advances in existing technologies and the introduction of new technologies may result in lower demand for disk drive storage devices, thereby reducing demand for our products.  Rapid technological changes in the hard disk drive industry often result in significant and rapid shifts in market share among the industry’s participants.  If the hard disk drive manufacturers using our products do not retain or increase their market share, our sales may decrease.

Future changes in the nature of information storage products may reduce demand for traditional hard disk drives.  For instance, products using alternative technologies, such as semiconductor memory, optical storage, and other storage technologies could become a significant source of competition to manufacturers of hard disk drives.  Flash memory has typically been more costly than disk drive technologies.  However, flash memory manufacturers have been reducing the prices for their products, which could enable them to complete more effectively with very small form factor hard disk drive products.  Demand for hard disk drives could be reduced if alternative storage technologies such as flash memory can meet customers’ cost and capacity requirements.

Our sales are concentrated in a few customers and if we lose or experience a significant reduction in sales to any of these key customers, our revenues may decrease substantially.

We receive a significant amount of our revenues from a limited number of customers.  For the six months ended July 28, 2007 one customer accounted for 15% of our net revenue.  For the six months ended July 29, 2006, four customers each represented more than 10% of our net revenue, for a combined total of 51% of our net revenue.  Sales to our largest customers have fluctuated significantly from period to period primarily due to the timing and number of design wins with each customer, as well as the continued diversification of our customer base as we expand into new markets, and will likely continue to fluctuate dramatically in the future.  The loss of any of our largest customers, a significant reduction in sales we make to them, or any problems we encounter collecting amounts due from them would likely harm our financial condition and results of operations.  Our operating results in the foreseeable future will continue to depend on sales to a relatively small number of customers, as well as the ability of these customers to sell products that incorporate our products.  In the future, these customers may decide not to purchase our products at all, purchase fewer products than they did in the past, or alter their purchasing patterns in some other way, particularly because:

•                  substantially all of our sales are made on a purchase order basis, which permits our customers to cancel, change or delay product purchase commitments with little or no notice to us and without penalty;

•                  our customers may develop their own solutions;

•                  our customers may purchase integrated circuits from our competitors; or

•                  our customers may discontinue sales or lose market share in the markets for which they purchase our products.

If we are unable to accurately predict our future sales and to appropriately budget for our expenses, our operating results could suffer.

The rapidly changing nature of the markets in which we sell our products limits our ability to accurately forecast quarterly and annual sales.  Additionally, because many of our expenses are fixed in the short term or are incurred in advance of anticipated sales, we may not be able to decrease our expenses in a timely manner to offset any shortfall of sales.  We are currently expanding our staffing and increasing our expense levels in anticipation of future sales growth.  If our sales do not increase as anticipated, significant losses could result due to our higher expense levels.

Our financial and operating results may vary which may cause the price of our common shares to decline.

We currently provide guidance on revenue and gross margin on a quarterly basis.  Our quarterly operating results have fluctuated in the past and are likely to do so in the future.  Because our operating results are difficult to predict, you should not rely on quarterly comparisons of our results of operations as an indication of our future performance.  We have made substantial investments in expanding our operations which has resulted in an increase in our operating expenses.  We may not be able to increase revenues in an amount sufficient to offset these increased expenditures, which may lead to a loss for a quarterly period.

Fluctuations in our operating results may be due to a number of factors, including, but not limited to, those listed below and those identified throughout this “Risk Factors” section:

•                  order or shipment cancellations, rescheduling or deferrals of significant customer orders;

•                  our ability to scale our operations in response to changes in demand for our existing products and services or demand for new products requested by our customers;

•                  gain or loss of a key customer;

•                  our ability to maintain a competitive cost structure for our manufacturing and assembly and test processes;

•                  failure to qualify our products or our suppliers’ manufacturing lines;

•                  our ability to exercise stringent quality control measures to obtain high yields;

•                  effective and timely update of equipment and facilities as required for leading edge production capabilities; and

•                  our ability to realize the benefits expected from our acquisition of the Intel communications and application processor business.

Due to fluctuations in our quarterly operating results and other factors, the price at which our common shares will trade is likely to continue to be highly volatile.  In future periods, if our revenues or operating results are below our estimates or the estimates or expectations of public market analysts and investors, our stock price could decline.  On average, technology companies have been subject to a greater number of securities class action claims than companies in many other industries as a result of stock price volatility.  If our stock price is volatile, we may become involved in this type of litigation.  Any litigation could result in substantial costs and a diversion of management’s attention and resources that are needed to successfully run our business.

Changes in financial accounting standards or practices or existing taxation rules or practices may cause adverse unexpected revenue and expense fluctuations and affect our reported results of operations.

A change in accounting standards or practices or a change in existing taxation rules or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective.  New accounting pronouncements and taxation rules and varying interpretations of accounting pronouncements and taxation practice have occurred and may occur in the future.  Changes to existing rules or the questioning of current practices by regulators may adversely affect our reported financial results or the way we conduct our business.

For example, the Financial Accounting Standards Board (“FASB”) issued its final standard on accounting for share-based payments, FASB Statement No. 123R (revised 2004), Share-Based Payment (FAS 123R), which required us, starting January 29, 2006, to measure compensation costs for all stock-based compensation (including stock options) at fair value and to recognize these costs as expenses in our statements of operations.  The recognition of these expenses in our statements of operations will reduce our earnings per share, which could negatively impact our future stock price.

If we are unable to develop and introduce new and enhanced products that achieve market acceptance in a timely and cost-effective manner, our operating results and competitive position will be harmed.

Our future success will depend on our ability, in a timely and cost-effective manner, to develop and introduce new products and enhancements to our existing products.  We must also achieve market acceptance for these products and enhancements.  If we do not successfully develop and achieve market acceptance for new and enhanced products, our ability to maintain or increase revenues will suffer.  The development of our products is highly complex.  We occasionally have experienced delays in completing the development and introduction of new products and product enhancements, and we could experience delays in the future.  Even if new and enhanced products are introduced to the market, we may not be able to achieve market acceptance of them in a timely manner.

In addition, our longstanding relationships with some of our larger customers may also deter other potential customers who compete with these customers from buying our products.  To attract new customers or retain existing customers, we may offer certain customers favorable prices on our products.  If these prices are lower than the prices paid by our existing customers, we would have to offer the same lower prices to certain of our customers who have contractual “most favored nation” pricing arrangements.  In that event, our average selling prices and gross margins would decline.  The loss of a key customer, a reduction in sales to any key customer or our inability to attract new significant customers could materially and adversely affect our business, financial condition and results of operations.

If we fail to appropriately scale our operations in response to changes in demand for our existing products and services or to the demand for new products requested by our customers, our business could be materially and adversely affected.

To achieve our business objectives, we anticipate that we will need to continue to expand.  We have experienced rapid growth and expansion in the past.  Through internal growth and acquisitions, we significantly increased the scope of our operations and expanded our workforce from 1,205 employees, as of January 31, 2003, to 5,644 employees, as of July 28, 2007.  Nonetheless, we may not be able to scale our workforce and operations in a sufficiently timely manner to respond effectively to changes in demand for our existing products and services or to the demand for new products requested by our customers.  In that event, we may be unable to meet competitive challenges or exploit potential market opportunities, and our current or future business could be materially and adversely affected.  Conversely, if we expand our operations and workforce too rapidly in anticipation of increased demand for our products, and such demand does not materialize at the pace at which we expected, the rate of increase in our operating expenses may exceed the rate of increase in our revenue, which would adversely affect our operating results.

Our past growth has placed, and any future growth is expected to continue to place, a significant strain on our management personnel, systems and resources.  To implement our current business and product plans, we will need to continue to expand, train, manage and motivate our workforce.  All of these endeavors will require substantial management effort.  Although we have implemented an enterprise resource planning system to help us improve our planning and management processes and are implementing a new human resources management system, we anticipate that we will also need to continue to implement and improve a variety of new and upgraded operational and financial systems, as well as additional procedures and other internal management systems.  These processes can be time consuming and expensive, increase management responsibilities, and divert management attention.  If we are unable to effectively manage our expanding operations, we may be unable to scale our business quickly enough to meet competitive challenges or exploit potential market opportunities, or conversely, we may scale our business too quickly and the rate of increase in our expenses may exceed the rate of increase in our revenue, either of which would materially and adversely affect our current or future business.

We rely on independent foundries and subcontractors for the manufacture, assembly and testing of our integrated circuit products, and the failure of any of these third-party vendors to deliver products or otherwise perform as requested could damage our relationships with our customers, decrease our sales and limit our growth.

We do not have our own manufacturing or assembly facilities and have very limited in-house testing facilities.  Therefore, we rely on third-party vendors to manufacture, assemble and test the products we design.  We currently rely on several third-party foundries to produce substantially all of our integrated circuit products.  We also currently rely on several third-party assembly and test subcontractors to assemble, package and test our products.  The resurgence of severe acute respiratory syndrome, the outbreak of avian flu and any similar future outbreaks in Asia, where these foundries are located, could affect the production capabilities of our manufacturers by resulting in quarantines or closures.  In the event of such a quarantine or closure, if we were unable to quickly identify alternate manufacturing facilities, our revenues, cost of revenues and results of operations would be negatively impacted.  If these vendors do not provide us with high-quality products and services in a timely manner, or if one or more of these vendors terminates its relationship with us, we may be unable to obtain satisfactory replacements to fulfill customer orders on a timely basis, our relationships with our customers could suffer, our sales could decrease and harm our business, financial condition or results of operations.

With limited exceptions, our vendors are not obligated to perform services or supply products to us for any specific period, in any specific quantities, or at any specific price, except as may be provided in a particular purchase order.  These vendors may allocate capacity to the production of other companies’ products while reducing deliveries to us on short notice.  In particular, some foundry customers may have long-term agreements with these foundries that may cause these foundries to reallocate capacity to those customers, decreasing the capacity available to us.  If we need another integrated circuit foundry or assembly and test subcontractor because of increased demand, or we are unable to obtain timely and adequate deliveries from our providers at the required time, we might not be able to develop relationships with other vendors who are able to satisfy our requirements.  Even if other integrated circuit foundries or assembly and test subcontractors are available at that time to satisfy our requirements, it would likely take several months to qualify a new provider.  Such a change may also require the approval of our customers, which would take time to effect and could cause our customers to cancel orders or fail to place new orders.

A number of our subsidiaries are incorporated under the laws of, and their principal offices are located in, the State of Israel and, therefore, their business operations may be harmed by adverse political, economic and military conditions affecting Israel.

Each of Marvell Semiconductor Israel Ltd. (“MSIL”), Marvell T.I. Ltd. (“MTIL”), Marvell Software Solutions Israel Ltd. (“MSSI”) and Marvell DSPC Ltd. (“DSPC”) is incorporated under the laws of and has its principal offices in Israel.  In addition, MSIL, MSSI and DSPC maintain their research and development operations in Israel.  Thus, MSIL, MTIL, MSSI and DSPC are directly influenced by the political, economic and military conditions affecting Israel.  Any potential hostilities involving or within Israel could disrupt MSIL, MTIL, MSSI and DSPC’s operations.  For example, past hostilities between Israel and the Palestinian authority and other groups have caused substantial political unrest, which could lead to a potential economic downturn in Israel.  Additionally, the ongoing situation in Iraq could lead to more economic instability and uncertainty in the State of Israel and the Middle East.  Also, the interruption or curtailment of trade between Israel and its present trading partners or a significant downturn in the economic or financial condition of Israel could negatively impact the business operations and financial results of each of MSIL, MTIL, MSSI and DSPC.

We rely on third-party distributors and manufacturers’ representatives and the failure of these distributors and manufacturers’ representatives to perform as expected could reduce our future sales.

We sell many of our products to customers through distributors and manufacturers’ representatives.  Our relationships with some of our distributors and manufacturers’ representatives have been established within the last two years, and we are unable to predict the extent to which our distributors and manufacturers’ representatives will be successful in marketing and selling our products.  Moreover, many of our manufacturers’ representatives and distributors also market and sell competing products.  Our representatives and distributors may terminate their relationships with us at any time.  Our future performance will also depend, in part, on our ability to attract additional distributors or manufacturers’ representatives that will be able to market and support our products effectively, especially in markets in which we have not previously distributed our products.  If we cannot retain our current distributors or manufacturers’ representatives or recruit additional or replacement distributors or manufacturers’ representatives, our sales and operating results will be harmed.  The loss of one or more of our distributors or manufacturers’ representatives could harm our sales and results of operations.  We generally realize a higher gross margin on direct sales and from sales through manufacturers’ representatives than on sales through distributors.  Accordingly, if our distributors were to account for an increased portion of our net sales, our gross margins may decline.

We are subject to order and shipment uncertainties, and if we are unable to accurately predict customer demand, we may hold excess or obsolete inventory, which would reduce our profit margin, or, conversely, we may have insufficient inventory, which would result in lost revenue opportunities and potentially in loss of market share and damaged customer relationships.

We typically sell products pursuant to purchase orders rather than long-term purchase commitments.  Customers can generally cancel or defer purchase orders on short notice without incurring a significant penalty.  In the recent past, some of our customers have developed excess inventories of their own products and have, as a consequence, deferred purchase orders for our products.  We cannot accurately predict what or how many products our customers will need in the future.  Anticipating demand is difficult because our customers face volatile pricing and unpredictable demand for their own products and are increasingly focused more on cash preservation and tighter inventory management.  In addition, as an increasing number of our chips are being incorporated into consumer products, we anticipate greater fluctuations in demand for our products, which makes it more difficult to forecast customer demand.  We place orders with our suppliers based on forecasts of customer demand and, in some instances, may establish buffer inventories to accommodate anticipated demand.  Our forecasts are based on multiple assumptions, each of which may introduce error into our estimates.  If we overestimate customer demand, we may allocate resources to manufacturing products that we may not be able to sell when we expect to, if at all.  As a result, we would hold excess or obsolete inventory, which would reduce our profit margins and adversely affect our financial results.  Conversely, if we underestimate customer demand or if insufficient manufacturing capacity is available, we would forgo revenue opportunities and potentially lose market share and damage our customer relationships.  In addition, any future significant cancellations or deferrals of product orders or the return of previously sold products could materially and adversely affect our profit margins, increase product obsolescence and restrict our ability to fund our operations.  Furthermore, we generally recognize revenue upon shipment of products to a customer.  If a customer refuses to accept shipped products or does not timely pay for these products, we could incur significant charges against our income.

The international nature of our business exposes us to financial and regulatory risks that may adversely impact our revenues and profitability.

International operations are subject to a number of risks that may limit our ability to design, develop, test or market certain technologies and products, which could in turn have an adverse effect on our results of operations and financial condition, including:

•                  international terrorism and anti-American sentiment, particularly in the emerging markets;

•                  security concerns, including crime, political instability, armed conflict and civil or military unrest;

•                  local business and cultural factors that differ from our normal standards and practices in the United States;

•                  regulatory requirements and prohibitions that differ between jurisdictions;

•                  laws and business practices favoring local companies;

•                  differing employment practices and labor issues;

•                  withholding tax obligations on revenues that we may not be able to offset fully against our U.S. tax obligations, including the further risk that foreign tax authorities may increase tax rates, which could result in increased tax withholdings and penalties;

•                  less effective protection of intellectual property than is afforded to us in the United States or other developed countries; and

•                  limited infrastructure and disruptions, such as large-scale outages or interruptions of service from utilities or telecommunications providers and natural disasters.

These conditions make it extremely difficult for our customers, our vendors and for us to accurately forecast and plan future business activities.  We cannot predict the timing, strength or duration of any economic recovery, worldwide, or in our served markets.  If the worldwide economy or our served markets in which we operate were to experience any of the conditions above, our business, financial condition and results of operations could be adversely affected.

Our future success depends in significant part on strategic relationships with customers.  If we cannot maintain these relationships or if these customers develop their own solutions or adopt a competitor’s solutions instead of buying our products, our operating results would be adversely affected.

In the past, we have relied in significant part on our strategic relationships with customers that are technology leaders in our target markets.  We intend to pursue and continue to form these strategic relationships in the future but we cannot assure you that we will be able to do so.  These relationships often require us to develop new products that may involve significant technological challenges.  Our customers frequently place considerable pressure on us to meet their tight development schedules.  Accordingly, we may have to devote a substantial amount of our limited resources to our strategic relationships, which could detract from or delay our completion of other important development projects.  Delays in the development could impair our relationships with our strategic customers and negatively impact sales of the products under development.  Moreover, it is possible that our customers may develop their own solutions or adopt a competitor’s solution for products that they currently buy from us.  If that happens, our business, financial condition and results of operations could be materially harmed.

If our foundries do not achieve satisfactory yields or quality, our relationships with our customers and our reputation will be harmed.

The fabrication of integrated circuits is a complex and technically demanding process.  Our foundries have from time to time experienced manufacturing defects and reduced manufacturing yields.  Changes in manufacturing processes or the inadvertent use of defective or contaminated materials by our foundries could result in lower than anticipated manufacturing yields or unacceptable performance.  Many of these problems are difficult to detect at an early stage of the manufacturing process and may be time consuming and expensive to correct.  Poor yields from our foundries, or defects, integration issues or other performance problems in our products could cause us significant customer relations and business reputation problems, harm our financial results and result in financial or other damages to our customers.  Our customers could also seek damages from us for their losses.  A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.  In addition, defects in our existing or new products could result in significant warranty, support and repair costs, and divert the attention of our engineering personnel from our product development efforts.

When demand for foundry capacity is high, we may take various actions to try to secure sufficient capacity, which may be costly and harm our operating results.

Availability of foundry capacity has from time to time in the past been constrained due to strong demand.  The ability of each foundry to provide us with semiconductor devices is limited by its available capacity and existing obligations.  Although we have entered into contractual commitments to supply specified levels of products to some of our customers, we may not have sufficient levels of production capacity with all of our foundries, despite signing a long-term guaranteed production capacity agreement with one of our foundries.  Despite this agreement, foundry capacity may not be available when we need it or at reasonable prices.  We place our orders on the basis of our customers’ purchase orders or our forecast of customer demand, and the foundries can allocate capacity to the production of other companies’ products and reduce deliveries to us on short notice.  It is possible that foundry customers that are larger and better financed than we are or that have long-term agreements with our main foundries, may induce our foundries to reallocate capacity to those customers.  This reallocation could impair our ability to secure the supply of components that we need.  Although we use several independent foundries to manufacture substantially all of our semiconductor products, most of our components are not manufactured at more than one foundry at any given time, and our products typically are designed to be manufactured in a specific process at only one of these foundries.  Accordingly, if one of our foundries is unable to provide us with components as needed, we could experience significant delays in securing sufficient supplies of those components.  We cannot assure you that any of our existing or new foundries will be able to produce integrated circuits with acceptable manufacturing yields, or that our foundries will be able to deliver enough semiconductor devices to us on a timely basis, or at reasonable prices.  These and other related factors could impair our ability to meet our customers’ needs and have a material and adverse effect on our operating results.

In order to secure sufficient foundry capacity when demand is high and mitigate the risks described in the foregoing paragraph, we may enter into various arrangements with suppliers that could be costly and harm our operating results, such as nonrefundable deposits with or loans to foundries in exchange for capacity commitments, and contracts that commit us to purchase specified quantities of integrated circuits over extended periods.

We may not be able to make any such arrangement in a timely fashion or at all, and any arrangements may be costly, reduce our financial flexibility, and not be on terms favorable to us.  For example, amounts payable under our foundry capacity are non-refundable regardless of whether we are able to utilize all of any of the guaranteed wafer capacity under the terms of the agreement.  Moreover, if we are able to secure foundry capacity, we may be obligated to use all of that capacity or incur penalties.  These penalties may be expensive and could harm our financial results.

The complexity of our products could result in unforeseen delays or expenses or undetected defects or bugs, which could adversely affect the market acceptance of new products, damage our reputation with current or prospective customers, and materially and adversely affect our operating costs.

Highly complex products such as the products that we offer, frequently contain defects and bugs when they are first introduced or as new versions are released.  We have in the past experienced, and may in the future experience, these defects and bugs.  Historically, we have been able to design workarounds to fix these defects and bugs with minimal to no disruption to our business or our customers’ business.  If any of our products contain defects or bugs, or have reliability, quality, or compatibility problems, we may not be able to successfully design workarounds.  Consequently, our reputation may be damaged and customers may be reluctant to buy our products, which could materially and adversely affect our ability to retain existing customers, attract new customers, and our financial results.  In addition, these defects or bugs could interrupt or delay sales to our customers.  To resolve these problems, we may have to invest significant capital and other resources.  Although our products are tested by our suppliers, our customers and ourselves, it is possible that our new products will contain defects or bugs.  If any of these problems are not found until after we have commenced commercial production of a new product, we may be required to incur additional development costs and product recall, repair or replacement costs.  These problems may also result in claims against us by our customers or others.  In addition, these problems may divert our technical and other resources from other development efforts.  Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product or products, and we could lose credibility with our current and prospective customers.  As a result, our financial results could be materially harmed.

We may experience difficulties in transitioning to smaller geometry process technologies or in achieving higher levels of design integration, which may result in reduced manufacturing yields, delays in product deliveries and increased expenses.

In order to remain competitive, we expect to continue to transition our semiconductor products to increasingly smaller line width geometries.  This transition requires us to modify the manufacturing processes for our products and to redesign some products.  We periodically evaluate the benefits, on a product-by-product basis, of migrating to smaller geometry process technologies to reduce our costs.  In the past, we have experienced some difficulties in shifting to smaller geometry process technologies or new manufacturing processes, which resulted in reduced manufacturing yields, delays in product deliveries and increased expenses.  We may face similar difficulties, delays and expenses as we continue to transition our products to smaller geometry processes.  We are dependent on our relationships with our foundry subcontractors to transition to smaller geometry processes successfully.  We cannot assure you that the foundries that we use will be able to effectively manage the transition or that we will be able to maintain our existing foundry relationships or develop new ones.  If any of our foundry subcontractors or we experience significant delays in this transition or fail to efficiently implement this transition, we could experience reduced manufacturing yields, delays in product deliveries and increased expenses, all of which could harm our relationships with our customers and our results of operations.  As smaller geometry processes become more prevalent, we expect to continue to integrate greater levels of functionality, as well as customer and third party intellectual property, into our products.  However, we may not be able to achieve higher levels of design integration or deliver new integrated products on a timely basis, if at all.  Moreover, even if we are able to achieve higher levels of design integration, such integration may have a short-term adverse impact on our operating results, as we may reduce our revenue by integrating the functionality of multiple chips into a single chip.

We have a large amount of debt and our debt service obligations may prevent us from taking actions that we would otherwise consider to be in our best interests.

As of July 28, 2007, the aggregate principal amount of our total consolidated debt was $396.8 million.  Covenants in the agreements governing our existing debt, and debt we may incur in the future, may materially restrict our operations, including our ability to incur debt, pay dividends, make certain investments and payments, make acquisitions, and encumber or dispose of assets.  In addition, financial covenants contained in agreements relating to our existing and future debt could lead to a default in the event our results of operations do not meet our plans and we are unable to amend those financial covenants.  A default and acceleration under one debt instrument may also trigger cross-acceleration under our other debt instruments.  An event of default under any debt instrument, if not cured or waived, could result in the lenders requiring us to repay the debt, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, the level of our indebtedness could have significant negative consequences for our future operations, including:

•                  increasing our vulnerability to general adverse economic and industry conditions;

•                  limiting our ability to obtain additional financing for working capital, capital and research and development expenditures, and general corporate purposes;

•                  requiring the dedication of a substantial portion of our expected cash flow or our existing cash to service our indebtedness, thereby reducing the amount of our cash available for other purposes, including working capital, capital expenditures and research and development expenditures;

•                  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

•                  placing us at a possible competitive disadvantage compared to less leveraged competitors and competitors that have better access to capital resources.

We are subject to the risks of owning real property.

Our U.S. headquarters located in Santa Clara California, building under construction in Singapore, building in Malaysia, building in Switzerland and buildings in Shanghai, China subject us to the risks of owning real property, including:

•                  the possibility of environmental contamination and the costs associated with fixing any environmental problems;

•                  adverse changes in the value of these properties, due to interest rate changes, changes in the neighborhood in which the property is located, or other factors;

•                  the possible need for structural improvements in order to comply with zoning, seismic and other legal or regulatory requirements;

•                  the potential disruption of our business and operations arising from or connected with a relocation due to moving to or renovating the facility;

•                  increased cash commitments for improvements to the buildings or the property or both;

•                  increased operating expenses for the buildings or the property or both;

•                  possible disputes with tenants or other third parties related to the buildings or the property or both; and

•                  the risk of financial loss in excess of amounts covered by insurance, or uninsured risks, such as the loss caused by damage to the buildings as a result of earthquakes, floods and or other natural disasters.

We depend on key personnel with whom we do not have employment agreements to manage our business, and if we are unable to retain our current personnel and hire additional personnel, our ability to develop and successfully market our products could be harmed.

We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial, engineering and sales and marketing personnel.  The loss of any key employees or the inability to attract or retain qualified personnel, including engineers and sales and marketing personnel, could delay the development and introduction of and harm our ability to sell our products.  We do not have employment contracts with our key personnel, and their knowledge of our business and industry would be extremely difficult to replace.

There is currently a shortage of qualified technical personnel with significant experience in the design, development, manufacturing, marketing and sales of integrated circuits.  In particular, there is a shortage of engineers who are familiar with the intricacies of the design and manufacture of products based on analog technology, and competition for these engineers is intense.  Our key technical personnel represent a significant asset and serve as the source of our technological and product innovations.  We may not be successful in attracting and retaining sufficient numbers of technical personnel to support our anticipated growth.

Our officers and directors own a large percentage of our voting stock, and two of them, together with another employee, are also significant shareholders and are related by blood or marriage.  These factors may allow the officers and directors as a group or the three related employees to greatly influence the election of directors and the approval or disapproval of significant corporate actions.

As of July 28, 2007, our executive officers and directors beneficially owned or controlled, directly or indirectly, approximately 20% of the outstanding common shares.  Additionally, Dr. Sehat Sutardja, our Chief Executive Officer, and Weili Dai, who serves as our Director of Strategic Marketing and Business Development, are husband and wife and Dr. Sehat Sutardja and Dr. Pantas Sutardja are brothers.  Together, these three individuals held approximately 19% of our outstanding common shares as of July 28, 2007.  As a result, if the directors and officers as a group or any of Dr. Sehat Sutardja, Weili Dai and Dr. Pantas Sutardja act together, they will significantly influence the election of our directors and the approval or disapproval of our significant corporate actions.  This influence over our affairs might be adverse to the interests of other shareholders.  For instance, the voting power of these officers, directors and others could have the effect of delaying or preventing an acquisition of our company on terms that other shareholders may desire.  Furthermore, we have a classified board, which could also further delay or prevent an acquisition, under certain circumstances.

Under Bermuda law, all of our officers, in exercising their powers and discharging their duties, must act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.  Majority shareholders do not owe fiduciary duties to minority shareholders.  As a result, the minority shareholders will not have a direct claim against the majority shareholders in the event the majority shareholders take actions that damage the interests of minority shareholders.  Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda, except that Bermuda courts would be expected to follow English case law precedent, which would permit a shareholder to bring an action in our name if the directors or officers are alleged to be acting beyond our corporate power, committing illegal acts or violating our Memorandum of Association or Bye-laws.  In addition, minority shareholders would be able to challenge a corporate action that allegedly constituted a fraud against them or required the approval of a greater percentage of our shareholders than actually approved it.  The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with the action.

We face foreign business, political and economic risks, which may harm our results of operations, because a majority of our products and our customers’ products are manufactured and sold outside of the United States.

A substantial portion of our business is conducted outside of the United States and, as a result, we are subject to foreign business, political and economic risks.  All of our products are manufactured outside of the United States.  Our current qualified integrated circuit foundries are located in the same region within Taiwan, and our primary assembly and test subcontractors are located in the Pacific Rim region.  In addition, many of our customers are located outside of the United States, primarily in Asia, which further exposes us to foreign risks.  Sales to customers located in Asia represented approximately 83% of our net revenue in the first six months of fiscal 2008, 89% of our net revenue in fiscal 2007 and 94% of our net revenue in fiscal 2006.

We anticipate that our manufacturing, assembly, testing and sales outside of the United States will continue to account for a substantial portion of our operations and revenue in future periods.  Accordingly, we are subject to risks associated with international operations, including:

•                  difficulties in obtaining domestic and foreign export, import and other governmental approvals, permits and licenses;

•                  compliance with foreign laws;

•                  difficulties in staffing and managing foreign operations;

•                  trade restrictions or higher tariffs;

•                  transportation delays;

•                  difficulties of managing distributors, especially because we expect to continue to increase our sales through international distributors;

•                  political and economic instability, including wars, terrorism, other hostilities and political unrest, boycotts, curtailment of trade and other business restrictions; and

•                  inadequate local infrastructure.

Because substantially all of our sales to date have been denominated in United States dollars, increases in the value of the United States dollar will increase the price of our products so that they become relatively more expensive to customers in the local currency of a particular country, potentially leading to a reduction in sales and profitability for us in that country.  A portion of our international revenue may be denominated in foreign currencies in the future, which will subject us to risks associated with fluctuations in exchange rates for those foreign currencies.

Our third-party foundries and subcontractors are concentrated in Taiwan and elsewhere in the Pan-Pacific region, an area subject to significant earthquake risks.  Any disruption to the operations of these foundries and subcontractors resulting from earthquakes or other natural disasters could cause significant delays in the production or shipment of our products.

Substantially all of our products are manufactured by third-party foundries located in Taiwan.  Currently our only alternative manufacturing sources are located in Taiwan, China and Singapore.  In addition, substantially all of our assembly and testing facilities are located in Singapore, Taiwan, Malaysia and the Philippines.  The risk of an earthquake in Taiwan and elsewhere in the Pacific Rim region is significant due to the proximity of major earthquake fault lines to the facilities of our foundries and assembly and test subcontractors.  In September 1999, a major earthquake in Taiwan affected the facilities of several of these third-party contractors.  As a consequence of this earthquake, these contractors suffered power outages and disruptions that impaired their production capacity.  Major earthquakes also occurred in Taiwan in 2002, 2003, 2004 and more recently in 2006.  Although our foundries and subcontractors did not suffer any significant damage as a result of these most recent earthquakes, the occurrence of additional earthquakes or other natural disasters could result in the disruption of our foundry or assembly and test capacity.  Any disruption resulting from such events could cause significant delays in the production or shipment of our products until we are able to shift our manufacturing, assembling or testing from the affected contractor to another third-party vendor.  We may not be able to obtain alternate capacity on favorable terms, if at all.

The average selling prices of products in our markets have historically decreased rapidly and will likely do so in the future, which could harm our revenues and gross profits.

The products we develop and sell are used for high volume applications.  As a result, the prices of those products have historically decreased rapidly.  Our gross profits and financial results will suffer if we are unable to offset any reductions in our average selling prices by increasing our sales volumes, reducing our costs, or developing new or enhanced products on a timely basis with higher selling prices or gross profits.  We expect that our gross profits on our products are likely to decrease over the next fiscal year below levels we have historically experienced due to pricing pressures from our customers, an increase in sales of storage SOCs, which typically have lower margins than standalone read channel devices, and an increase in sales of wireless and other products into consumer application markets, which are highly competitive and cost sensitive.

Additionally, because we do not operate our own manufacturing, assembly or testing facilities, we may not be able to reduce our costs as rapidly as companies that operate their own facilities, and our costs may even increase, which could also reduce our margins.  In the past, we have reduced the average selling prices of our products in anticipation of future competitive pricing pressures, new product introductions by us or our competitors and other factors.  We expect that we will have to do so again in the future.

We have a lengthy and expensive product sales cycle that does not assure product sales, and that if unsuccessful, may harm our operating results.

The sales cycle for many of our products is long and requires us to invest significant resources with each potential customer without any assurance of sales to that customer.  Our sales cycle typically begins with an extended evaluation and test period, also known as qualification, during which our products undergo rigorous reliability testing by our customers.

Qualification is typically followed by an extended development period by our customers and an additional three to six month period before a customer commences volume production of equipment incorporating our products.  This lengthy sales cycle creates the risk that our customers will decide to cancel or change product plans for products incorporating our integrated circuits.  During our sales cycle, our engineers assist customers in implementing our products into the customers’ products.  We incur significant research and development and selling, general and administrative expenses as part of this process, and this process may never generate related revenues.  We derive revenue from this process only if our design is selected.  Once a customer selects a particular integrated circuit for use in its storage product, the customer generally uses solely that integrated circuit for a full generation of its product.  Therefore, if we do not achieve a design win for a product, we will be unable to sell our integrated circuit to a customer until that customer develops a new product or a new generation of its product.  Even if we achieve a design win with a customer, the customer may not ultimately ship products incorporating our products or may cancel orders after we have achieved a sale.  In addition, we will have to begin the qualification process again when a customer develops a new generation of a product for which we were the successful supplier.

Also, during the final production of a mature product, our customers typically exhaust their existing inventory of our integrated circuits.  Consequently, orders for our products may decline in those circumstances, even if our products are incorporated into both our customers’ mature and replacement products.  A delay in a customer’s transition to commercial production of a replacement product may cause the customer to lose sales, which would delay our ability to recover the lost sales from the discontinued mature product.  In addition, customers may defer orders in anticipation of new products or product enhancements from our competitors or us.

We must keep pace with rapid technological change and evolving industry standards in the semiconductor industry to remain competitive.

Our future success will depend on our ability to anticipate and adapt to changes in technology and industry standards and our customers’ changing demands.  We sell products in markets that are characterized by rapid technological change, evolving industry standards, frequent new product introductions, short product life cycles and increasing demand for higher levels of integration and smaller process geometries.  Our past sales and profitability have resulted, to a large extent, from our ability to anticipate changes in technology and industry standards and to develop and introduce new and enhanced products incorporating the new standards and technologies.  Our ability to adapt to these changes and to anticipate future standards, and the rate of adoption and acceptance of those standards, will be a significant factor in maintaining or improving our competitive position and prospects for growth.  If new industry standards emerge, our products or our customers’ products could become unmarketable or obsolete, and we could lose market share.  We may also have to incur substantial unanticipated costs to comply with these new standards.  In addition, our target markets continue to undergo rapid growth and consolidation.  A significant slowdown in any of these markets could materially and adversely affect our business, financial condition and results of operations.  Our success will also depend on the ability of our customers to develop new products and enhance existing products for the markets we serve and to introduce and promote those products successfully.

We may be unable to protect our intellectual property, which would negatively affect our ability to compete.

We believe one of our key competitive advantages results from our collection of proprietary technologies that we have developed since our inception.  If we fail to protect these intellectual property rights, competitors could sell products based on technology that we have developed which could harm our competitive position and decrease our revenues.  We believe that the protection of our intellectual property rights is and will continue to be important to the success of our business.  We rely on a combination of patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect our proprietary technologies.  We also enter into confidentiality or license agreements with our employees, consultants and business partners, and control access to and distribution of our documentation and other proprietary information.  We have been issued several United States patents and have a number of pending United States patent applications.  However, a patent may not be issued as a result of any applications or, if issued, claims allowed may not be sufficiently broad to protect our technology.  In addition, it is possible that existing or future patents may be challenged, invalidated or circumvented.  Despite our efforts, unauthorized parties may attempt to copy or otherwise obtain and use our products or proprietary technology.  Monitoring unauthorized use of our technology is difficult, and the steps that we have taken may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

We may become involved with costly and lengthy litigation, which could subject us to liability, require us to stop selling our products or force us to redesign our products.

Litigation involving patents and other intellectual property is widespread in the high-technology industry and is particularly prevalent in the integrated circuit industry, where a number of companies aggressively bring numerous infringement claims to protect their patent portfolios.  From time to time we receive, and may continue to receive in the future, notices that claim we have infringed upon, misappropriated or misused the proprietary rights of other parties.  These claims could result in litigation, which, in turn, could subject us to significant liability for damages.  Any potential intellectual property litigation also could force us to do one or more of the following:

•                  stop selling products or using technology that contain the allegedly infringing intellectual property;

•                  pay substantial damages to the party claiming infringement that could adversely impact our liquidity or operating results;

•                  attempt to obtain a license to the relevant intellectual property, which license may not be available on reasonable terms or at all; and

•                  attempt to redesign those products that contain the allegedly infringing intellectual property.

In addition, many of our contracts with our customers require us to indemnify our customers against claims alleging infringement of the proprietary rights of other parties.  Customers have requested us to indemnify them in connection with a patent infringement lawsuit by Australia’s Commonwealth Scientific and Industrial Research Organization (CSIRO).  We have also filed an action against CSIRO seeking a declaratory judgment that CSIRO’s patent is invalid and unenforceable and that we and our customers do not infringe the CSIRO patent.

We are also party to other claims and litigation proceedings arising in the normal course of business.  The impact on us as a result of such claims and litigation cannot currently be ascertained.  Any litigation, regardless of the outcome, is time-consuming and expensive to resolve, may require us to pay significant monetary damages and can divert management time and attention.  An unfavorable ruling in litigation could require us to pay damages or one-time license fees or royalty payments, which could adversely impact gross margins in future periods, or could prevent us from manufacturing or selling some of our products or limit or restrict the type of work that employees involved in such litigation may perform for us.  There can be no assurance that these matters will be resolved in a manner that is not adverse to our business, financial condition, results of operations or cash flows.

We are incorporated in Bermuda, and, as a result, it may not be possible for our shareholders to enforce civil liability provisions of the securities laws of the United States.

We are organized under the laws of Bermuda.  As a result, it may not be possible for our shareholders to effect service of process within the United States upon us, or to enforce against us in United States courts judgments based on the civil liability provisions of the securities laws of the United States.  Most of our executive officers and directors are residents of the United States.  However, there is significant doubt as to whether the courts of Bermuda would recognize or enforce judgments of United States courts obtained against us or our directors or officers based on the civil liability provisions of the securities laws of the United States or any state or hear actions brought in Bermuda against us or those persons based on those laws.  The United States and Bermuda do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters.  Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not based solely on United States federal or state securities laws, would not be automatically enforceable in Bermuda.

Our Bye-laws contain a waiver of claims or rights of action by our shareholders against our officers and directors, which will severely limit our shareholders’ right to assert a claim against our officers and directors under Bermuda law.

Our Bye-laws contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers and directors.  The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties with or for us, other than with respect to any matter involving any fraud or dishonesty on the part of the officer or director.  This waiver will limit the rights of our shareholders to assert claims against our officers and directors unless the act complained of involves actual fraud or dishonesty.  Thus, so long as acts of business judgment do not involve actual fraud or dishonesty, they will not be subject to shareholder claims under Bermuda law.  For example, shareholders will not have claims against officers and directors for a breach of trust, unless the breach rises to the level of actual fraud or dishonesty.

Tax benefits we receive may be terminated or reduced in the future, which would increase our costs.

Under current Bermuda law, we are not subject to tax on our income and capital gains.  We have obtained from the Minister of Finance of Bermuda under the Exempt Undertakings Tax Protection Act 1966, as amended, an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed on income and capital gains, those taxes should not apply to us until March 28, 2016.  However, it is possible that this exemption would not be extended beyond that date.

The Economic Development Board of Singapore granted Pioneer Status to our wholly-owned subsidiary in Singapore in July 1999.  Initially, this tax exemption was to expire after ten years, but the Economic Development Board in June 2006 agreed to extend the term to fifteen years.  As a result, we anticipate that a significant portion of the income we earn in Singapore during this period will be exempt from the Singapore income tax.  We are required to meet several requirements as to investment, headcount and activities in Singapore to retain this status.  If our Pioneer Status is terminated early, our financial results could be harmed.

The Israeli government has granted Approved Enterprise Status to two of our wholly-owned subsidiaries in Israel, which provides a tax holiday on undistributed income derived from operations within certain “development regions” in Israel.  In order to maintain our qualification, we must continue to meet specified conditions, including the making of investments in fixed assets in Israel.  As our tax holidays expire, we expect that we will start paying income tax on our operations within these development regions.

During fiscal 2007, our Switzerland subsidiary received from both Federal and Cantonal purposes a ten-year tax holiday on design and research centre and wafer supply trading activity revenues earned in Switzerland.  Each jurisdiction has separate requirements that need to be met such as the ten-year business requirement and investment in head count, intellectual property, office equipment, software and other expense items.  If the requirements are not met, there would be tax dollars to be paid which may affect our financial results.

Our Bye-laws contain provisions that could delay or prevent a change in corporate control, even if the change in corporate control would benefit our shareholders.

Our Bye-laws contain change in corporate control provisions, which include:

•                  authorizing the issuance of preferred stock without shareholder approval;

•                  providing for a classified board of directors with staggered, three-year terms; and

•                  requiring a vote of two-thirds of the outstanding shares to approve any change of corporate control.

These changes in corporate control provisions could make it more difficult for a third-party to acquire us, even if doing so would be a benefit to our shareholders.

THE OFFER

1.             Eligibility.

You are an “eligible employee” only if you are an employee of Marvell as of the last date on which this offer remains open for acceptance, you hold an eligible option as described in Section 2 below, you are subject to taxation in the United States and, as of the last date on which this offer remains open for acceptance, you are not and have never been an officer or director of the Company for purposes of Section 16 of the Exchange Act.  Unless expressly provided by an agreement between you and Marvell or by the requirements of applicable law, your employment with Marvell will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice.

None of our executive officers or directors, as listed on Schedule A of this Offer to Amend, are eligible to participate in this offer.

2.             Number of options and amount of consideration; expiration date.

Subject to the terms and conditions of this offer, we will accept for amendment eligible options that are held by eligible employees and with respect to which proper elections are made, and are not validly withdrawn, before the expiration date.

An option to purchase common shares is eligible for this offer only if each of the following conditions is met:

•                  the option was granted under the Marvell Technology Group Ltd. 1995 Stock Option Plan (the “Marvell Stock Plan”);

•                  the option had an original exercise price per share that may have been less than the fair market value per share of the common shares underlying the option on the option’s grant date, as determined by Marvell, for financial reporting purposes (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•                  the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion of the grant may be an “eligible option”); and

•                  the option is outstanding as of the last date on which this offer remains open for acceptance.

To the extent you hold Marvell options that do not meet all of the conditions set forth above, such options will not be eligible for amendment pursuant to this offer.  As noted above, in order to be eligible, options must be outstanding as of the expiration date of the offer.  For example, if a particular option grant expires after commencement, but before the expiration date, that particular option grant is not eligible for this offer.

If you choose to participate in this offer, you will be required to accept the offer with respect to the entire eligible portion of all of your eligible options listed on your Addendum, including any options which are legally, but not beneficially, owned by you.  In other words, you must accept the offer with respect to all the shares subject to each particular eligible option.  You will not be permitted to participate in the offer if you hold more than one eligible option and wish to accept the offer only with respect to some, but not all, of your eligible options.  If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised.

Employee Election Example

If you hold: (1) an eligible option to purchase 1,000 shares of Marvell common stock that vested after December 31, 2004 and which you have exercised with respect to 700 shares; and (2) an eligible option to purchase 500 shares, of which 100 shares vested on or prior to December 31, 2004, you have the following alternatives with respect to this offer:

•                  Accept the offer with respect to: (1) all 300 shares of your first option and (2) the 400 shares of your second option that vested after December 31, 2004; or

•                  Do not accept the offer with respect to any of your eligible options.

These are your only choices in this example.

If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that option grant, you may accept this offer with respect to the entire remaining outstanding portion of the option if so directed by the beneficial owner as to his or her portion in accordance with the applicable domestic relations order or comparable legal documents.  This is an all or nothing offer, so your participation must be with respect to all or none of the eligible options legally owned by you.  Since you are the legal owner of the eligible option, Marvell will respect an election properly made by you and accepted by Marvell and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

Subject to the terms of this offer and upon our acceptance of your election to participate in the offer with respect to all of your eligible options, if you accept this offer:

1.             Each eligible option will be amended to increase the exercise price per share to the fair market value of a share of the common stock of Marvell on the measurement date of such eligible option for financial reporting purposes (the “new exercise price”).  If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price.

You will be provided with an Addendum which will list the eligible options and, for each eligible option, the original exercise price of your eligible options, and the new exercise price of the eligible options, should you accept this offer with respect to those options.

2.             In addition, if you remain a Marvell employee through Marvell’s first payroll date in calendar year 2008, for each option amended pursuant to the offer, you will receive a grant of RSUs under the Marvell Stock Plan and/or a cash payment (except that if you do not remain a Marvell employee through such date, you will not be eligible to receive RSUs and may receive a cash payment instead, as described in 3 below), as follows:

•                  The number of RSUs is determined by a number, rounded up to the nearest whole shares, that is the quotient of: (a) the product of: (i) the difference between the new exercise price and original exercise price of such option (the “exercise price increase”) and (ii) the number of shares subject to the option that were amended pursuant to the offer (we refer to such product as the “aggregate exercise price increase”), divided by (b) the closing sale price of Marvell common shares on the amendment date of the offer (we refer to this quotient as the “RSU number”). With respect to each eligible option that is amended pursuant to this offer for which the RSU number is equal to or greater than twenty (20) RSUs, you will receive a grant of a number of RSUs equal to the RSU number on Marvell’s first payroll date in calendar year 2008.  The RSUs are subject to a vesting schedule that matches the vesting schedule of the option that is amended pursuant to the offer.  For each month that the amended option is scheduled to vest, the respective RSUs will vest on the 15th day of such month. Vesting of your amended option and RSUs is subject to your continued employment with Marvell through each relevant date.  To the extent any portion of the RSU grant is vested on the date of grant, such portion will be settled immediately at grant, subject to any applicable tax withholdings.

Your Addendum will list the number of unexercised shares subject to your option and the aggregate exercise price increase, if you elect to amend your option pursuant to the offer, that you will receive as a grant of RSUs (if any) on the first payroll date in calendar year 2008, provided you are an employee of Marvell on such date.  RSUs will have a purchase price equivalent to the par value of Marvell common stock which is $0.002 per share.  Such purchase price will be deemed paid through your provision of services to Marvell.  All RSUs granted pursuant to this offer will be subject to a restricted stock unit agreement between you and Marvell, as well as to the terms and conditions of the Marvell Stock Plan under which the RSUs are granted.

However, if you do not remain a Marvell employee through Marvell’s first payroll date in calendar year 2008, you will receive a cash payment on Marvell’s first payroll date in calendar year 2008, with respect to each amended option that would have had an applicable minimum RSU number of at least 20 RSUs, that is the product of: (a) the exercise price increase (that is, the new exercise price minus the original exercise price), and (b) the number of shares subject to the amended option that were vested as of the date your employment with Marvell terminated.  You will not receive a grant of RSUs, regardless of whether the aggregate exercise price increase of your amended option would result in an RSU number that meets or exceeds the minimum RSU number.  Such cash payment, if any, will be made to you on Marvell’s first payroll date in calendar year 2008, subject to any applicable tax withholdings.

•                  Alternatively, for each option amended pursuant to the offer, if the RSU number is less than twenty (20) RSUs, which is the minimum RSU number, you will not receive a grant of RSUs and you will receive instead a cash payment equal to the aggregate exercise price increase, less applicable tax withholdings.  Such cash payment will be made on Marvell’s first payroll date in calendar year 2008.

Note that your RSU grant, to the extent vested on the date of grant, and/or cash payment are subject to any applicable tax withholdings and your unvested RSUs will become subject to applicable tax withholdings as they vest (as applicable).

Your Addendum will list the number of unexercised shares subject to your option and the aggregate exercise price increase.

For purposes of this offer, the term “option” generally refers to an option to purchase one or more shares of our common shares.

Eligible Option Example

The following example is for illustration purposes only:

You were issued an option to purchase 1,500 shares of Marvell common stock with an original exercise price equal to $8.50 per share on December 5, 2003 (“Option 1”) and another option to purchase 900 shares of Marvell common stock with an original exercise price equal to $18.80 per share on July 30, 2005 (“Option 2”).  Assume Marvell’s first payroll date in calendar year 2008 is January 15, 2008.

Option 1

Of the 1,500 shares subject to Option 1, 300 shares vested on or before December 31, 2004.  Your option vests with respect to 1/5th of the total number of shares subject to the option on the first anniversary of the grant date and thereafter in monthly installments of 1/60th of the total number of shares over the following four years.  On the date that Marvell determined the option was actually granted for financial accounting purposes (that is, on the option’s measurement date for financial accounting purposes), the fair market value of Marvell common stock was $9.50 per share.  As of the expiration date of the offer, you exercised none of the shares subject to the option.  Option 1 will be an eligible option with respect to 1,200 shares (the 300 shares which vested on or before December 31, 2004 are not subject to Section 409A and therefore are not eligible).  If you accept this offer, pursuant to the terms of the offer:

1.             1,200 shares subject to Option 1 will be amended to increase the exercise price to $9.50 per share.  875 of the 1,200 shares subject to the amended option will be vested as of the amendment date, and the remaining 325 shares subject to the amended option that are unvested will continue to be subject to the same vesting schedule as the original eligible option.

2.             In addition, provided you remain a Marvell employee through Marvell’s first payroll date of January 15, 2008, a total of 925 shares subject to the amended option will be vested as of such date.  The aggregate exercise price increase of Option 1 is $1,200.00 (the new exercise price of $9.50 minus the original exercise price of $8.50, multiplied by 1,200 shares that were amended).  On the amendment date, the closing sale price of Marvell common stock is $20.05 per share.  You will receive a grant of 60 RSUs (the aggregate exercise price increase of $1,200.00 divided by the closing sale price of $20.05, rounded up to the nearest whole share), subject to vesting and any applicable tax withholdings.  The shares subject to the RSU will vest in accordance with the same vesting schedule as the original eligible option, except that for each month that the amended option is scheduled to vest, the respective RSUs will vest on the 15th day of such month.  Vesting of your amended option and RSUs is subject to your continued employment with Marvell through each relevant vesting date.

Thus, your RSUs will vest in accordance with the following vesting schedule:

Vesting Date of Amended Option*	Number of Shares Subject to Amended Option to Vest*	Vesting Date of RSU	Number of Shares Subject to RSU to Vest**
December 5, 2004	300	—	—
The 5th day of each month in calendar year 2005	300 total	First payroll date in calendar year 2008	15
The 5th day of each month in calendar year 2006	300 total	First payroll date in calendar year 2008	15
The 5th day of each month in calendar year 2007	300 total	First payroll date in calendar year 2008	15
The 5th day of each month in calendar year 2008	300 total	The 15th day of each month in calendar year 2008	15 total

* Your amended option will remain subject to the same vesting schedule as the original eligible option.

** Although not illustrated above, your grant of RSUs is subject to applicable tax withholdings for the vested RSUs on the date of grant and with respect to the remaining RSUs, Marvell will make any applicable tax withholdings as such RSUs vest.

3.             Alternatively, if you do not remain a Marvell employee through Marvell’s first payroll date in calendar year 2008, you will not receive a grant of RSUs, but instead will receive a cash payment on Marvell’s first payroll date in calendar year 2008 to the extent your amended options (if any) were vested as of the date of your employment termination.  Assume that you terminated your employment with Marvell on December 15, 2007 and as of such date, 900 shares of your amended option were vested.  The cash payment amount is $900.00 (the new exercise price of $9.50 minus the original exercise price of $8.50, multiplied by 900 shares).

Option 2

On July 30, 2005, you were issued another option to purchase 900 shares of Marvell common stock with an original exercise price equal to $18.80 per share.  Your option vests with respect to 1/5th of the total number of shares subject to the option on the first anniversary of the grant date and thereafter in monthly installments of 1/60th of the total number of shares over the following four years.  On the option’s grant date, the fair market value of Marvell common stock was $19.00 per share.  None of the shares vested on or before December 31, 2004.  In April 2007, you exercised 250 shares of the option such that as of the expiration date of the offer, 650 shares subject to the option remain outstanding.  Option 2 will be an eligible option with respect to 650 shares.  If you accept this offer, pursuant to the terms of the offer:

1.             650 shares subject to Option 2 that are outstanding will be amended to increase the exercise price to $19.00 per share.  155 of the 650 shares subject to the amended option will be vested as of the amendment date and the remaining 495 shares subject to the amended option will continue to be subject to the same vesting schedule as the original eligible option.

2.             In addition, provided you remain a Marvell employee through Marvell’s first payroll date of January 15, 2008, a total of 185 shares subject to the amended option will be vested as of such date.  The aggregate exercise price increase of Option 2 is $130.00 (the new exercise price of $19.00 minus the original exercise price of $18.80, multiplied by 650 shares subject to the option that is amended pursuant to the offer).  On the amendment date, the closing sale price of Marvell common stock is $20.05 per share.  The number of RSUs that could be granted would be 7 RSUs (the aggregate exercise price increase of $130.00 divided by the closing sale price of $20.05, rounded up to the nearest whole number), which is less than 20 RSUs, the minimum number that the RSU number must be in order for a grant of RSUs to be made for each amended option.  Consequently, you will receive the aggregate exercise price increase of $130.00 as a cash payment on January 15, 2008, regardless of whether you remain employed with Marvell through such payment date.

Since your amended options are subject to the same vesting requirements of your original eligible options, once you cease to be an employee, there will be no further vesting of your amended option.  In addition, your RSUs will be subject to your continued employment with Marvell through each relevant date.  As a result, once you cease to be an employee, there will be no further vesting of your RSUs and you will not receive any RSU grant or cash payment (except as described in 3 above, if any) if your employment terminates prior to Marvell’s first payroll date in calendar year 2008.  All amended options will be subject to the terms of the Marvell Stock Plan under which they were granted and the option agreements between you and Marvell, and as amended in accordance with this offer.  All RSUs will be subject to the terms of the Marvell Stock Plan under which they are granted and the respective restricted stock unit agreements between you and Marvell.  The current form of award agreements with respect to options and restricted stock units under the Marvell Stock Plan are attached as exhibits to the Schedule TO with which this offer has been filed.  (See Section 9 of this Offer to Amend for a description of the Marvell Stock Plan.)

Tax Withholding Election

You should have taxable income when your RSUs (if any) vest, at which time typically Marvell should also have a tax withholding obligation.  You may elect one of the following alternatives for satisfying the tax withholding obligations that arise upon the vesting of your RSUs (if any):

1.             Submit a check to Marvell within 3 business days of the date your RSUs are settled in an amount equal to the minimum statutory amount of taxes required to be withheld;

2.             Have Marvell apply the proceeds from sale of otherwise deliverable shares of Marvell common stock subject to the RSU grant to satisfy the minimum statutory amount of taxes required to be withheld. No fractional shares of Marvell common stock will be sold; to the extent any portion of the minimum statutory tax withholding obligation remains after the sale of such shares, Marvell will withhold from your paycheck such applicable amount; or

3.             Have Marvell apply the proceeds from the sale of all of the otherwise deliverable shares of Marvell common stock subject to the RSU grant to satisfy the minimum statutory amount of taxes required to be withheld and have the remaining proceeds paid to you in cash.

If you do not make a proper election with respect to the tax withholding arrangement or if you elect to submit a check to Marvell within 3 business days as described in 1 above but do not submit your check as of such required date, Marvell will apply the proceeds from sale of otherwise deliverable shares of Marvell common stock upon settlement of your RSUs, as described in 2 above. The fair market value of the shares of Marvell common stock to be withheld or delivered for purposes of tax withholding will be determined as of the date that the taxes are required to be withheld.

The expiration date for this offer will be 9:00 p.m. Pacific Time, on December 12, 2007, unless we extend the offer.  We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires.  (See Section 15 of this Offer to Amend for a description of our rights to extend, terminate and amend the offer.)

3.             Purpose of the offer.

Marvell has determined that certain options granted under the Marvell Stock Plan may have been issued with an exercise price less than the fair market value of the underlying Marvell common stock on the date of grant as determined by Marvell for financial reporting purposes (i.e., at a discount) to certain eligible employees.  Section 409A provides that the portion of options that were granted at a discount and vest after December 31, 2004 should likely subject option holders to unfavorable tax consequences.  If the eligible options are amended and cash payment distributed, the potential unfavorable tax consequences, as described in Section 14 of this Offer to Amend should be eliminated.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•                  any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company;

•                  any purchase, sale or transfer of a material amount of our assets;

•                  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•                  any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board of director vacancies or to change any executive officer’s material terms of employment;

•                  any other material change in our corporate structure or business;

•                  our common shares being delisted from the Nasdaq Global Select Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•                  our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•                  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•                  the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

•                  any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, from time to time, the Company evaluates acquisition opportunities.  At the present time, we are reviewing a number of opportunities.  These transactions may be announced or completed in the ordinary course of business during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

In the ordinary course of business, the Company makes changes in the composition and structure of its board of directors and/or management.  The Company expects that it will continue to make changes in this regard.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation.  Marvell has engaged a third party to prepare communications regarding this offer and to provide general tax information to eligible employees with respect to this offer.  The third party will not provide tax advice specific to an individual’s circumstances or make any recommendation.  You must make your own decision about whether to participate in this offer.  We recommend that you discuss the personal tax consequences of this offer with a financial, legal and/or tax advisor.  If you have general questions about the offer or tax information about this offer, we recommend that you review the employee presentation materials which are available at https://amend409options.marvell.com/stockselfservice/login.aspx.  You may also submit general questions about the terms of this offer or requests for general tax information about the offer via e-mail to stockadmin@marvell.com.

4.                                      Procedures for electing to participate in this offer.

Proper election to elect to participate in this offer.

Participation in this offer is voluntary.  To participate in the offer, you must do the following:

1.             Use your Windows login name, Windows login password and employee identification number to access Marvell’s website at the Internet address: https://amend409options.marvell.com/stockselfservice/login.aspx.

2.             Properly complete and submit the election form via Marvell’s website before 9:00 p.m. Pacific Time, on December 12, 2007, by:

A.            Choosing one of the three alternatives for satisfying the tax withholding obligations that arise upon vesting of RSUs, if any (see Section 2); and

B.            Selecting the “ACCEPT” box and the “Acknowledge and Agree” box after you have read the election form terms and conditions; and

C.            Selecting the “Submit” button at the bottom of the election form.

Alternatively, you may submit your election form via fax by doing the following:

1.             Use your Windows login name, Windows login password and employee identification number to access Marvell’s website at the Internet address: https://amend409options.marvell.com/stockselfservice/login.aspx.

2.             Print the entire election form, including the election form terms and conditions.

3.             Properly complete the election form by:

A.            Choosing one of the three alternatives for satisfying the tax withholding obligations that arise upon vesting of RSUs, if any (see Section 2); and

B.            Selecting the “ACCEPT” box and “Acknowledge and Agree” box after you have read the election form terms and conditions; and

C.            Signing and dating the election form.

4.             Fax the properly completed election form to Marvell Stock Administration at the fax number: (415) 796-1073.  Marvell must receive your properly submitted election form before 9:00 p.m. Pacific Time, on December 12, 2007.

If you are unable to print your election form from Marvell’s website, you may e-mail stockadmin@marvell.com to receive a paper election form.

Marvell must receive the properly submitted election form by the expiration date.  The expiration date will be 9:00 p.m. Pacific Time, on December 12, 2007, unless we extend the offer.  Election forms may only be submitted via Marvell’s website or fax.

If you participate in this offer, you must accept this offer with respect to the entire eligible portion of all of your eligible options.  To help you determine which of your outstanding options are eligible options and give you the tools to make an informed decision, we will provide you with an Addendum listing your eligible options (including the numbers of shares subject to the option and its original exercise price), the new exercise price that will apply if the option is amended and the aggregate exercise price increase.  If you hold an option that is not listed on the Addendum, the option is not an eligible option.

Except as noted in Section 5, your election to participate becomes irrevocable at 9:00 p.m. Pacific Time, on December 12, 2007, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date.  You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5 of this Offer to Amend.  You may change your mind as many times as you wish, but you will be bound, as we determine, by the last properly submitted election form we receive before the expiration date.

The delivery of all documents, including election forms, is at your risk.  Marvell intends to confirm the receipt of your election form by e-mail within two U.S. business days.  If you have not received an e-mail confirmation, we recommend that you confirm that we have received your election form.  If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail stockadmin@marvell.com.  Only election forms that are complete and actually received by the Company by the deadline will be accepted.  Election forms may be submitted only via Marvell’s website or by fax.  Election forms submitted by any other means, including e-mail, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

This is a one-time offer, and we will strictly enforce the election period.  We reserve the right to reject any election that we determine is not in appropriate form or that we determine is unlawful to accept.  Subject to the terms and conditions of this offer, we will accept all options with respect to which proper elections are made promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your options.  For purposes of this offer, we will be deemed to have accepted options with respect to which proper elections have been made and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options.  We may issue this notice of acceptance by press release, e-mail or other methods of communication.  Options accepted will be amended on the expiration date, which we presently expect will be December 12, 2007.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, at our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any election form or any options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept.  We will accept all options with respect to which proper elections are timely made that are not validly withdrawn.  We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made.  No elections will be deemed to have been made properly until all defects or irregularities have been cured by the option holder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice.  This is a one time offer.  We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election through the procedures described above constitutes your acceptance of the terms and conditions of this offer.  Our acceptance of your options for amendment will constitute a binding agreement between Marvell and you upon the terms and subject to the conditions of this offer.

5.                                      Withdrawal rights and change of election.

You may only withdraw all your options from participation in this offer and any such withdrawal must be in accordance with the provisions of this section.

If you have previously elected to accept this offer with respect to all your options, you may withdraw all your options at any time before the expiration date, which is expected to be 9:00 p.m. Pacific Time, on December 12, 2007.  If we extend the offer, you may withdraw your election at any time until the extended expiration date.

In addition, although we intend to accept all options with respect to which valid elections have been made promptly after the expiration of this offer, if we have not accepted your election to amend your eligible options before 9:00 p.m. Pacific Time on January 10, 2008, you may withdraw your election at any time thereafter until we accept your election.

To validly withdraw all of the options with respect to which you previously have chosen to accept this offer, you must do the following before the expiration date:

1.             Use your Windows login name, Windows login password and employee identification number to access Marvell’s website at the Internet address: https://amend409options.marvell.com/stockselfservice/login.aspx.

2.             Properly complete and submit the election form via Marvell’s website before 9:00 p.m. Pacific Time, on December 12, 2007, by:

A.          Selecting the “REJECT” box and “Acknowledge and Agree” box after you have read the election form terms and conditions; and

B.          Selecting the “Submit” button at the bottom of the election form.

Alternatively, you may submit your election form via fax by doing the following:

1.             Use your Windows login name, Windows login password and employee identification number to access Marvell’s website at the Internet address: https://amend409options.marvell.com/stockselfservice/login.aspx.

2.             Print the entire election form, including the election form terms and conditions.

3.             Properly complete the election form by:

A.            Selecting the “REJECT” box and “Acknowledge and Agree” box after you have read the terms and conditions; and

B.            Signing and dating the election form.

4.             Fax the properly completed election form to Marvell Stock Administration at the fax number: (415) 796-1073.  Marvell must receive your properly submitted election form before 9:00 p.m. Pacific Time, on December 12, 2007.

If you are unable to print your election form from Marvell’s website, you may e-mail stockadmin@marvell.com to receive a paper election form.

If you do not withdraw your options, they will remain bound pursuant to your prior election form.  You may change your mind as many times as you wish, but you will be bound, as we determine, by the last properly submitted form we receive before the expiration date.  Marvell must receive the properly completed and signed form before the expiration date.  The expiration date will be 9:00 p.m. Pacific Time, on December 12, 2007, unless we extend the offer.

You may not rescind any withdrawal.  If you change your mind after you have submitted a withdrawal and wish to participate in the offer, you must submit a new election form.  Your election to participate in the offer, with respect to withdrawn eligible options, will be deemed not properly made for purposes of the offer, unless you properly re-elect to accept this offer with respect to your eligible options before the expiration date.  To re-elect to accept this offer with respect to the withdrawn eligible options, you must complete and submit a new election form before the expiration date by following the procedures described in Section 4 of this Offer to Amend.  This new election form must be properly completed and submitted after your prior election form withdrawing from or rejecting the offer.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election form, nor will anyone incur any liability for failure to give any notice.  We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of election forms.  Our determination of these matters will be final and binding.

The delivery of all documents, including any election forms, is at your risk.  Marvell intends to confirm the receipt of any election form by e-mail within two U.S. business days.  If you have not received an e-mail confirmation, we recommend that you confirm that we have received your election form.  If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail stockadmin@marvell.com.  Only election forms that are properly completed and actually received by the Company by the deadline will be accepted.  Election forms may be submitted only via Marvell’s website or by fax.  Election forms submitted by any other means, including e-mail, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

6.                                      Acceptance of options for amendment, issuance of RSU grants, cash payments, and amended options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for amendment all eligible options with respect to which proper elections have been made that have not been validly withdrawn before the expiration date.

Subject to the terms and conditions of this offer, if elections with respect to your eligible options are properly made and accepted by us, these options will be amended as of the amendment date (but following the expiration of the offer), which is on the same date as the expiration date.  We expect that the expiration date will be December 12, 2007at 9:00 p.m. Pacific Time, unless the offer period is extended.  If the expiration of the offer is delayed, the expiration date will be similarly delayed.  Once eligible options with respect to which you elect to accept this offer are amended, those options will be replaced in full by the amended options.

For purposes of the offer, we will be deemed to have accepted options for you with respect to which valid elections have been made and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for amendment of the options.  This notice may be made by press release, e-mail or other method of communication.  Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Amend, we currently expect that we will accept promptly after the expiration date all options with respect to which proper elections have been made that are not validly withdrawn.

If you choose to accept this offer with respect to all of your eligible options, you will be entitled to receive in lieu thereof amended options and a grant of RSUs (subject to your continued employment with Marvell through each relevant date) and/or cash payment, as described in Section 2 of this Offer to Amend.  Eligible options with respect to which you choose to accept this offer will be amended on the amendment date, which is the same date as the expiration date.  The amendment date will be December 12, 2007, unless the offer period is extended.  Promptly following the expiration of the offer, you will receive a “Right to RSU Grant and/or Payment and Option Agreement” evidencing the amendment of the options you elected to amend.

In addition, the “Right to RSU Grant and/or Payment and Option Agreement” will evidence your right to receive the grant of RSUs (subject to your continued employment with Marvell through each relevant date) and/or cash payment if you accept the offer.  All RSUs granted pursuant to this offer will be subject to a restricted stock unit agreement between you and Marvell, as well as to the terms and conditions of the Marvell Stock Plan.  If you do not receive a Right to RSU Grant and/or Payment and Option Agreement within seven U.S. business days after the expiration date, please e-mail stockadmin@marvell.com.

The tax regulations under Section 409A that allow us to offer you the opportunity to avoid unfavorable tax consequences by amending your options also impose certain requirements regarding the timing of the cash payments with respect to your eligible options.  These tax regulations do not allow us to make the cash payments in the same calendar year in which the options are amended.  Therefore, the earliest we can make these cash payments to employees who participate in the offer is in 2008.

Options that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current exercise price, current exercise terms and current vesting schedule.  If you elect to participate in the offer but exercise your eligible options prior to expiration of the offer, those options which you exercise will no longer be eligible for amendment pursuant to this offer and you will not receive any cash payment for those exercised options.  Please see Section 14 of this Offer to Amend for a description of the tax consequences to you of participating or not participating in this offer.

7.                                      Conditions of the offer.

If Marvell is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no amended options.  Notwithstanding any other provision of this offer, we will not be required to accept any options for amendment, and we may terminate the offer, or postpone our acceptance and amendment of any options for which elections to amend have been made, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•                  there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•                  any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us);

•                  there shall have occurred:

•                  any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•                  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•                  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•                  in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index, the Nasdaq Composite Index, or the Standard & Poor’s 500 Index from the date of the commencement of the offer,

•                  the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

•                  if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•                  a tender or offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:

•                  any person, entity or group has purchased all or substantially all of our assets,

•                  any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•                  any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common shares constituting more than 1% of our outstanding shares,

•                  any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for amendment of or to set a fixed exercise date on eligible options, or

•                  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

•                  there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Amend);

•                  any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of Marvell that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us); or

•                  any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq Global Select Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to the Company, which might restrain, prohibit, or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits to us).

If any of the above events occur, we may:

•                  terminate the offer and promptly return all eligible options with respect to which elections have been made to the eligible employees;

•                  complete and/or extend the offer and, subject to your withdrawal rights, retain all options with respect to which elections have been made until the extended offer expires;

•                  amend the terms of the offer; or

•                  waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit.  We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date.  We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer.  Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights.  Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.                                      Price range of shares underlying the options.

The Marvell common stock that underlies your options is traded on the Nasdaq Global Select Market under the symbol “MRVL.”  The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by Nasdaq.

	High	Low
Fiscal Year Ending January 26, 2008
4th Quarter Ending January 26, 2008 (through November 7, 2007)	$18.57	$18.19
3rd Quarter Ending October 27, 2007	$19.08	$15.27
2nd Quarter Ending July 28, 2007	$20.04	$15.25
1st Quarter Ending April 28, 2007	$21.20	$16.04
Fiscal Year Ending January 27, 2007
4th Quarter Ending January 27, 2007	$21.85	$17.27
3rd Quarter Ending October 28, 2006	$21.25	$15.91
2nd Quarter Ending July 29, 2006	$29.54	$16.71
1st Quarter Ending April 29, 2006	$35.14	$26.80
Fiscal Year Ending January 28, 2006
4th Quarter Ending January 28, 2006	$36.84	$22.47
3rd Quarter Ending October 29, 2005	$24.11	$20.76
2nd Quarter Ending July 30, 2005	$22.28	$16.46
1st Quarter Ending April 30, 2005	$19.45	$16.10
Fiscal Year Ended January 29, 2005
4th Quarter Ending January 29, 2005	$18.10	$13.60
3rd Quarter Ending October 30, 2004	$15.04	$9.67
2nd Quarter Ending July 31, 2004	$13.39	$9.38
1st Quarter Ending May 1, 2004	$12.14	$9.60

On November 7, 2007, the closing sale price of our common stock, as reported by the Nasdaq Global Select Market was $18.36 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.                                      Source and amount of consideration; terms of amended options.

Consideration.

We will issue grants of RSUs and cash payments as described in Section 2 of this Offer to Amend.  RSUs will be granted under the Marvell Stock Plan.  Cash payments will be made from Marvell’s general corporate assets, and you will be a general creditor of Marvell with respect to the cash payments until they are received.

If we receive and accept elections from eligible employees of all options eligible for this offer, subject to the terms and conditions of this offer, we will amend options to purchase a total of approximately 35,456,039 shares of our common stock, or approximately 5.99% of the total shares of our common stock outstanding as of October 27, 2007, the maximum number of RSUs granted under the Marvell Stock Plan will be approximately 2,722,898 (assuming an $18.36 stock price) and the maximum aggregate cash payments payable pursuant to the offer will be approximately $49,992,408.

General terms of amended options.

If we have accepted your election to amend your options, your eligible options will be amended and you will receive the grant of RSUs (subject to your continued employment with Marvell through each relevant date) and/or cash payment as described in Section 2 of this Offer to Amend.  Each eligible option will be amended on the amendment date (expected to be December 12, 2007).  All amended options will be evidenced by a “Right to RSU Grant and/or Payment and Option Amendment,” which will be sent to you promptly after the expiration of the offer.  If you do not receive a Right to RSU Grant and/or Payment and Option Amendment within seven U.S. business days after the expiration date, please e-mail stockadmin@marvell.com.

Except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your eligible options.

The following description summarizes the material terms of the Marvell Stock Plan.  Our statements in this Offer to Amend concerning the Marvell Stock Plan and the amended options are merely summaries and do not purport to be complete.  The statements are subject to, and are qualified in their entirety by reference to, the Marvell Stock Plan and the forms of option agreement under the Marvell Stock Plan, which have been filed as exhibits to the Schedule TO of which this offer is a part.  Please e-mail stockadmin@marvell.com, to receive a copy of the Marvell Stock Plan and the forms of option agreement thereunder.  We will promptly furnish you copies of these documents upon request at our expense.

Summary of the Marvell Stock Plan.

The Marvell Technology Group Ltd. Amended and Restated 1995 Stock Plan permits the granting of incentive stock options and nonstatutory stock options, stock appreciation rights, stock awards, stock units, performance awards and other stock-based awards, to eligible participants.  As of October 27, 2007, the maximum number of common stock subject to options currently outstanding under the Marvell Technology Group Ltd. Amended and Restated 1995 Stock Plan was 111,483,591 shares.   As of October 27, 2007, the maximum number of common stock subject to restricted stock units and awards outstanding under the Marvell Technology Group Ltd. Amended and Restated 1995 Stock Plan was 1,963,803 shares.

Term of options.

The term of options granted under the Marvell Stock Plan is as stated in the option agreements.  All amended options granted pursuant to this offer will expire on the same date as the scheduled expiration of the eligible options they amend.  Amended options will expire earlier upon your termination of employment with Marvell.

Termination of employment.

If you are currently an employee of Marvell, your employment will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice.  If your employment terminates before the expiration date of this offer, you will no longer be eligible to participate in this offer and therefore options held by you will no longer be eligible for amendment under this offer.  Any options with respect to which you have accepted this offer that are not eligible for amendment will be returned to you and will terminate in accordance with their terms.

Options granted under the Marvell Stock Plan generally are exercisable, to the extent vested, for 30 days from the date of termination if the optionee’s employment terminates for a reason other than his or her death or disability.  If the optionee’s employment terminates by reason of disability, the optionee generally may exercise his or her option following the date termination of employment due to disability for up to 180 days.  If the optionee’s employment terminates by reason of death, the optionee’s beneficiary or estate generally may exercise the option following the date of the optionee’s death for up to 360 days.

If you participate in this offer, any amended options will continue to be subject to the same vesting schedule in place under the terms of your option immediately prior to such amendment.  In addition, you will be entitled to receive a grant of RSUs and/or cash payment, subject to any applicable tax withholding and subject to your continued employment with Marvell through each relevant date.

Exercise price.

The Administrator generally determines the exercise price at the time the option is granted.  The amended options will have an exercise price per share equal to the fair market value of the underlying stock on the measurement date of such option for financial reporting purposes.

Vesting and exercise.

The Administrator generally determines the terms of vesting.  Any amended option you receive will be subject to the same vesting schedule as the option it amends, and you will receive vesting credit for any vesting credit that accrued under the original option.  That means that upon the expiration date, your amended options will be vested to the same extent and will continue to vest at the same rate as the options they amend.  Continued vesting is subject to your continued employment with Marvell through each relevant vesting date.

Adjustments upon certain events.

Although we do not currently anticipate any such merger or acquisition, if we merge or consolidate into, or are acquired by, another entity, prior to the expiration of the offer, you may choose to withdraw any options with respect to which you elected to accept this offer and your options will be treated in accordance with the Marvell Stock Plan under which they were granted and with your option agreement.  Further, if Marvell is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and remain exercisable for the time period set forth in your option agreement and you will receive no amended options, grant of RSUs, cash payments or other consideration for the options.  If Marvell is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or amended options, including any additional adjustments to the exercise price or number of shares that will be subject to the amended options.  Under such circumstances, we expect that the type of security and the number of shares covered by each amended option would be adjusted based on the consideration per share given to holders of options to acquire our common shares that are outstanding at the time of the acquisition.  Such amended options will generally have an exercise price equal to the closing price of the acquirer’s stock on the expiration date.  As a result of such adjustments, you may receive options for more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options with respect to which you accept this offer or than the number you would have received pursuant to an amended option if no acquisition had occurred.

If we are acquired, it is possible that an acquirer could terminate your employment and therefore, to the extent that you have any amended options subject to vesting, such options will cease to vest and will terminate in accordance with their terms.  Regardless of whether you remain an employee on the scheduled payment date, you will still receive any payments to which you are entitled as a result of your participation in this offer.

Finally, if we are acquired after the options with respect to which you have chosen to accept this offer have been accepted for amended options, the treatment of your amended options in such a transaction will be governed by the terms of the transaction agreement or the terms of the Marvell Stock Plan under which they were granted and as amended in accordance with this offer.

Changes in capitalization.

The Marvell Stock Plan generally provides that in the event of any stock split, reverse stock split, stock dividend, combination or reclassification, or other increase or decrease in the number of issued shares of common stock effected without receipt of consideration, the Administrator will proportionately adjust the number of shares of common stock which may be delivered under the Marvell Stock Plan, and the number and price of shares of common stock subject to outstanding awards thereunder.

Transferability of options.

Options granted under the Marvell Stock Plan generally may not be sold, pledged, assigned, hypothecated, transferred or disposed of other than by will or by the applicable laws of descent and distribution.

Amendment and termination of the Marvell Stock Plan.

The board of directors of Marvell generally may amend or alter the Marvell Stock Plan at any time and for any reason.

Registration of shares underlying the options.

All of the shares of Marvell common stock issuable upon exercise of amended options have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Marvell for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your amended options free of any transfer restrictions under applicable United States securities laws.

United States federal income tax consequences.

You should refer to Section 14 of this Offer to Amend for a discussion of the United States federal income tax consequences of the amended options and the options with respect to which you choose to accept this offer, as well as the consequences of accepting or rejecting this offer.  We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.

In addition, California imposes and some other states may impose additional penalty taxes and interest charges.  We recommend that you consult with a financial, legal and/or tax advisor regarding any personal tax consequences, including any state tax consequences.

Federal income tax consequences in multiple jurisdictions.

If you are a citizen or resident of the United States, and are also subject to the tax laws of another non-United States jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you.

Certain eligible employees may be subject to the tax laws in the United States and to the tax laws in India, Israel, Singapore or Taiwan.  If you are subject to the tax laws in India, Israel, Singapore or Taiwan, please see the description of the personal tax consequences under the tax laws of India, Israel, Singapore or Taiwan, which is included in Schedules C through F to this Offer to Amend.  We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.

10.                               Information concerning the Company.

We are a leading global semiconductor provider of high-performance analog, mixed-signal, digital signal processing and embedded microprocessor integrated circuits.  Our diverse product portfolio includes switching, transceivers, cellular and handheld, wireless, PC connectivity, gateways, communications controllers, storage and power management solutions that serve diverse applications used in business enterprise, consumer electronics and emerging markets.

Our principal executive offices are located at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, and our telephone number is (441) 296-6395.  Questions regarding how to participate in this offer should be e-mailed to stockadmin@marvell.com.

The financial information included in our annual report on Form 10-K for the fiscal year ended January 27, 2007 is incorporated herein by reference.  Please see Section 17 of this Offer to Amend entitled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $5.48 on July 28, 2007.

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended
	Jan 27, 2007	Jan 29, 2006
Ratio of earnings to fixed charges	3.16	116.76

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges.  For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges.  Fixed charges consist of interest expense, amortization on indebtedness and the estimated portion of rental expense deemed by Marvell to be representative of the interest factor of rental payments under operating leases.

11.                               Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and executive officers is attached to this Offer to Amend as Schedule A.  None of our executive officers or directors will be eligible to participate in this offer.

As of October 27, 2007, our executive officers and directors as a group held options unexercised and outstanding under our 1995 Stock Option Plan, our 1997 Directors’ Plan and our 2007 Director Stock Incentive Plan (collectively, the “Marvell Equity Plans”) to purchase a total of 6,204,464 of our shares, which represented approximately 5.53% of the shares subject to all options outstanding under our 1995 Stock Option Plan and our 1997 Directors’ Plan as of that date.

The following table below sets forth the beneficial ownership of each of our executive officers and directors of options under the Marvell Stock Plan outstanding as of October 27, 2007.  The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for amendment) to purchase shares of our common stock under our 1995 Stock Option Plan, our 1997 Directors’ Plan, and our 2007 Director Stock Incentive Plan which was 112,111.591 as of October 27, 2007.  The executive officers listed below are not eligible to participate in the offer.

The executive officers listed below are not eligible to participate in the offer.

Name	Number of Options Outstanding Under the Marvell Equity Plans as of October 27, 2007	Percentage of Total Outstanding Options Under the Marvell Equity Plans
Sehat Sutardja, Ph. D., Chairman, President and Chief Executive Officer	2,369,880	2.11%
Pantas Sutardja, Ph. D., Chief Technology Officer and Director	3,134,000	2.80%
Michael Rashkin, Vice President and Interim Chief Financial Officer	100,584	*
Kuo Wei Chang, Director	240,000	*
Paul R. Gray, Ph.D., Director	148,000	*
Arturo Krueger, Director	112,000	*
Mike Sophie, Director	50,000	*
Juergen W. Gromer, Director	50,000	*

*              Less than 1%.

Neither we, nor any of our directors or executive officers, nor any affiliates of ours, nor the executive officers and directors of Marvell were engaged in transactions involving our options to purchase common stock during the 60 days before and including the commencement of this offer, except as described below

•                  Juergen W. Gromer was granted an option to purchase 50,000 shares of the Common Stock of the Company on October 26, 2007, in connection with his appointment as a director of the Company; and

•                  Mike Sophie was granted an option to purchase 50,000 shares of the Common Stock of the Company on October 19, 2007, in connection with his appointment as a director of the Company.

A special committee of the Board of Directors conducted an internal review relating to the Company’s historical stock option practices and related accounting matters, and the Company determined that the actual measurement dates for financial accounting purposes of certain stock options grants awarded in the past differ from the recorded grant dates used for such awards, and that in some of those cases the fair market value of the underlying shares of the Company’s common stock was higher on the actual measurement date than on the recorded grant date.  Certain executive officers were beneficiaries of one or more of such grants.  On December 27 and 28, 2006, Drs. Sehat Sutardja and Pantas Sutardja, among certain executive officers, voluntarily agreed to reform the then outstanding stock option agreements for the grants, such that the exercise price for such options is corrected to the price that would have been applicable had the grants been made using the actual measurement dates for financial accounting purposes.  For options that remained unexercised, the applicable exercise price was corrected to equal the fair market value (i.e., the closing price) of the Company’s common stock on the actual measurement date, with all other terms of those options remaining unchanged.  As to all such options previously exercised, they remitted to the Company the full amount of the difference between the exercise prices of the options as granted and the fair market values of the common stock on the actual measurement dates.  The reformation of certain of the options was undertaken, among other reasons, to address potential tax consequences arising from Internal Revenue Code Section 409A prior to the December 31, 2006 deadline for Section 16(a) reporting persons.  Drs. Sehat Sutardja and Pantas Sutardja agreed to reform their stock option agreements as follows (all amounts have been adjusted to reflect stock splits):

Optionee	Recorded Option Grant Date	Number of Shares Originally Subject to Option	Number of Shares Remaining Unexercised	Original Exercise Price per Share	Reformed Exercise Price per Share
Sehat Sutardja, Ph.D.	12/26/03	6,000,000	3,000,000	$9.125	$10.91
Pantas Sutardja, Ph.D.	12/26/03	2,640,000	2,518,332	$9.125	$10.91

Pursuant to the reformation of the stock option agreements listed above, Drs. Sehat Sutardja and Pantas Sutardja have paid to the Company $ 5,355,001 and $217,178 respectively by which the aggregate reformed exercise prices for the portions of options that were previously exercised exceed the amounts paid for the shares received upon exercise.

On May 6, 2007, the Company entered into a Stock Reformation Agreement with Dr. Sehat Sutardja, pursuant to which Dr. Sutardja agreed to reform a stock option agreement dated effective December 26, 2003 to reduce the number of shares covered by such agreement by 2,000,000 (post-split) shares. The 2,000,000 shares represents the amount of shares mistakenly awarded by a committee of independent directors in excess of that authorized under the applicable stock option plan.

12.                               Status of options amended by us in the offer; accounting consequences of the offer.

Options that we acquire through the acceptance of elections under this offer will be amended under the Marvell Stock Plan.

The offer is considered a repricing of options with respect to all eligible options and as a result, the Company will record additional stock compensation equal to the originally measured fair value on the date of grant that is yet to be recognized as of the repricing date, plus any incremental compensation attributable to the modification.  The determination of incremental compensation will be based on the excess of the fair value of the repriced options plus fair value of restricted stock to be issued, immediately after the repricing date over the fair value of the options immediately preceding the exchange.

13.                               Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of options for amendment and issuance of amended options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq Global Select Market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action.  We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business.  Our obligation under the offer to accept elections with respect to eligible options and to issue amended options is subject to the conditions described in Section 7 of this Offer to Amend.

If we are prohibited by applicable laws or tax regulations from amending options on the amendment date, we will not amend any options subject to such provisions.  We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the amendment, but if the amendment is prohibited on the amendment date we will not amend any options subject to such provisions.

14.                               Material United States federal income tax consequences.

If you participate in this offer.

As a result of participation in this offer, you should avoid potentially adverse tax consequences associated with your eligible options.  Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide to keep your current options.

The following is a summary of the material United States federal income tax consequences of participating in the offer.  This discussion is based on the Code, as amended, its legislative history, Treasury Department finalize and proposed tax regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis.  The federal tax laws may change and the federal, state and local tax consequences for each eligible employee will depend upon that employee’s individual circumstances.  This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.

If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you.

If you are subject to the tax laws in India, Israel, Singapore or Taiwan, please see the description of the tax consequences of participating in the offer under the tax laws of India, Israel, Singapore or Taiwan which is included in Schedules C through F to this Offer to Amend.

In addition, certain states have adopted laws similar to Section 409A.  Consequently, you may also incur additional taxes and penalties under state law provisions.  For example, California has adopted a provision similar to Section 409A and thereby imposes a 20% penalty tax with regard to discounted stock options (in addition to the federal 20% penalty tax, interest charges and any federal and state income taxes).  We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.

We recommend that you consult a financial, legal and/or tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the related tax consequences to you are dependent on your individual tax situation.  You may also submit general questions about the terms of this offer or requests for general tax information about the offer via Marvell’s website (https://amend409options.marvell.com/stockselfservice/login.aspx).

Cash payments.

The cash payments you receive as part of consideration for your eligible options under this offer, if any, should be taxable to you as compensation income.  We generally should be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with eligible reporting requirements.  If you were an employee of Marvell at the time your eligible options were granted, any income recognized upon your receipt of a cash payment should constitute wages for which withholding should be required.

Restricted stock units.

If you participate in the offer, you generally should not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the RSU grant, unless any portion of your RSU grant is vested at the time of grant.  Generally, you should have taxable income when your RSUs vest, at which time typically Marvell should also have a tax withholding obligation.  Note that Marvell should permit tax withholding obligations that arise upon the vesting of RSUs to be satisfied by:

1.             Submitting a check to Marvell within 3 business days of the date the RSUs are settled in an amount equal to the minimum statutory amount of taxes required to be withheld;

2.             Having Marvell apply the proceeds from sale of otherwise deliverable shares of Marvell common stock subject to the RSU grant to satisfy the minimum statutory amount of taxes required to be withheld. No fractional shares of Marvell common stock will be sold; to the extent any portion of the minimum statutory tax withholding obligation remains after the sale of such shares, Marvell will withhold from your paycheck such applicable amount; or

3.             Have Marvell apply the proceeds from the sale of all of the otherwise deliverable shares of Marvell common stock subject to the RSU grant to satisfy the minimum statutory amount of taxes required to be withheld and have the remaining proceeds paid to you in cash.

If a proper election is not made by the eligible employee or if the eligible employee elects to submit a check to Marvell within 3 business days as described in 1 above but does not submit such check as of such required date, Marvell will apply the proceeds from sale of otherwise deliverable shares of Marvell common stock upon settlement of your RSUs, as described in 2 above.   The fair market value of the shares of Marvell common stock to be withheld or delivered for purposes of tax withholding will be determined as of the date that the taxes are required to be withheld.

You may also have taxable capital gain when you sell the shares underlying the RSU.  Note that the tax treatment of your tax liability could be higher than if you had kept your eligible options.

Amended options.

If you are an eligible employee who chooses to accept this offer with respect to your eligible options, you should not be required to recognize income for United States federal income tax purposes at the time of the acceptance and amendment of such options.  We believe that the acceptance and amendment of options should be treated as a non taxable exchange.

All eligible options are nonstatutory stock options for purposes of United States tax law.  Your amended options should continue to be nonstatutory stock options for purposes of United States tax law.  Under current law, an option holder generally should not realize taxable income upon the grant of a nonstatutory stock option.  However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise should be compensation income taxable to the option holder.  As a result of Section 409A of the Internal Revenue Code, however, nonstatutory stock options granted with an exercise price below the fair market value of the underlying stock may be taxable to a participant before he or she exercises an award.  If you elect to participate in this offer, your eligible options that are amended should no longer be subject to the adverse tax consequences under Section 409A that this offer was designed to allow you to avoid.

We generally should be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss.  If you were an employee of Marvell at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally should constitute wages for which withholding should be required.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you.  We strongly recommend that you consult with a financial, legal and/or tax advisor with respect to the federal, state and local tax consequences of participating in the offer.  You may also submit general questions about the terms of this offer or requests for general tax information about the offer via Marvell’s website (https://amend409options.marvell.com/stockselfservice/login.aspx).

If you do not participate in this offer.

The following is a summary of the material United States federal income tax consequences of declining to participate in the offer.  This discussion is based on the Code, its legislative history, Treasury Department final and proposed tax regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis.  The federal tax laws may change and the federal, state and local tax consequences for each eligible employee will depend upon that employee’s individual circumstances.  This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you.  In addition, some states, including California, may impose additional penalty taxes.  We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

We recommend that you consult a financial, legal and/or tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.  You may also submit general questions about the terms of this offer or requests for general tax information about the offer to stockadmin@marvell.com.

Your decision not to accept this offer with respect to your eligible options could result in potentially adverse tax consequences to you.  Please read this section carefully and talk to a tax advisor about your decision regarding participation in this offer.

As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options.  Section 409A provides that stock options issued with an exercise price less than the related fair market value of the underlying stock on the date of grant (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% penalty tax, plus interest charges.  An option with a fixed exercise date would specify at the time of grant that the option could be exercised, for example, only in the year following the year in which the option vested.  The eligible options were granted at a discount and do not have fixed exercise dates.  In other words, they can be exercised at any time after vesting.  As a result, holders of such options may have income recognition and owe an additional 20% penalty tax as well as be liable for certain interest penalties.

The Treasury Department and the IRS have issued final regulations with respect to Section 409A, but the regulations do not provide final guidance with respect to the tax consequences of discount options.  Based on currently available guidance, we believe that, in the tax year in which an option vests, eligible employees should have income recognition equal to the difference between the fair market value of the shares and the exercise price (the “spread”) and should be subject to the 20% penalty tax on the spread, plus interest charges.  In addition, we believe that during each subsequent tax year (until the option is exercised or expires), eligible employees should be subject to additional annual income, penalty taxes, plus interest charges on any increase in value of the underlying stock.  Finally, certain states have also adopted laws similar to Section 409A.  Consequently, eligible employees may also incur additional taxes and penalties under state law provisions.  For example, California has adopted a provision similar to Section 409A and thereby imposes a 20% penalty tax with regard to discounted stock options (in addition to the federal 20% penalty tax, interest charges and any federal and state income taxes).

Example: You are subject to taxation in California and hold options to purchase 1,000 shares of Marvell common stock with an original exercise price per share of $13.00 which was granted at a time when the per share fair market value of Marvell’s common stock was $14.00.  On December 31, 2008 a total of 250 of the shares subject to the option vest and on such date the per share fair market value of Marvell’s common stock is $14.50.  Under the tax regulations and other published guidance, in the year in which the option vests, you may have taxable income equal to $375.00 (the difference between the $14.50 fair market value and the $13.00 exercise price multiplied by the 250 shares that vest) and owe an additional $75.00 due to the 20% penalty tax imposed under Section 409A.  Additionally, you may owe an interest penalty with the calculation of such penalty dating back to the original date of grant and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.

Uncertainty

Unfortunately, the guidance issued by the Treasury Department and the IRS has not provided final guidance with respect to the tax consequences of discount options.  There is a chance that future guidance issued may provide some relief with respect to certain eligible options and a tax advisor may advocate a position under the current statute and available guidance that your eligible options are exempt from Section 409A.  We cannot guarantee the effect of any future Section 409A guidance, but Marvell will work as quickly as administratively feasible if future guidance is issued to analyze it and provide information to our eligible employees regarding such guidance.

Marvell cannot guarantee any particular tax results related to your options; furthermore, there is uncertainty because the final tax regulations do not provide final guidance with respect to the tax consequences of discount options.  Because this offer involves complex tax considerations, we urge you to consult a financial, legal and/or tax advisor before you make any decisions about participating in this offer.

In addition, if you are subject to taxation in the United States, and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer.  Further, some states, including California, may impose additional penalty taxes.  We recommend that you consult with a financial, legal and/or tax advisor regarding any tax consequences, including any state tax consequences.

15.                               Extension of offer; termination; amendment.

We reserve the right, at our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for amendment of any options.  If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below.  If we extend the expiration date, we will also extend your right to withdraw elections with respect to eligible options until such extended expiration date.  In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m. Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone the expiration of the offer (resulting in a delay of our acceptance and amendment of any options with respect to which elections have been made) if any of the events listed in Section 7 of this Offer to Amend occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination.  Our reservation of the right to delay our acceptance and amendment of options with respect to which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of an offer like this.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.  As a reminder, if a particular option grant expires after commencement, but before amendment under the offer, that particular option grant is not eligible for amendment.  Therefore, if we extend the offer for any reason and if a particular option with respect to which an election to accept the offer was made before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual amendment date under the extended offer, that option would not be eligible for amendment.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes.  If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification.  If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.

16.                               Fees and expenses.

Marvell has engaged a third party to prepare communications regarding this offer and to provide general tax information to eligible employees with respect to this offer.  The third party will not provide tax advice specific to an individual’s circumstances or make any recommendation.  We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections with respect to this offer.

17.                               Additional information.

This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC.  This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this offer with respect to your options:

1.             Our annual report on Form 10-K for our fiscal year ended January 27, 2007, filed with the SEC on July 2, 2007;

2.             Our quarterly reports on Form 10-Q for the quarterly periods ended April 28, 2007 and July 28, 2007, filed with the SEC on July 9, 2007 and September 6, 2007, respectively;

2.             Our definitive proxy statement on Schedule 14A for our 2007 annual meeting of shareholders, filed with the SEC on September 14, 2007;

3.             Our current reports on Form 8-K filed with the SEC on July 2, 2007, July 9, 2007, July 10, 2007, July 17, 2007, July 23, 2007, August 20, 2007, August 23, 2007,  August 30, 2007, September 12, 2007, October 16, 2007, October 25, 2007, and October 29, 2007; and

4.             The description of our Common Stock contained in our registration statement on Form 8-A, filed with the SEC on June 22, 2000 and any further amendment or report filed hereafter for the purpose of updating such description.

In addition, we incorporate by reference all of our filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial filing of this Schedule TO and before the expiration date of the offer.

The SEC file number for these filings is 000-30877.  These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by e-mailing stockadmin@marvell.com.  You can also view and print additional copies of the Offer to Amend and the election form at https://amend409options.marvell.com/stockselfservice/login.aspx.

As you read the documents listed above, you may find some inconsistencies in information from one document to another.  If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.

The information contained in this Offer to Amend about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.                               Financial statements.

The financial information included in our annual report on Form 10-K for the fiscal year ended January 31, 2007 is incorporated herein by reference.  Attached as Schedule B to this Offer to Amend is a summary of our financial information for our annual report on Form 10-K for our fiscal year ended January 31, 2007.  More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Amend.

19.                               Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this offer with respect to your options.  Marvell has engaged a third party to prepare communications regarding this offer and to provide general tax information to eligible employees with respect to this offer.  The third party will not provide tax advice specific to an individual’s circumstances or make any recommendation.  You should rely only on the information in this document or documents to which we have referred you.  Except with respect to the third party to the extent abovementioned, we have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Amend and in the related offer documents.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF MARVELL TECHNOLOGY GROUP LTD.

The directors and executive officers of Marvell are set forth in the following table:

Name	Position and Offices Held
Sehat Sutardja, Ph. D.,	Chairman, President and Chief Executive Officer
Pantas Sutardja, Ph. D.,	Chief Technology Officer and Director
Michael Rashkin	Vice President and Interim Chief Financial Officer
Kuo Wei Chang	Director
Paul R. Gray, Ph.D.	Director
Juergen W. Gromer, Ph. D.,	Director
Arturo Krueger	Director
Mike Sophie	Director

Our executive officers and non-employee directors are not eligible to participate in this offer.

The address of each executive officer and director is: c/o Marvell Technology Group Ltd., Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda and the phone number of each executive officer and director is (441) 296-6395.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION
OF MARVELL TECHNOLOGY GROUP LTD. AND SUBSIDIARIES

MARVELL TECHNOLOGY GROUP LTD.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 28, 2007	January 27, 2007

ASSETS
Current assets:
Cash and cash equivalents	$404,179	$568,008
Short-term investments	92,269	28,372
Accounts receivable, net	358,312	328,283
Inventories	295,292	247,403
Prepaid expenses and other current assets	154,576	170,123
Deferred income taxes	6,049	5,846
Total current assets	1,310,677	1,348,035
Property and equipment, net	426,177	440,943
Goodwill	1,981,517	1,977,805
Acquired intangible assets	507,133	580,558
Other non-current assets	154,998	180,359
Total assets	$4,380,502	$4,527,700
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$261,208	$240,497
Accrued liabilities	128,462	268,849
Accrued employee compensation	110,104	108,895
Income taxes payable	21,138	29,078
Deferred income	54,777	46,459
Current portion of capital lease obligations	4,471	17,408
Total current liabilities	580,160	711,186
Capital lease obligations, net of current portion	9,104	17,096
Non-current income taxes payable	128,645	116,777
Term loan obligations, long-term portion	392,750	394,750
Other long-term liabilities	42,345	60,707
Total liabilities	1,153,004	1,300,516
Commitments and contingencies (Note 6)
Shareholders’ equity:
Common stock	1,176	1,175
Additional paid-in capital	3,911,782	3,802,509
Accumulated other comprehensive income	352	28
Accumulated deficit	(685,812)	(576,528)
Total shareholders’ equity	3,227,498	3,227,184
Total liabilities and shareholders’ equity	$4,380,502	$4,527,700

See accompanying notes to unaudited condensed consolidated financial statements.

MARVELL TECHNOLOGY GROUP LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 28, 2007	July 29, 2006	July 28, 2007	July 29, 2006

Net revenue	$656,711	$573,985	$1,291,761	$1,095,181
Operating costs and expenses:
Cost of goods sold	335,530	279,075	662,947	519,308
Research and development and other	236,194	152,645	470,327	281,873
Selling and marketing	53,942	39,267	104,334	78,129
General and administrative	33,775	19,689	57,763	38,247
Amortization of acquired intangible assets	37,293	27,405	74,613	44,756
Total operating costs and expenses	696,734	518,081	1,369,984	962,313
Operating (loss) income	(40,023)	55,904	(78,223)	132,868
Interest and other income (expense)	3,128	1,714	4,447	9,929
Interest expense	(9,942)	(623)	(19,917)	(1,222)
(Loss) income before income taxes	(46,837)	56,995	(93,693)	141,575
Provision for income taxes	9,619	12,114	15,591	27,977
(Loss) income before change in accounting principle	(56,456)	44,881	(109,284)	113,598
Cumulative effect of change in accounting principle, net of tax effect	—	—	—	8,846
Net (loss) income	$(56,456)	$44,881	$(109,284)	$122,444
Basic (loss) income per share:
(Loss) income before change in accounting principle	$(0.10)	$0.08	$(0.19)	$0.19
Cumulative effect of change in accounting principle, net of tax effect	—	—	—	0.02
Basic net (loss) income per share	$(0.10)	$0.08	$(0.19)	$0.21
Shares used in basic per share computation	587,534	586,133	587,480	584,918
Diluted (loss) income per share:
(Loss) income before change in accounting principle	$(0.10)	$0.07	$(0.19)	$0.18
Cumulative effect of change in accounting principle, net of tax effect	—	—	—	0.01
Diluted net (loss) income per share	$(0.10)	$0.07	$(0.19)	$0.19
Shares used in diluted per share computation	587,534	633,533	587,480	636,524

See accompanying notes to unaudited condensed consolidated financial statements.

MARVELL TECHNOLOGY GROUP LTD.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	July 28, 2007	July 29, 2006

Cash flows from operating activities:
Net (loss) income	$(109,284)	$122,444
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Cumulative effect of change in accounting principle, net	—	(8,846)
Depreciation and amortization	52,420	32,558
Stock-based compensation	105,664	104,366
Amortization of acquired intangible assets	74,613	44,756
Gain from sale of asset under construction	(5,122)	—
Fair market value adjustment to cost of goods sold from supply contract	(77,641)	—
Interest expense related to supply contract	3,023	—
Excess tax benefits from stock-based compensation	(235)	(860)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(28,702)	(97,616)
Inventories	(88,748)	7,082
Prepaid expenses and other asset	53,992	(28,484)
Accounts payable	22,334	15,521
Accrued liabilities and other	(26,199)	5,113
Accrued employee compensation	855	(6,127)
Income taxes payable	3,928	25,380
Deferred income	8,318	(278)
Net cash (used in) provided by operating activities	(10,784)	215,009
Cash flows from investing activities:
Cash paid in acquisitions, net	(7,141)	(282,978)
Purchases of short-term investments	(113,651)	(141,418)
Sales and maturities of short-term investments	50,021	265,160
Acquisition costs	(1,138)	(3,480)
Purchases of property and equipment	(64,513)	(71,472)
Proceeds from sale of asset under construction	5,122	—
Purchases of technology licenses	(16,850)	(6,600)
Net cash used in investing activities	(148,150)	(240,788)
Cash flows from financing activities:
Proceeds from the issuance of common stock and other	2,681	33,860
Principal payments on capital lease and debt obligations	(7,811)	(9,057)
Excess tax benefits from stock-based compensation	235	860
Net cash (used in) provided by financing activities	(4,895)	25,663
Net decrease in cash and cash equivalents	(163,829)	(116)
Cash and cash equivalents at beginning of period	568,008	348,431
Cash and cash equivalents at end of period	$404,179	$348,315
Supplemental cash flow information:
Utilization of supply agreement liability	$75,938	$—

See accompanying notes to unaudited condensed consolidated financial statements.

MARVELL TECHNOLOGY GROUP LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company and its Significant Accounting Policies

The Company

Marvell Technology Group Ltd. (the “Company”), a Bermuda company, is a leading global semiconductor provider of high-performance analog, mixed-signal, digital signal processing and embedded microprocessor integrated circuits. The Company’s diverse product portfolio includes switching, transceivers, wireless, PC connectivity, gateways, communications controllers, storage and power management solutions that serve diverse applications used in business enterprise, consumer electronics and emerging markets.

Basis of presentation

The Company’s fiscal year is the 52- or 53-week period ending on the Saturday closest to January 31. In a 52-week year, each fiscal quarter consists of 13 weeks. The additional week in a 53-week year is added to the fourth quarter, making such quarter consist of 14 weeks. Fiscal year 2008 is comprised of a 53-week period and fiscal year 2007 is comprised of a 52-week period.

On February 21, 2006, the Board of Directors approved a 2 for 1 share split of the Company’s common shares, to be effected pursuant to the issuance of additional shares as a share dividend. The share split was subject to shareholder approval of an increase in the Company’s authorized share capital at the Company’s 2006 Annual General Meeting.  On June 9, 2006, shareholders at the Company’s 2006 Annual General Meeting approved an increase in the authorized share capital by 500.0 million common shares.  Share certificates representing one additional share for each share held were delivered on July 24, 2006 (payment date) to all shareholders of record at the close of business on July 10, 2006 (record date).  All share and per share amounts in these consolidated financial statements and related notes have been retroactively adjusted to reflect the share split for all periods presented.

The unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by GAAP for annual financial statements. In the opinion of management, all adjustments consisting of normal and recurring entries considered necessary for a fair statement of the results for the interim periods have been included in the Company’s financial position as of July 28, 2007, the results of its operations for the three and six months ended July 28, 2007 and July 29, 2006, and its cash flows for the six months ended July 28, 2007 and July 29, 2006. The January 27, 2007 condensed consolidated balance sheet data was derived from audited consolidated financial statements included in the Company’s 2007 Annual Report on Form 10-K but does not include all disclosures required by GAAP.

These condensed consolidated financial statements and related notes are unaudited and should be read in conjunction with the Company’s audited financial statements and related notes for the year ended January 27, 2007 included in the Company’s Annual Report on Form 10-K, as filed on July 2, 2007 with the Securities and Exchange Commission (“SEC”).  The results of operations for the three and six months ended July 28, 2007 are not necessarily indicative of the results that may be expected for any other interim period or for the full fiscal year.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including property and equipment, investment fair values, goodwill and other intangible assets, income taxes, and contingencies. In addition, the Company uses assumptions when employing the Black-Scholes option valuation model to calculate the fair value of stock-based awards granted. The Company bases its estimates of the carrying value of certain assets and liabilities on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, when these carrying values are not readily available from other sources. Actual results could differ from these estimates.

Principles of consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The functional currency of the Company and its significant subsidiaries is the United States dollar.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents also consist of cash on deposit with banks, money market funds and commercial deposits.

Investments

The Company’s marketable investments are classified as available-for-sale securities and are reported at fair value. Unrealized gains and losses are reported, net of tax, if any, in accumulated other comprehensive income, a component of shareholders’ equity. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in interest and other income, net.

The Company also has equity investments in privately-held companies. These investments are recorded at cost and are included in other non-current assets.

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist principally of cash equivalents, short-term investments and accounts receivable. The Company places its cash primarily in checking and money market accounts. Cash equivalents and short-term investment balances are maintained with high quality financial institutions, the composition and maturities of which are regularly monitored by management. The Company believes that the concentration of credit risk in its trade receivables with respect to its served markets, as well as the limited customer base, located primarily in the Far East, are substantially mitigated by the Company’s credit evaluation process, relatively short collection terms and the high level of credit worthiness of its customers. The Company performs ongoing credit evaluation of its customers’ financial condition and limits the amount of credit extended when deemed necessary based upon payment history and the customer’s current credit worthiness, but generally require no collateral. The Company regularly reviews the allowance of bad debt and doubtful accounts by considering factors such as historical experience, credit quality, age of the account receivable balances and current economic conditions that may affect a customer’s ability to pay.

Inventories

Inventories are stated at the lower of cost or market, cost being determined under the first-in, first-out method. Appropriate consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluating net realizable value.

Property and equipment, net

Property and equipment, including capital leases and leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which ranges from three to five years. Buildings are depreciated over an estimated useful life of thirty years and building improvements are depreciated over estimated useful lives of fifteen years. Land is not depreciated. Assets held under capital leases and leasehold improvements are amortized over the shorter of term of lease or their estimated useful lives.

Goodwill and acquired intangible assets

Goodwill is recorded when the consideration paid for an acquisition exceeds the fair value of net tangible and intangible assets acquired. Acquisition-related identified intangible assets are amortized on a straight-line basis over their estimated economic lives of one to seven years for purchased technology, one to eight years for core technology and four to seven years for customer contracts.

Goodwill is measured and tested for impairment on an annual basis or more frequently if the Company believes indicators of impairment exist. The performance of the test involves a two-step process. The first step requires comparing the fair value of the reporting unit to its net book value, including goodwill. The Company has one reporting unit. The fair value of the reporting unit is determined by taking the market capitalization of the reporting unit as determined through quoted market prices. A potential impairment exists if the fair value of the reporting unit is lower than its net book value. The second step of the process is only performed if a potential impairment exists, and it involves determining the difference between the fair value of the reporting unit’s net assets other than goodwill to the fair value of the reporting unit and if the difference is less than the net book value of goodwill, an impairment exists and is recorded. In the event that the Company determines that the value of goodwill has become impaired, the Company will record an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. The Company has not been required to perform this second step of the process since its implementation of SFAS 142 because the fair value of the reporting unit has exceeded its net book value at every measurement date.

Impairment of long-lived assets

Long-lived assets include equipment, furniture and fixtures, privately held equity investments and intangible assets. Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, the Company estimate the future cash flows, undiscounted and without interest charges, expected to result from the use of those assets and their eventual cash position. If the sum of the expected future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets.

Reclassifications

Certain reclassifications have been made to the Balance Sheet for the prior period balances in order to conform to the current period’s presentation.

Revenue recognition

The Company accounts for its revenues under the provisions of Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition in Financial Statements.” Under this provision, the Company recognizes revenues when there is persuasive evidence of an arrangement, delivery has occurred, the fee is fixed or determinable, and collection is reasonably assured.

Product revenue is generally recognized upon shipment of product to customers, net of accruals for estimated sales returns and allowances. However, some of the Company’s sales are made through distributors under agreements allowing for price protection and rights of return on product unsold by the distributors. Product revenue on sales made through distributors with rights of return and price protection is deferred until the distributors sell the product to end customers. The Company’s sales to direct customers are made primarily pursuant to standard purchase orders for delivery of products. The Company generally allows customers to cancel or change purchase orders with limited notice prior to the scheduled shipment dates and from time to time it also may request a customer to accept a shipment of product before its original requested delivery date, in which case, revenue is not recognized until there is written confirmation from the customer accepting early shipment, delivery has occurred, the fee is fixed or determinable, and collection is reasonably assured. Additionally, collection is not deemed to be “reasonably assured” if customers receive extended payment terms. As a result, revenue on sales to customers with payment terms substantially greater than the Company’s normal payment terms is deferred and is recognized as revenue as the payments become due. Deferred revenue less the related cost of the inventories is reported as deferred income.

The provision for estimated sales returns and allowances on product sales is recorded in the same period the related revenues are recorded. These estimates are based on historical sales returns, analysis of credit memo data and other known factors. Actual returns could differ from these estimates.

The Company also enters into development agreements with some of its customers. Under these development agreements product revenue is recognized under the proportionate performance method.  Revenue is recognized as related costs to complete the contract are incurred. These costs are included in research and development expense.

The provisions of Emerging Issues Task Force (“EITF”) Issue No. 00-21 apply to sales arrangements with multiple arrangements that include a combination of hardware, software and /or services. For multiple element arrangements, revenue is allocated to the separate elements based on fair value. If an arrangement includes undelivered elements that are not essential to the functionality of the delivered elements, the Company defers the fair value of the undelivered elements and the residual revenue is allocated to the delivered elements. If the undelivered elements are essential to the functionality of the delivered elements, no revenue is recognized. Undelivered elements typically are software warranty and maintenance services.

In arrangements that include a combination of hardware and software products that are also sold separately, where software is more than incidental and essential to the functionality of the product being sold, the Company follows the guidance in EITF Issue No. 03-05, “Applicability of AICPA Statement of Position 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software,” accounts for the entire arrangement as a sale of software and software-related items and follows the revenue recognition criteria in SOP No. 97-2, “Software Revenue Recognition,” and related interpretations.

Revenue from licensed software is recognized when persuasive evidence of an arrangement exists and delivery has occurred, provided that the fee is fixed or determinable and collectibility is probable. Revenue from post-contract customer support and any other future deliverables is deferred and earned over the support period or as contract elements are delivered.

The Company accounts for rebates in accordance with EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), and, accordingly, records reductions to revenue for rebates in the same period that the related revenue is recorded. The amount of these reductions is based upon the terms included in the Company’s various rebate agreements.

Research and development and other

Research and development and other costs consist primarily of $236.2 million and $152.6 million of research and development costs for the three months periods ended July 28, 2007 and July 29, 2006, respectively, and included $4.1 million and $2.7 million of costs related to patent investigation and filings for the three month periods ended July 28, 2007 and July 29, 2006, respectively.

Research and development and other costs consist primarily of $470.3 million and $281.9 million of research and development costs for the six months periods ended July 28, 2007 and July 29, 2006, respectively, and included $7.1 million and $5.1 million of costs related to patent investigation and filings for the six month periods ended July 28, 2007 and July 29, 2006, respectively. Research and development and other costs are expensed as incurred.

Stock-based compensation

The Company has share-based payment awards to its employees and directors that are fully described in Notes 7 and 8. The stock-based compensation expenses are recorded in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment” (“SFAS 123R”).

Accounting for income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Under this method, the Company determines deferred tax assets and liabilities based upon the difference between the income tax bases of assets and liabilities and their respective financial reporting amounts at enacted tax rates in effect for the periods in which the differences are expected to reverse. The tax consequences of most events recognized in the current year’s financial statements are included in determining income taxes currently payable. However, because tax laws and financial accounting standards differ in their recognition and measurement of assets, liabilities, equity, revenues, expenses, gains and losses, differences arise between the amount of taxable income and pretax financial income for a year and between the tax bases of assets or liabilities and their reported amounts in the financial statements. Because it is assumed that the reported amounts of assets and liabilities will be recovered and settled, respectively, a difference between the tax basis of an asset or a liability and its reported amount in the balance sheet will result in a taxable or a deductible amount in some future years when the related liabilities are settled or the reported amounts of assets are recovered, hence giving rise to a deferred tax liability or asset, respectively. The Company then assesses the likelihood that its deferred tax assets will be recovered from future taxable income and to the extent the Company believes that recovery is not likely, the Company establish a valuation allowance. The Company accounts for uncertain tax positions in accordance with FASB Interpretation No. 48 “Accounting for Uncertainty in Tax Positions” (“FIN 48”). The Company classifies accrued interest and penalties as part of the accrued FIN No. 48 liability and records the expense within the provision for income taxes.

The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. As such, the Company is required to make many subjective assumptions and judgments regarding its income tax exposures. Interpretations of and guidance surrounding income tax laws and regulations are subject to change over time. As such, changes in its subjective assumptions and judgments can materially affect amounts recognized in the consolidated balance sheets and statements of income. See Note 9 - Income Taxes of the consolidated financial statements for additional detail on the Company’s uncertain tax positions.

Warranty

The Company’s products are generally subject to warranty, which provides for the estimated future costs of repair, replacement or customer accommodation upon shipment of the product in the accompanying statements of operations. The Company’s products typically carry a standard 90-day warranty with certain exceptions in which the warranty period can range from one to five years. The warranty accrual is estimated based on historical claims compared to historical revenues and assumes that the Company will have to replace products subject to a claim. For new products, the Company uses a historical percentage for the appropriate class of product.

Note 2. Recent Accounting Pronouncements

In June 2006, the FASB ratified EITF consensus on EITF Issue No. 06-2, “Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43” (“EITF 06-2”). EITF 06-2 requires companies to accrue the cost of such compensated absences over the require service period. The Company currently accrues the cost of compensated absences for sabbatical programs when the eligible employee complete the requisite service period. The Company is required to apply the provision of EITF 06-2 at the beginning of fiscal 2008. EITF 06-02 allows for adoption through retrospective application to all prior periods or through a cumulative effect adjustment to retained earnings if it is impracticable to determine the period specific effects of the change on prior periods presented. The Company adopted EITF 06-2 in the first quarter of fiscal 2008. The adoption did not have a material impact on the Company’s financial position and results of operations.

In July 2006, the FASB issued FIN 48, which clarifies the accounting for uncertainty in income tax positions. This Interpretation requires that the Company recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of the Company’s fiscal 2008, with the cumulative effect, if any, of the change in accounting principle recorded as an adjustment to opening retained earnings. On May 2, 2007, the FASB issued FASB Staff Position No. FIN 48-1 “Definition of Settlement in FASB Interpretation No. 48-1” (“FSP FIN 48-1”). FSP FIN 48-1 provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. Effective January 28, 2007, the Company adopted FIN 48. See Note 9 – Income Taxes for further details.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (“SFAS 157”), Fair Value Measurements. The statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal periods beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS 157 on the Company’s consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” which is effective for fiscal years beginning after November 15, 2007. This statement expands the standards under SFAS No. 157 which permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The Company is currently evaluating the potential impact of this statement.

Note 3. Supplemental Financial Information

Available-for-sale investments (in thousands)

	July 28, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Corporate debt securities	$3,535	$—	$(23)	$3,512
Auction rate securities	68,709	—	—	68,709
U.S. Federal, State, county and municipal debt securities	20,265	—	(217)	20,048
Short-term investments	$92,509	$—	$(240)	$92,269

	January 27, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Corporate debt securities	$3,547	$—	$(56)	$3,491
U.S. Federal, State, county and municipal debt securities	25,300	—	(419)	24,881
Short-term investments	$28,847	$—	$(475)	$28,372

Auction rate securities are securities that are structured with short-term reset dates of generally less than 90 days but with legally stated maturities in excess of 90 days. At the end of the reset period, investors can sell or continue to hold the securities at par. These securities are classified in the table below based on their legal stated maturity dates.

The contractual maturities of available-for-sale debt securities classified as short-term investments at July 28, 2007 are presented in the following table (in thousands):

	July 28, 2007		January 28, 2007
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$18,715	$18,542	$8,581	$8,499
Due between one and five years	5,085	5,018	20,266	19,873
Due over five years	68,709	68,709	—	—
	$92,509	$92,269	$28,847	$28,372

Included in the Company’s available-for-sale investments are fixed income securities. As market yields increase, those securities with a lower yield-at-cost show a mark-to-market unrealized loss. All unrealized losses are primarily due to changes in interest rates and bond yields. Investments are reviewed periodically to identify possible other-than-temporary impairment.  When evaluating the investments, the Company reviews factors such as the length of time and extent to which fair value has been below cost basis and the Company’s ability and intent to hold the investment for a period of time which may be sufficient for anticipated recovery in market value.  The Company has the intent and ability to hold these securities for a reasonable period of time sufficient for a forecasted recovery of fair value up to (or beyond) the initial cost of the investment.  The Company expects to realize the full value of all of these investments upon maturity or sale. The following table shows the investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	July 28, 2007
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate debt securities	$—	$—	$3,512	$(23)	$3,512	$(23)
U.S. Federal, State, county and municipal debt securities	—	—	20,048	(217)	20,048	(217)
Total temporarily impaired securities	$—	$—	$23,560	$(240)	$23,560	$(240)

	January 27, 2007
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate debt securities	$—	$—	$3,491	$(56)	$3,491	$(56)
U.S. Federal, State, county and municipal debt securities	—	—	24,881	(419)	24,881	(419)
Total temporarily impaired securities	$—	$—	$28,372	$(475)	$28,372	$(475)

Inventories (in thousands)

	July 28, 2007	January 27, 2007
Work-in-process	$177,786	$97,529
Finished goods	117,506	149,874
	$295,292	$247,403

Prepaid expenses and other current assets (in thousands)

	July 28, 2007	January 27, 2007
Prepayments for foundry capacity	$27,500	$40,340
Prepayments for wafers (see Note 6)	49,613	$29,973
Receivable from foundry	18,007	19,336
Other	59,456	80,474
	$154,576	$170,123

Property and equipment (in thousands)

	July 28,	January 27,
	2007	2007
Property and equipment:
Machinery and equipment	$308,671	$269,586
Computer software	101,417	131,869
Furniture and fixtures	21,596	20,551
Leasehold improvements	32,550	12,283
Buildings	97,720	81,274
Building improvements	29,257	36,098
Land	51,500	51,500
Construction in progress	51,479	78,579
	694,190	681,740
Less: Accumulated depreciation and amortization	(268,013)	(240,797)
	$426,177	$440,943

Other non-current assets (in thousands)

	July 28, 2007	January 27, 2007

Long-term prepayments for foundry capacity	$34,000	$46,000
Equity investments in private companies	6,734	11,679
Severance fund	39,131	32,161
Technology licenses	23,128	26,680
Deferred tax assets, non-current	17,950	18,332
Other	34,055	45,507
	$154,998	$180,359

Accrued liabilities (in thousands)

	July 28, 2007	January 27, 2007

Supply agreement liability (see below)	$58,542	$174,724
Term loan obligations, current portion	4,000	4,000
Accrued royalties	5,981	7,791
Accrued rebates	17,979	8,877
Accrued legal and professional services	9,158	16,382
Other	32,802	57,075
	$128,462	$268,849

The following table presents the changes in the supply agreement liability during the three and six months ended July 28, 2007 (in thousands):

	Three Months Ended	Six Months Ended
	July 28, 2007	July 28, 2007
Supply agreement liability (included in accrued liabilities):
Beginning balance	$134,462	$174,724
Credit to cost of goods sold	(43,885)	(77,641)
Inventory write-down to fair market value	(33,498)	(41,564)
Interest expense	1,463	3,023
Ending balance	$58,542	$58,542

Other long-term liabilities (in thousands)

	July 28, 2007	January 27, 2007

Accrued severance	$38,965	$34,326
Long-term facilities consolidation charge	1,652	2,447
Other	1,728	23,934
	$42,345	$60,707

Net (loss) income per share

The Company reports both basic net (loss) income per share, which is based upon the weighted average number of common shares outstanding excluding contingently issuable or returnable shares, and diluted net (loss) income per share, which is based on the weighted average number of common shares outstanding and dilutive potential common shares. The computations of basic and diluted net (loss) income per share are presented in the following table (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	July 28, 2007	July 29, 2006	July 28, 2007	July 29, 2006

Numerator:
(Loss) income before change in accounting principle	$(56,456)	$44,881	$(109,284)	$113,598
Net (loss) income	$(56,456)	$44,881	$(109,284)	$122,444
Denominator:
Weighted average shares of common stock outstanding	587,534	586,133	587,480	584,918
Weighted average shares — basic	587,534	586,133	587,480	584,918
Effect of dilutive securities-
Warrants	—	1,695	—	1,741
Contingently issuable shares	—	—	—	—
Common stock options and other	—	45,705	—	49,865
Weighted average shares — diluted	587,534	633,533	587,480	636,524
(Loss) income before change in accounting principle
Basic	$(0.10)	$0.08	$(0.19)	$0.19
Diluted	$(0.10)	$0.07	$(0.19)	$0.18
Net (loss) income per share
Basic	$(0.10)	$0.08	$(0.19)	$0.21
Diluted	$(0.10)	$0.07	$(0.19)	$0.19

The anti-dilutive effects of warrants, common stock options, restricted stock and other securities totaling 41,056,440 shares were excluded from diluted net loss per share for the three months ended July 28, 2007. Options to purchase 34,197,280 common shares at a weighted average exercise price of $24.77 have been excluded from the computation of diluted net income per share for the three months ended July 29, 2006 using the treasury stock method calculation.

The anti-dilutive effects of warrants, common stock options, restricted stock and other securities totaling 42,493,261 were excluded from diluted net loss per share for the six months ended July 28, 2007. Options to purchase 26,643,184 common shares at a weighted average exercise price of $24.58 have been excluded from the computation of diluted net income per share for the six months ended July 29, 2006 using the treasury stock method calculation.

Comprehensive (loss) income (in thousands)

	Three Months Ended		Six Months Ended
	July 28, 2007	July 29, 2006	July 28, 2007	July 29, 2006

Net (loss) income	$(56,456)	$44,881	$(109,284)	$122,444
Other comprehensive (loss) income:
Unrealized gain on available-for-sale investments and other, net of tax	129	94	324	500
Total comprehensive (loss) income	$(56,327)	$44,975	$(108,960)	$122,944

Accumulated other comprehensive (loss) income, as presented on the accompanying condensed consolidated balance sheets, consists of the unrealized gains and losses on available-for-sale investments and other, net of tax.

Note 4. Business Combinations

The Company acquired the semiconductor division of UTStarcom, Inc (“UTStarcom Business”), the printer semiconductor division of Avago Technologies Limited (“Avago Business”), Intel’s communications and applications business (“ICAP Business”) and assets of two other businesses from unrelated parties during fiscal 2007. During the second quarter of fiscal 2008, the Company acquired an unrelated private company that designs and develops software for optical storage applications.

UTStarcom Business

The Company acquired the UTStarcom Business on February 16, 2006. The UTStarcom Business focused on the design and development of personal handyphone systems and next generation cellular communications technology. The primary reasons for the acquisition of the semiconductor division of UTStarcom were to strengthen and augment the Company’s software engineering workforce and enhance its technological capabilities for emerging cellular strategies, obtain an established product being utilized in wireless communications technology, reduce the time required to develop new products and bring them to market for next generation cellular technology and to complement the Company’s existing wireless offerings. These factors contributed to a purchase price that was in excess of the fair value of the UTStarcom Business net tangible and intangible assets acquired. The Company recorded goodwill, which is not deductible for tax purposes, in connection with this transaction.

Under the terms of the agreement, the Company paid $24.0 million in cash and an additional $16.0 million based on the achievement of certain defined milestones. The purchase price of the acquisition was $40.8 million, including the contingent consideration recognized of $16.0 million, and was determined as follows (in thousands):

Cash	$40,008
Transaction costs	792
Total purchase price	$40,800

In the third quarter of fiscal 2007, the Company recorded additional purchase consideration of $16.0 million upon the achievement of the contingent milestones as defined in the purchase agreement. Approximately $8.7 million was preliminarily allocated as negative goodwill, calculated as the excess of the fair value of net tangible and intangible assets acquired over the purchase price. As a result of the contingent consideration, additional goodwill of $7.3 million was recorded.

Under the purchase method of accounting, the total purchase price (including the contingent consideration recognized of $16.0 million) was allocated to net tangible and intangible assets based on their fair values as of the date of the completion of the acquisition as follows (in thousands):

Inventories	$2,097
Fixed assets	611
2,708
Amortizable intangible assets:
Existing technology	11,900
Core technology	4,100
Supply contract	900
Customer relationships	13,900
Goodwill	7,292
Total purchase price allocation	$40,800

The amortizable intangible assets of $30.8 million were determined based on valuation techniques such as discounted cash flows and weighted average cost of capital methods used in the high technology industry using assumptions and estimates from management. The amortizable intangible assets will be amortized over useful lives ranging from three to four years. The existing technology represents personal handyphone systems technology and other technology that UTStarcom has developed. Core technology represents the combination of processes, patents, and trade secrets that are the building blocks for current and planned new products. Customer relationships represent future projected revenue that will be derived from sales of future versions of existing products that will be sold to existing customers. The value determined for the supply contract with UTStarcom represents the fair value of estimated revenues and net operating cash flows to be derived from the supply contract for the duration of the four-year contract.

The weighted average useful lives of acquired intangibles from the UTStarcom Business are 3.0 years for existing technology, 4.0 years for core technology, 4.0 years for the supply contract, and 4.0 years for customer relationships.

Avago Business

The Company acquired the Avago Business on May 1, 2006. The Avago Business focused on the design and development of system-on-chip and system level solutions for both inkjet and laser jet printer systems. The primary purpose and benefits of the acquisition were to obtain, accelerate and strengthen the Company’s entry into the printer market, leverage its portfolio of complementary technology and obtain important printer systems level knowledge. These factors contributed to a purchase price that was in excess of the fair value of the Avago Business net tangible and intangible assets acquired. The Company recorded goodwill, which is not deductible for tax purposes, in connection with this transaction.

Under the terms of the agreement, the Company paid $249.6 million in cash and may pay up to an additional $35.0 million in cash if certain defined milestones are achieved. The purchase price of the acquisition, including the contingent consideration recognized of $10.0 million, was $263.0 million and was determined as follows (in thousands):

Cash	$259,591
Transaction costs	3,388
Total purchase price	$262,979

In the third quarter of fiscal 2007, the Company recorded additional purchase consideration with a corresponding increase in goodwill of $10.0 million based on the achievement of certain levels of revenue of the past year. The remaining contingent consideration of up to $25.0 million is still outstanding and may result in the recognition of additional purchase consideration in the future. The remaining contingent consideration is based on the achievement of a certain level of revenue over a one year period ending October 2007. Additionally, in the third quarter of fiscal 2007, the Company recorded an adjustment of $1.9 million relating to inventory acquired at the acquisition date, resulting in a corresponding reduction in goodwill. In the first quarter of fiscal 2008, the Company recorded an adjustment of $1.3 million relating to a reduction of an accrued liability recorded in the original purchase accounting resulting in a corresponding decrease in goodwill.

Under the purchase method of accounting, the total purchase price (including the contingent consideration recognized of $10.0 million) was allocated to net tangible and intangible assets based on their fair values as of the date of completion of the acquisition, as adjusted, as follows (in thousands):

Accounts receivable	$1,871
Current assets	3,704
Deferred tax asset	2,183
Inventories	23,896
Fixed assets	14,305
Other current assets	2,750
Accrued liabilities	(11,940)
Accrued employee benefits	(3,998)
32,771
Amortizable intangible assets:
Existing technology	55,800
Core technology	40,200
Customer relationships	53,400
Goodwill	80,808
Total purchase price allocation	$262,979

The amortizable intangible assets of $149.4 million were determined based on valuation techniques such as discounted cash flows and weighted average cost of capital methods used in the high technology industry using assumptions and estimates from management. The amortizable intangible assets will be amortized over useful lives ranging from three to six years. The existing technology represents personal laser jet, laser jet systems technology and other technology that the Avago Business has developed. Core technology represents the combination of processes, patents, and trade secrets that are the building blocks for current and planned new products. Customer relationships represent future projected revenue that will be derived from sales of future versions of existing products that will be sold to existing customers.

The weighted average useful lives of acquired intangibles from the Avago Business are 3.2 years for existing technology, 4.9 years for core technology and 5.0 years for customer relationships.

ICAP Business

The Company acquired the ICAP Business on November 8, 2006. The ICAP Business designed, manufactured, and marketed applications and communications processors for cellular phones, personal digital assistants, and other personal devices. The primary purpose and benefits of the acquisition were to obtain, accelerate and strengthen the Company’s entry into the wireless handheld device market, leverage its portfolio of complementary technology and obtain important wireless systems level knowledge. These factors contributed to a purchase price that was in excess of the fair value of the ICAP Business net tangible and intangible assets acquired. The Company recorded goodwill, which is not deductible for tax purposes, in connection with this transaction.

The purchase price of the acquisition was $605.9 million, determined as follows (in thousands):

Cash	$600,000
Transaction costs	5,857
Total purchase price	$605,857

Under the purchase method of accounting, the total purchase price was allocated to net tangible and intangible assets based on their fair values as of the date of completion of the acquisition as follows (in thousands):

Prepaid expenses	$3,847
Fixed assets	45,076
Deferred tax asset	4,550
Other assets	4,864
Severance pay fund	13,301
Long-term deferred tax asset	813
Accrued liabilities	(6,577)
Accrued compensation	(12,236)
Accrued supply agreement	(219,000)
Long-term liabilities	(14,831)
(180,193)
Amortizable intangible assets:
Existing technology	190,700
Core technology	136,300
Customer relationships	59,900
In-process research and development	77,800
Goodwill	321,350
Total purchase price allocation	$605,857

The amortizable intangible assets of $386.9 million were determined based on valuation techniques such as discounted cash flows and weighted average cost of capital methods used in the high technology industry using assumptions and estimates from management. The amortizable intangible assets will be amortized over useful lives ranging from one to seven years. The existing technology comprises of products which have reached technological feasibility and includes the chipsets which have been completed and shipping in volume to customers. Core technology and patents represent a combination of processes, patents and trade secrets developed though years of experience in design and development of the products. Customer relationships represent future projected revenue that will be derived from sales of future versions of existing products that will be sold to existing customers. The Company has not provided a deferred tax liability on $386.9 million of purchased intangibles during the year as the intangibles are recorded in jurisdictions with a zero tax rate.

Of the total purchase price, $77.8 million was allocated to in-process research and development (“IPRD”) based upon the fair values of assets acquired and was charged to expense in the fourth quarter of fiscal 2007. The ICAP Business was developing new products that had not reached technological feasibility and which had no alternative use and therefore was immediately written-off. The projects in process consisted of the development of new features and functionalities for sophisticated processors necessary to address customer needs, drive market acceptance and fuel the overall revenue growth profile of the acquired products. The values assigned to IPRD were determined by considering the importance of products under development to the overall development plan, estimating costs to develop the purchased IPRD into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The fair values of IPRD were determined using the income approach, which discounts expected future cash flows to present value. The discount rates used in the present value calculations were derived from a weighted-average cost of capital analysis, adjusted to reflect additional risks related to the product’s development and success as well as the product’s stage of completion. Discount rates ranging from 24.0% to 27.0% were used for IPRD. At the time of the acquisition, there were three significant projects in progress that were approximately 56.0% complete with aggregate costs to complete of $31.0 million. Two of the projects have been completed and the third project is expected to be completed by the third quarter of fiscal 2008.

The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. Accordingly, actual results may vary from the projected results.

The weighted average useful lives of acquired intangibles from the ICAP Business are 4.2 years for existing technology, 7.0 years for core technology and 7.0 years for customer relationships.

In conjunction with the acquisition of the ICAP Business, the Company entered into a supply agreement with Intel.  The supply agreement obligates the Company to purchase certain finished product and sorted wafers at a contracted price from Intel for a contracted period of time.  The contracted period of time can differ between finished products and sorted wafers. Intel’s pricing to the Company was greater than comparable prices available to the Company in the market in almost all cases. In accordance with purchase accounting, the Company recorded a liability at contract signing representing the difference between Intel prices and comparable market prices for those products for which the Company had a contractual obligation.  Once that obligation ends, the Company can purchase products from its own foundries and subcontractors or continue to use Intel until the products have transitioned to the Company’s foundries and subcontractors.  If these transitions do not occur in a timely fashion and the Company continues to purchase sorted wafers and finished products from Intel, then the Company’s gross margins could be adversely impacted.

The Company reduces its liability and credits its cost of goods sold as product is sold or scrapped. Since the Company is obligated to purchase finished products and sorted wafers at prices above which a market participant could obtain from independent foundries and assembly/test subcontractors, the Company writes down inventory on hand to fair value. The Company also imputes and records interest expense on the supply agreement since the supply agreement liability will be incurred over multiple quarters into the future and thus the liability was initially recorded at net present value. See Note 3 for changes in the supply contract liability and Note 6 for the contractual commitments of the supply agreement.

The results of operations of the Avago Business and the ICAP Business have been included in the Company’s consolidated statements of operations since their respective acquisition dates. The following unaudited pro forma information presents a summary of the results of operations of the Company assuming the acquisition of these business occurred at the beginning of the period presented (in thousands, except for per share amounts):

	Three Months Ended	Six Months Ended
	July 29, 2006	July 29, 2006
Net revenue	$685,241	$1,317,692
Net loss	$(95,653)	$(158,624)
Basic net loss per share	$(0.19)	$(0.32)
Diluted net loss per share	$(0.19)	$(0.32)

Other acquisitions

During fiscal 2007, the Company completed the acquisition of the assets of two other businesses from unrelated parties with purchase prices totaling $16.7 million. Under the purchase method of accounting, the total purchase price was allocated to net tangible and intangible assets based on their fair values as of the date of the completion of the respective acquisitions. The Company recorded acquired net tangible assets of $0.4 million, deferred tax liability of $3.0 million, amortizable intangible assets of $10.1 million and goodwill of $9.2 million. The intangible assets are being amortized over their useful lives ranging from one to eight years.

During the second quarter of fiscal 2008, the Company completed the acquisition of an unrelated private company that designs and develops software for optical storage applications for a purchase price of $9.6 million. Under the purchase method of accounting, the total purchase price was allocated to net tangible and intangible assets based on their fair value as of the date of the completion of the acquisition. The Company recorded acquired net tangible assets of $3.5 million, deferred tax liability of $0.5 million, amortizable intangible assets of $1.3 million and goodwill of $5.3 million. The intangible assets are being amortized over their useful lives ranging from three to five years.

Note 5. Goodwill and Acquired Intangible Assets

	As of July 28, 2007			As of January 27, 2007
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Purchased technology	$703,798	$(499,509)	$204,289	$703,398	$(462,403)	$240,995
Core technology	209,700	(42,702)	166,998	209,700	(23,508)	186,192
Trade name	300	(108)	192	100	(100)	—
Customer contracts	183,000	(48,574)	134,426	183,000	(30,318)	152,682
Supply contract	900	(323)	577	900	(211)	689
Non-competition	700	(49)	651	—	—	—
Total intangible assets	$1,098,398	$(591,265)	$507,133	$1,097,098	$(516,540)	$580,558

The increase in goodwill during the second quarter of fiscal 2008 of $5.3 million was due to goodwill from the acquisition of a private company. The increase in goodwill during the first six months of fiscal 2008 was due to the $5.3 million of goodwill from the acquisition of a private company partially offset by an adjustment of $1.3 million from the acquisition of the Avago Business (see Note 4) and other adjustments.

The increase in purchased intangibles during the three and six months ended July 28, 2007 was from the acquisition of a private company during the three months ended July 28, 2007.

Purchased technology is amortized on a straight-line basis over their estimated useful lives of one to six years. Core technology is amortized on a straight-line basis over its estimated useful lives of one to eight years. Customer contracts and related relationships are amortized on a straight-line basis over their estimated useful lives of four to seven years. The supply contract is amortized on a straight-line basis over its estimated useful life of four years. The aggregate amortization expense of identified intangible assets was $37.3 million in the second quarter of fiscal 2008, $27.4 million in the second quarter of fiscal 2007, $74.6 million in the first six months of fiscal 2008 and $44.8 million in the first six months of fiscal 2007. The estimated total amortization expenses of acquired intangible assets are $73.9 million for the remaining six months of fiscal 2008, $142.4 million in fiscal 2009, $115.4 million in fiscal 2010, $83.1 million in fiscal 2011, $40.9 million in fiscal 2012, $29.8 million in fiscal 2013, $21.4 million in fiscal 2014 and $0.2 million for fiscal 2015.

Note 6. Commitments and Contingencies

Warranty Obligations

The following table presents changes in the warranty accrual included in accrued liabilities during the three and six months ended July 28, 2007 and July 29, 2006 (in thousands):

	Three Months Ended		Six Months Ended
	July 28, 2007	July 29, 2006	July 28, 2007	July 29, 2006
Warranty accrual (included in accrued liabilities):
Beginning balance	$2,534	$4,223	$2,567	$3,914
Warranties issued	151	—	359	339
Settlements	(305)	(240)	(546)	(270)
Ending balance	$2,380	$3,983	$2,380	$3,983

Purchase Commitments

In connection with the acquisition of the ICAP Business, the Company entered into a product supply agreement with Intel. Under the terms of the agreement the Company has committed to purchase a minimum number of wafers through June 2008. If at the end of any fiscal quarter for Intel, there is a shortfall between the quantity of supply ordered by the Company and the quantities of supply required under the supply agreement commitment, Intel will invoice the Company for the shortfall and will deliver the corresponding quantity upon receipt of payment from the Company. The agreement requires the Company to prepay for certain wafers six months in advance of delivery and issue non cancellable purchase orders at least six months in advance of requested delivery dates for all purchases under the supply agreement. As of July 28, 2007, the Company recorded $49.6 million in prepaid assets for prepayment of wafers and had non cancellable purchase orders outstanding of $207.1 million.

Under the Company’s manufacturing relationships with all other foundries, cancellation of all outstanding purchase orders are allowed but require repayment of all expenses incurred through the date of cancellation. As of July 28, 2007, these foundries had incurred approximately $215.4 million of manufacturing expenses on the Company’s outstanding purchase orders.

On February 28, 2005 and as amended on March 31, 2005, the Company entered into an agreement with a foundry to reserve and secure foundry fabrication capacity for a fixed number of wafers at agreed upon prices for a period of five and a half years beginning on October 1, 2005. In return, the Company agreed to pay the foundry $174.2 million over a period of eighteen months. The amendment extends the term of the agreement and the agreed upon pricing terms until December 31, 2015. As of July 28, 2007, payments totaling $174.2 million which are included in prepaid expenses and other current assets and other non-current assets have been made and approximately $112.7 million of the prepayment has been utilized as of July 28, 2007. At July 28, 2007, there are no more outstanding commitments under the agreement.

As of July 28, 2007, the Company had approximately $83.1 million of other outstanding non-cancellable purchase orders for capital purchase obligations.

Contingencies

IPO Securities Litigation. On July 31, 2001, a putative class action suit was filed against two investment banks that participated in the underwriting of the Company’s initial public offering, or IPO, on June 29, 2000. That lawsuit, which did not name Marvell or any of our officers or directors as defendants, was filed in the United States District Court for the Southern District of New York. Plaintiffs allege that the underwriters received “excessive” and undisclosed commissions and entered into unlawful “tie-in” agreements with certain of their clients in violation of Section 10(b) of the Securities Exchange Act of 1934. Thereafter, on September 5, 2001, a second putative class action was filed in the Southern District of New York relating to our IPO. In this second action, plaintiffs named three underwriters as defendants and also named as defendants Marvell and two of our officers, one of whom is also a director. Relying on many of the same allegations contained in the initial complaint in which we were not named as a defendant, plaintiffs allege that the defendants violated various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. In both actions, plaintiffs seek, among other items, unspecified damages, pre-judgment interest and reimbursement of attorneys’ and experts’ fees. These two actions relating to our IPO have been consolidated with hundreds of other lawsuits filed by plaintiffs against approximately 40 underwriters and approximately 300 issuers across the United States. Defendants in the consolidated proceedings moved to dismiss the actions. In February 2003, the trial court granted the motions in part and denied them in part, thus allowing the case to proceed against the underwriters and us as to alleged violations of section 11 of the Securities Act of 1933 and section 10(b) of the Securities Exchange Act of 1934. Claims against the individual officers have been voluntarily dismissed with prejudice by agreement with plaintiffs. On June 26, 2003, the plaintiffs announced that a settlement among plaintiffs, the issuer defendants and their directors and officers, and their insurers has been structured, a part of which provides that the insurers for all issuer defendants would guarantee up to $1 billion to investors who are class members, depending upon plaintiffs’ success against non-settling parties. Our board of directors approved the proposed settlement, which if approved by the court would result in the plaintiffs’ dismissing the case against us and granting releases that extend to all of our officers and directors. Definitive settlement documentation were completed in early June 2004 and first presented to the court on June 14, 2004. On February 15, 2005, the court issued an opinion preliminarily approving the proposed settlement, contingent upon certain modifications being made to one aspect of the proposed settlement — the proposed “bar order.” The court ruled that it had no authority to deviate from the wording of the Private Securities Litigation Reform Act of 1995 and that any bar order that may issue should the proposed settlement be finally approved must be limited to the express wording of 15 U.S.C. section 78u-4(f)(7)(A). On May 2, 2005 the issuer defendants and plaintiffs jointly submitted an amendment to the settlement agreement conforming the language of the settlement agreement with the court’s February 15, 2005 ruling regarding the bar order. The court on August 31, 2005 issued an order preliminarily approving the settlement and setting a public hearing on its fairness for April 24, 2006 due to difficulties in mailing the required notice to class members. A final settlement approval hearing on the proposed issuer settlement was held on April 24, 2006. The court took the matter under submission. Meanwhile the consolidated case against the underwriters proceeded. On October 2004, the district court certified a class. On December 5, 2006, however, the United States Court of Appeals for the Second Circuit reversed, holding that a class could not be certified. The Second Circuit’s holding, while directly affecting only the underwriters, raises some doubt as to whether the settlement class contemplated by the proposed issuer settlement would be approved in its present form. On January 5, 2007, plaintiffs petitioned the Second Circuit for rehearing of the Second Circuit’s decision. On April 6, 2007, the Second Circuit denied the petition. At a status conference on April 23, 2007, the district court suggested that the issuers’ settlement could not be approved in its present form, given the Second Circuit’s ruling. On June 25, 2007 a stipulation terminating the settlement was filed. On September 27, 2007 plaintiffs will file their opening brief on the motion to certify the classes. On December 21, 2007, responsive briefs are due. On February 15, 2008 reply briefs are due.

Jasmine Networks Litigation. On September 12, 2001, Jasmine Networks, Inc. (“Jasmine”) filed a lawsuit in the Santa Clara County Superior Court alleging claims against three officers and the Company for improperly obtaining and using information and technologies during the course of the negotiations with our personnel regarding the potential acquisition of certain Jasmine assets by the Company. The lawsuit claims that the Company’s officers improperly obtained and used such information and technologies after the Company signed a non-disclosure agreement with Jasmine. The Company believes the claims asserted against its officers and the Company are without merit and the Company intends to defend all claims vigorously.

On June 21, 2005, the Company filed a cross complaint in the above disclosed action in the Santa Clara County Superior Court asserting claims against Jasmine and unnamed Jasmine officers and employees. The cross complaint was later amended to name two individual officers of Jasmine. On May 15, 2007, the Company filed a second amended cross complaint to add additional causes of action for declaratory relief against Jasmine. Among other actions, the cross complaint alleges that Jasmine and its personnel engaged in fraud in connection with their effort to sell to the Company technology that Jasmine and its personnel wrongfully obtained from a third party in violation of such third party’s rights. The cross complaint seeks declaratory judgment that the Company’s technology does not incorporate any of Jasmine’s alleged technology. The cross complaint seeks further declaratory judgment that Jasmine and its personnel misappropriated certain aspects of Jasmine’s alleged technology. The Company intends to prosecute the cross complaint against Jasmine and its personnel vigorously, including, but not limited to, filing certain dispositive motions regarding the ownership of the technology which is the subject of the cross complaint. On June 13, 2007, Jasmine filed a demurrer to the fifth, sixth, and seventh causes of action of the Company’s second amended cross-complaint. The demurrer was heard on July 19, 2007 and denied. On August 3, 2007, Jasmine filed its answer to the second amended complaint. The Company has reserved October 30, 2007 as a hearing date for a motion for summary adjudication on its fifth and sixth causes of action for declaratory relief, which will seek, among other things, a determination that Jasmine held no propriety interest in the “JSLIP” algorithm, which was one of the core technologies Jasmine asserts was misappropriated by Marvell.

CSIRO Litigation. In 2004, Australia’s Commonwealth Scientific and Industrial Research Organisation (“CSIRO”) sent notice letters to a number of Wi-Fi System manufacturers regarding CSIRO’s patent, U.S. Patent No. 5,487,069 as it relates to IEEE 802.11a and 802.11g wireless standards. In May 2005, a group of system manufacturers, including customers of our 802.11a or 802.11g wireless LAN products, filed an action in the United States District Court for the Northern District of California seeking a declaratory judgment against CSIRO that the plaintiff manufacturers’ products employing the IEEE 802.11a or 802.11g wireless standards do not infringe CSIRO’s patent, U.S. Patent No. 5,487,069. In September 2006, CSIRO filed an answer and counterclaims alleging that plaintiffs’ products that employ those wireless standards infringe the CSIRO patent and seeking damages, including enhanced damages and attorneys’ fees and costs, and an injunction against sales of infringing products. In December 2006, the district court granted CSIRO’s motion to transfer the case to the United States District Court for the Eastern District of Texas, where CSIRO had brought a similar lawsuit against another company. As a result of CSIRO’s counterclaims for patent infringement, a customer of ours has sought indemnification from us. Also in December 2006, CSIRO filed suit in the United States District Court for the Eastern District of Texas against several manufacturers and suppliers of wireless products, including customers of our 802.11a or 802.11g wireless LAN products. The complaint alleges that the manufacture, use and sale of wireless products compliant with the IEEE 802.11a or 802.11g wireless standards infringes on the CSIRO patent. As a result of CSIRO’s claim for patent infringement, another customer of ours has sought indemnification from us. In response to these demands for indemnification, the Company has acknowledged the demands and incurred costs in response to them. On July 3, 2007, the Company moved to intervene in the two actions described above pending in the Eastern District of Texas, for the purposes of staying the actions as to products incorporating Marvell parts in favor of the separate action that the Company filed as described in the next paragraph. Alternatively the Company moved to disqualify the firm of Townsend, Townsend and Crew from continuing to represent CSIRO because of a conflict of interest. CSIRO opposed these motions on August 3, 2007.

On May 4, 2007, the Company filed an action in the United States District Court for the Eastern District of Texas seeking a declaratory judgment against CSIRO that the CSIRO patent is invalid and unenforceable and that the Company and its customers do not infringe the CSIRO patent. The complaint also seeks damages and a license for the Company and its customers on reasonable and non-discriminatory terms in the event the Company’s 802.11a/g wireless LAN products are found to infringe and the CSIRO patent is found to be valid and enforceable. On August 3, 2007, CSIRO moved to dismiss the complaint for lack of case or controversy and failure to state a claim upon which relief can be granted, or, in the alternative, to stay the case pending the resolution of the pending lawsuits described in the preceding paragraph. The Company will oppose that motion.

Shareholder Derivative Litigation. Between July 7, 2006 and August 2, 2006, three purported shareholder derivative actions were filed in the United States District Court for the Northern District of California. Each of these lawsuits names the Company as a nominal defendant and a number of the Company’s current and former directors and officers as defendants. Each lawsuit seeks to recover damages purportedly sustained by the Company in connection with its option granting processes, and seeks certain corporate governance and internal control changes. Pursuant to orders of the court dated August 17 and October 17, 2006, the three actions were consolidated as a single action, entitled In re Marvell Technology Group Ltd. Derivative Litigation. The plaintiffs filed an amended and consolidated complaint on November 1, 2006. On January 16, 2007, the Company filed a motion to dismiss the consolidated complaint for lack of standing or, in the alternative, stay proceedings. Pursuant to stipulations among the parties and orders of the court, our motion is currently scheduled to be heard on November 2, 2007.

On February 12, 2007, a new purported derivative action was filed in the United States District Court for the Northern District of California. Like In re Marvell Technology Group Ltd. Derivative Litigation, this lawsuit names the Company as a nominal defendant and a number of our current and former directors and officers as defendants. It seeks to recover damages purportedly sustained by the Company in connection with its option granting processes, and seeks certain corporate governance and internal control changes. On May 1, 2007, the court entered an order consolidating this lawsuit with In re Marvell Technology Group Ltd. Derivative Litigation.

On May 29, 2007, the court entered an order staying discovery in this matter pending resolution of the Company’s motion to dismiss.

Securities Litigation. Between October 5, 2006 and November 13, 2006, four putative class actions were filed in the United States District Court for the Northern District of California against the Company and certain of its officers and directors. The complaints allege that the Company and certain of its officers and directors violated the federal securities laws by making false and misleading statements and omissions relating to the grants of stock options. The complaints seek, on behalf of persons who purchased our common stock during the period from October 3, 2001 to October 3, 2006, unspecified damages, interest, and costs and expenses, including attorneys’ fees and disbursements. Pursuant to an order of the court dated February 2, 2007, these four putative class actions were consolidated as a single action entitled In re Marvell Technology Group Ltd. Securities Litigation. The plaintiffs filed an amended complaint on August 16, 2007. Pursuant to stipulation and by order of the court, defendants have 45 days to respond to the complaint.

SEC and United States Attorney Inquiries. In July 2006, the Company received a letter of informal inquiry from the SEC requesting certain documents relating to the Company’s stock option grants and practices. The Company also received a grand jury subpoena from the office of the United States Attorney for the Northern District of California requesting substantially similar documents. On April 20, 2007, the Company was informed that the SEC is now conducting a formal investigation in this matter. On June 8, 2007 and July 3, 2007, the Company received document subpoenas from the SEC. The Company has cooperated with the SEC and the United States Attorney regarding these matters and intends to continue to do so. The Company cannot predict the outcome of these investigations.

General. The Company is also party to other legal proceedings and claims arising in the normal course of business.

The legal proceedings and claims described above could result in substantial costs and could divert the attention and resources of the Company’s management. Although the legal responsibility and financial impact with respect to these proceedings and claims cannot currently be ascertained, the Company does not believe that these matters will result in the payment of monetary damages, net of any applicable insurance proceeds, that in the aggregate would be material in relation to the Company’s consolidated financial position or results of operations. However, litigation is subject to inherent uncertainties and unfavorable rulings could occur. An unfavorable ruling in litigation could require the Company to pay damages or one-time license fees or royalty payments, which could adversely impact gross margins in future periods, or could prevent the Company from manufacturing or selling some of its products or limit or restrict the type of work that employees involved in such litigation may perform for the Company. There can be no assurance that these matters will be resolved in a manner that is not adverse to the Company’s business, financial condition, results of operations or cash flows.

Note 7. Stock-Based Compensation

Effective from January 29, 2006, the Company adopted SFAS 123R. SFAS 123R requires the measurement and recognition of compensation expense for all share-based awards to employees and directors, including employee stock options, restricted stock units and employee stock purchase rights based on estimated fair values. SFAS 123R supersedes previous accounting guidance under Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations and amends SFAS No.95, “Statement of Cash Flows.”  Under SFAS 123R, the benefits of tax deductions in excess of recognized compensation cost has to be reported as a financing cash flow, rather than as an operating cash flow. This may reduce future net cash flows from operations and increase future net financing cash flows. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”), which provides guidance regarding the interaction of SFAS 123R and certain SEC rules and regulations. The Company has applied the provisions of SAB 107 in its adoption of SFAS 123R.

Prior to January 29, 2006, the Company accounted for its stock based compensation plans using the intrinsic value method under the provisions of APB 25 and related guidance, using the accelerated method of amortization.

The Company adopted SFAS 123R using the modified prospective method. Under the modified prospective method, results of operations include compensation costs of unvested options granted prior to January 29, 2006, and options granted subsequent to that date. For grants prior to January 29, 2006, the Company amortizes stock-based compensation expense under the accelerated method. For grants from January 29, 2006, the Company amortizes stock-based compensation expense ratably over the vest term.

Cumulative Effect of Change in Accounting Principle

The adoption of SFAS 123R resulted in a cumulative benefit from change in accounting principle of $8.8 million net of tax as of the year ended January 27, 2007, reflecting the net cumulative impact of estimated forfeitures that were previously not included in the determination of historic stock-based compensation expense in periods prior to January 28, 2006.

The following table presents details of stock-based compensation expenses by functional line item (in thousands):

	Three Months Ended		Six Months Ended
	July 28, 2007	July 29, 2006	July 28, 2007	July 29, 2006
Cost of goods sold	$3,275	$3,461	$6,293	$5,895
Research and development	34,591	36,244	66,633	66,681
Selling and marketing	10,997	8,462	18,148	16,696
General and administrative	10,033	7,437	14,590	15,094
	$58,896	$55,604	$105,664	$104,366

The following assumptions were used for each respective period to calculate the weighted average fair value of each option award on the date of grant using the Black-Scholes option pricing model:

	Stock Option Plans		ESPP
	Three Months Ended		Three Months Ended
	July 28, 2007	July 29, 2006	July 28, 2007	July 29, 2006
Volatility	45%	59%	—	41%
Expected life (in years)	5.0	4.7	—	1.3
Risk-free interest rate	4.6%	4.7%	—	5.0%
Dividend yield	—	—	—	—
Weighted average fair value	$7.58	$14.27	—	—

	Stock Option Plans		ESPP
	Six Months Ended		Six Months Ended
	July 28, 2007	July 29, 2006	July 28, 2007	July 29, 2006
Volatility	45%	59%	—	41%
Expected life (in years)	5.0	4.7	—	1.3
Risk-free interest rate	4.6%	4.7%	—	5.0%
Dividend yield	—	—	—	—
Weighted average fair value	$7.66	$15.04	—	—

In refining estimates used in the adoption of SFAS 123R, the Company established the expected term for employee options and awards, as well as expected forfeiture rates, based on the historical settlement experience and after giving consideration to vesting schedules. Assumptions for option exercises and pre-vesting terminations of options were stratified by employee groups with sufficiently distinct behavior patterns.

Expected volatility under SFAS 123R was developed based on the average of the Company’s historical daily stock price volatility.

SFAS 123R also requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. From January 29, 2006, stock-based compensation expense was recorded net of estimated forfeitures such that expense was recorded only for those stock-based awards that are expected to vest.

Note 8. Shareholders’ Equity

Stock Plans

In April 1995, the Company adopted the 1995 Stock Option Plan (the “Option Plan”). The Option Plan, as amended, had 324,289,786 shares of common stock reserved for issuance thereunder as of July 28, 2007. Options granted under the Option Plan generally have a term of ten years and generally must be issued at prices not less than 100% and 85% for incentive and nonqualified stock options, respectively, of the fair market value of the stock on the date of grant. Incentive stock options granted to shareholders who own greater than 10% of the outstanding stock are for periods not to exceed five years and must be issued at prices not less than 110% of the fair market value of the stock on the date of grant. The options generally vest 20% one year after the vesting commencement date, and the remaining shares vest one-sixtieth per month over the remaining forty-eight months. Options granted under the Option Plan prior to March 1, 2000 may be exercised prior to vesting. The Company has the right to repurchase such shares at their original purchase price if the optionee is terminated from service prior to vesting. Such right expires as the options vest over a five-year period. Options granted under the Option Plan subsequent to March 1, 2000 may only be exercised upon or after vesting.

In August 1997, the Company adopted the 1997 Directors’ Stock Option Plan (the “Directors’ Plan”). The Directors’ Plan had 3,600,000 shares of common stock reserved thereunder as of July 28, 2007. Under the Directors’ Plan, an outside director is granted 30,000 options upon appointment to the Board of Directors. These options vest 20% one year after the vesting commencement date and remaining shares vest one-sixtieth per month over the remaining forty-eight months. An outside director is also granted 6,000 options on the date of each annual meeting of the shareholders. These options vest one-twelfth per month over twelve months after the fourth anniversary of the vesting commencement date. Options granted under the Directors’ Plan may be exercised prior to vesting. The Company has the right to repurchase such shares at their original purchase price if the director is terminated or resigns from the Board of Directors prior to vesting. Such right expires as the options vest over a five-year period.

In addition, the Company can also grant restricted stock. Restricted stock are share awards that entitle the holder to receive tradable shares of the Company’s common stock upon vesting.

Employee Stock Purchase Plan

In June 2000, the Company adopted the 2000 Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan had 33,871,612 shares of common stock reserve for issuance thereunder as of July 28, 2007. Under the Purchase Plan, employees are granted the right to purchase shares of common stock at a price per share that is 85% of the lesser of the fair market value of the shares at (i) the participant’s entry date into the two-year offering period, or (ii) the end of each six-month purchase period within the offering period. Participants purchase stock using payroll deductions, which may not exceed 20% of their total cash compensation. Offering and purchase periods begin on December 8 and June 8 of each year. For the three and six months ended July 28, 2007, there was no stock-based compensation expense related to the activity under the Purchase Plan. The Company did not issue any shares under the Purchase Plan in the three and six months ended July 28, 2007. As of July 28, 2007, there was no unrecognized compensation cost related to the Purchase Plan.

Stock option activity under the Company’s stock option plans for the six months ended July 28, 2007 is summarized below (in thousands, except per share amounts):

	Options Outstanding	Weighted Average Exercise Price	Restricted Stock Outstanding
	(In thousands)		(In thousands)
Balance at January 27, 2007	118,627	$13.72	2,568
Granted	2,483	$16.84	99
Forfeited/canceled/expired	(7,563)	$15.20	(135)
Exercised	(707)	$6.34	—
Vested	—	$—	(303)
Balance at July 28, 2007	112,840	$13.86	2,229
Vested or expected to vest at July 28, 2007	106,471	$13.42	2,048
Exercisable at July 28, 2007	51,928	$8.93

Included in the preceding table are 1,690,000 shares of options granted to certain officers at an exercise price of $24.80 that will become exercisable only upon the achievement of specified annual earnings per share targets through fiscal 2010.

The aggregate intrinsic value and weighted average remaining contractual term of options vested and expected to vest at July 28, 2007 was $734.5 million and 6.5 years, respectively. The aggregate intrinsic value and weighted average remaining contractual term of options exercisable at July 28, 2007 was $543.7 million and 5.0 years, respectively. The aggregate intrinsic value is calculated based on the Company’s closing stock price for all in-the-money options as of July 28, 2007.

The aggregate intrinsic value and weighted average remaining contractual term of restricted stock vested and expected to vest as of July 28, 2007 was $38.0 million and 1.1 years, respectively.

Included in the table below is activity related to the nonvested portion of restricted stock arrangements as follows (in thousands):

	Nonvested Restricted Stock Outstanding	Weighted Average Grant Date Fair Value
Balance at January 27, 2007	2,708	$20.10
Granted	99	$16.94
Vested	(342)	$28.63
Canceled/Forfeited	(135)	$19.34
Balance at July 28, 2007	2,330	$19.84

The Company’s current practice is to issue new shares to satisfy share option exercises. As of July 28, 2007, compensation costs related to nonvested awards not yet recognized amounted to $443.4 million. The unamortized compensation expense for stock options and restricted stock will be amortized on a straight-line basis and is expected to be recognized over a weighted-average period of 2.2 years and 2.5 years, respectively.

There was no total tax benefit attributable to options exercised in the six months ended July 28, 2007. The excess tax benefits from stock-based compensation of $0.2 million as reported on the condensed consolidated statement of cash flows in financing activities represents the reduction, in income taxes otherwise payable during the period, attributable to the actual gross tax benefits in excess of the expected tax benefits for options exercised in current and prior periods.

Under applicable securities laws, the Company suspended all stock option exercise transactions under its Stock Option Plan effective on the close of business on September 7, 2006. On September 8, 2006, management communicated the trading suspension, which lasted until July 13, 2007 when the Company filed all its delinquent SEC reports, to all option holders. As a result, the exercisability on all outstanding options, including vested awards held by certain separated employees, was modified. The Company recorded incremental compensation costs of $8.7 million representing the excess of the fair value of the modified award over the fair value of the original award immediately before filing of the Company’s delinquent SEC reports, on affected awards in the second quarter of fiscal 2008.

In connection with the remediation steps from the Special Committee’s recommendations upon completion of the review of the Company’s past stock option practices during the second quarter of fiscal 2008, the Company’s Chief Executive Officer, Dr. Sehat Sutardja agreed to reduce the number of shares received in his December 26, 2003 option grant by 2,000,000 shares, which is the amount of underlying shares mistakenly awarded by the Executive Compensation Committee in excess of that authorized under the applicable stock option plan. Dr. Sutardja continued employment with the Company as Chief Executive Officer. Additionally, the outstanding options of the Company’s former Chief Operating Officer, Weili Dai that were unvested as of May 6, 2007 have been cancelled and the exercisability of already vested options have been limited, notwithstanding her continued employment. The cancellations of grants were not accompanied by concurrent replacement grants or other valuable consideration. As a result, the cancellations were considered a repurchase with no consideration and in accordance with SFAS 123R,  the Company recorded stock compensation expense of $8.4 million in the second quarter of fiscal 2008 for the remaining unrecognized compensation cost as of the date of the cancellation of the awards.

Stock Award Activity

In the first quarter of fiscal 2007, the Company granted 140,000 restricted stock awards to its employees under the 1995 Stock Option Plan. Such awards generally vest over a period of five years from the date of grant. The restricted stock awards have the voting rights of common stock and the shares underlying the restricted are considered issued and outstanding. The Company expenses the cost of the restricted stock awards, which is determined to be the fair market value of the shares at the date of grant, ratably over the period during which the restrictions lapse. The grant of restricted stock awards is deducted from the shares available for grant under the Company’s stock option plan. Restricted stock activity under the Company’s stock option plans for the three months ended July 28, 2007 is summarized below (in thousands, except per share amounts):

	Restricted Stock Outstanding	Weighted Average Grant Date Fair Value
Balance at January 27, 2007	140	$32.21
Restricted stock granted	—	—
Restricted stock forfeited	—	—
Restricted stock vested	(39)	32.23
Balance at July 28, 2007	101	$32.20

A total of 39,332 restricted stock awards vested during the three and six months ended July 28, 2007. Based on the closing price of the Company’s stock of $18.58, on July 27, 2007, the total pretax intrinsic value of all outstanding restricted stock was $1.9 million.

Note 9. Income Taxes

The Company recorded tax expense of $9.6 million and $15.6 million for the three and six months ended July 28, 2007, compared to $12.1 million and $28.0 million for the three and six months ended July 29, 2006. The income tax provision for these periods was affected by non-tax-deductible expenses such as SFAS 123R stock-based compensation expense, as well as the accrual of liabilities, interest and penalties associated with unrecognized benefits. During the three months ended July 28, 2007, $1.3 million of income tax expense was recorded as a discrete item associated with a gain on the sale of an asset under construction.

The effective tax rate for the three and six months ended July 28, 2007 increased due to a smaller proportion of profits earned in zero or low tax jurisdictions during the quarter ended July 28, 2007 and due to tax on the gain associated with the sale of an asset under construction which was treated as a discrete item in the quarter.

Effective January 28, 2007, the Company adopted the provisions of FIN 48. The adoption of FIN 48 did not result in any reclassifications of uncertain income tax liabilities and did not have a cumulative impact to retained earnings. As of January 28, 2007, the Company’s liabilities for unrecognized income tax benefits totaled $116.8 million which included interest and penalties of $31.5 million. If recognized, all of the FIN 48 liabilities recorded as of the date of adoption will impact the effective tax rate. For the six months ended July 28, 2007, $3.9 million of interest expense associated with FIN 48 liabilities was accrued as a component of income tax expense.

In accordance with the Company’s accounting policy, the Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax provision. This policy did not change as a result of the adoption of FIN 48.

The Company conducts business globally and, as a result, one or more of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company is subject to examination by tax authorities throughout the world, including such major jurisdictions as Singapore, Japan, Taiwan, China, India, Israel, Netherlands, Switzerland, the United Kingdom, and the United States. The Company is subject to non-U.S. income tax examinations for years beginning with fiscal year 2002 and for U.S. income tax examinations beginning with fiscal year 2004. The U.S. subsidiaries are currently under audit by the U.S. tax authorities for the fiscal years 2004, 2005 and 2006. The U.S. tax authorities are also reviewing employment taxes with regard to the re-measured stock options. The Company has accrued for the employment taxes and believes that it has adequately provided for this liability. The Japanese tax authorities have notified one of the Company’s Japanese subsidiaries that there will be an audit for the tax years 2005, 2006 and 2007 to begin during the third quarter of fiscal 2008. It is possible that the amount of the liability for unrecognized income tax benefits, including the unrecognized income tax benefit positions which have been taken during the audit cycles referenced above, may change within the next 12 months. The Company believes that it has adequately provided for any assessments. The income tax rate will be affected as events occur and income tax audits are concluded. An estimate of the range of possible changes in the effective income tax rate cannot be made at this time.

Note 10. Related Party Transactions

During the second quarters of fiscal 2008 and 2007, the Company incurred approximately $21,000 and $0.1 million, respectively, of expenses from an unrelated third-party entity, ACM Aviation, Inc. (“ACM”), for charter aircraft services provided to Marvell Semiconductor, Inc. (“MSI”) for Estopia Air LLC (“Estopia Air”). During the first six months of fiscal 2008 and 2007, the Company incurred approximately $73,000 and $0.5 million, respectively, of expenses from ACM, for charter aircraft services provided to MSI. The aircraft provided by ACM to the Company for such services is owned by Estopia Air. The Company’s Chairman, President and Chief Executive Officer, Dr. Sehat Sutardja and the Company’s Director of Strategic Marketing and Business Development, Weili Dai, through their control and ownership of Estopia Air, own the aircraft provided by ACM. Dr. Sutardja and Weili Dai are husband and wife. Expenses were incurred for business travel use of the aircraft at a cost determined to be at fair market value.

On August 19, 2005, the Company, through its subsidiaries MSI and Marvell International Ltd., entered into a License and Manufacturing Services Agreement (the “License Agreement”) with C2 Microsystems, Inc. (“C2Micro”). The License Agreement has substantially similar terms as other license and manufacturing services agreements with other third parties.

The Company recognized $9,000 and $93,000 of revenue under the License Agreement with C2 Micro during the second quarters of fiscal 2008 and 2007, respectively. The Company recognized $39,000 and $0.3 million of revenue under the License Agreement with C2 Micro during the first six months of fiscal 2008 and 2007, respectively. Dr. Sehat Sutardja and Weili Dai, through their ownership and control of Estopia LLP, are indirect shareholders of C2Micro. Herbert Chang, through his ownership and control of C-Squared venture entities, is also an indirect shareholder of C2Micro. Dr. Pantas Sutardja, the Company’s Chief Technology Officer, is also a shareholder of C2Micro.

On January 8, 2007, through the Company’s subsidiary Marvell International Ltd., we entered into a Library/IP/Software Evaluation License Agreement (the “License Agreement”) with Verisilicon Holdings Co., Ltd. (“Verisilicon”). The License Agreement has no consideration. The Company also incurred $119,000 and $191,000 of royalty expense from Versilicon under a core license agreement assumed from its acquisition of the UTStarcom Business during the three and six months ended July 27, 2007. Sehat Sutardja, Ph.D. and Weili Dai, through their ownership and control of Estopia, are indirect shareholders of Verisilicon. Pantas Sutardja, Ph.D., our Chief Technology Officer, is also a shareholder of Verisilicon.

SCHEDULE C

GUIDE TO TAX ISSUES IN INDIA

Material Indian Income Tax Consequences

With regard to the increase in the exercise price to correct the unexercised discount options under Marvell Technology Group Stock Option Plans, the following is a summary of the material Indian income-tax consequences of participating or declining to participate in the offer for those eligible employees resident in India for Indian income-tax purposes. This discussion is based on the provisions of the Income-tax Act (India) (the “ITA”), the regulations thereunder in force as of the date hereof. The income-tax consequences for each individual employee will depend upon that eligible employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in the light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.

This summary is not exhaustive of all possible Indian income-tax considerations and does not take into account or anticipate any changes in the law, whether by legislative, governmental or judicial action nor does it take into account foreign tax considerations which may differ significantly from those discussed herein.

If you are a resident of India for tax purposes, and are also subject to the tax laws of another country, you should be aware that there might be other tax consequences that may apply to you. If you are subject to the tax laws in the United States, please see the description of the tax consequences of participating in the offer under the tax laws of the United States which is included in Section 14 of this Offer to Amend. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.

We recommend that you consult a financial, legal and/or tax advisor with respect to Indian income-tax consequences for participating in the offer, as the related tax consequences to you are dependent on your individual tax situation.

If you are an Indian Employee and Participate in this Offer

Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide to participate in this offer.

Cash Payments

The cash payments you will receive under this offer should be taxable to you as employment income. The amount of the cash payment you receive should constitute employment income to you in the year in which such amount is received by you and tax withholding should be required thereon.

Amended Options

If you are an eligible employee who chooses to accept this offer with respect to your eligible options, you should not be required to include any amount in income for Indian income-tax purposes as a consequence of the amendment of your options. We believe that the amendment of your options should not be considered to be a disposition of your options.

For Indian income-tax purposes (effective financial year 2007-08), any consideration for employment provided under ‘Employee’s Stock Option Plan’ (including a Restricted Stock Unit Plan) shall be liable to fringe benefit tax in the hands of employer in the year in which such shares are allotted or transferred to employees. For the purpose of fringe benefit tax, value of fringe benefit shall be the fair market value of such shares on the date on which the option vests with the employee as reduced by the amount actually paid by or recovered from employee in respect of such shares.

We believe that effective 1 April 2007, an employee is not required to include an amount in income either on the grant of a stock option, or when such option is exercised or when the shares are allotted consequent to such exercise of option.

Sale of Shares

If you acquire shares upon exercise, you should realize a capital gain (capital loss) when you subsequently sell the shares to the extent the sale proceeds exceed (are less than) the fair market value adopted for the purpose of computing the value of fringe benefits (the fair market value on the date on which option vests), less any brokerage fees.

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Capital gain realized from the sale of shares held for a period of more than twelve months immediately preceding the date of sale, shall be considered ‘long term capital gain’. For long term capital gains, you will be allowed to adjust the cost of acquisition (the fair market value on the date on which option vests) in accordance with the ‘Cost Inflation Index’ notified by Central Government for the purpose and should be subject to tax at the rate of twenty per cent (plus applicable surcharge and excess) on long term capital gains.

Capital gains realized from the sale of shares held for a period of twelve months or less immediately preceding the date of sale, shall be considered ‘short term capital gain’ and you should be subject to tax at the applicable maximum marginal income-tax rate.

If you are an Indian Employee and Do Not Participate in this Offer

If you do not participate in this offer, tax consequences mentioned above with respect to cash payments and sale of shares should not materially change and should remain same. Please talk to a tax advisor about your decision regarding not participation in this offer.

Uncertainty

Marvell cannot guarantee any particular tax results related to your options; furthermore, there is some uncertainty because there is no specific statutory provision that relates to the amendment. Because this offer involves complex tax considerations, we urge you to consult a financial, legal and/or tax advisor before you make any decision about participating in this offer. We recommend that you consult with a financial, legal and/or tax advisor regarding any tax consequences of participating or not participating in this offer.

Securities Law Information

You are permitted to sell shares through the designated broker appointed under the Marvell Stock Plans, if any, provided the resale of shares acquired under the Plan takes place outside India through the facilities of a stock exchange on which the shares are listed. The shares are currently listed on Nasdaq Global Select Market.

Note that someone who is subject to tax in multiple jurisdictions may be subject to other or different tax consequences. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of participating or not participating in this offer.

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SCHEDULE D

GUIDE TO TAX ISSUES IN ISRAEL

This summary describes the relevant Israeli tax aspects associated with the repricing of options and restricted stock units (“RSU”) granted by Marvell Technology Group Ltd. (the “Company”) to eligible Israeli participants residing in the USA. This summary is intended to be general in nature and is for guidance only. The summary is based on Israeli tax law, specifically, the provisions of the Israeli Income Tax Ordinance [New Version] 1961 (the “Ordinance”), and certain regulations promulgated thereunder, known to us as of this date. The summary does not discuss all the various laws, rules and regulations that may apply. Furthermore, the summary may not apply to any particular individual’s tax or financial situation. Participants should consult their own accountant, tax advisor or independent financial advisor regarding the tax implications of the offer. This summary is not intended to be and should not be construed as legal or tax advice.

General Overview of New Section 102 of the Ordinance pursuant to the Tax Reform

Options:

Following the tax reform that entered into effect in January 2003, options granted to Israeli employees may fall under one of several routes available under Section 102 of the Ordinance.

As far as we know the Company has granted options to its Israeli employees under Section 102(b)(2) (that is the “capital gains route”) of the Ordinance (the “Section 102 Options”). Under this section, options issued to grantees are to be held by a trustee for two years from the date of the grant.

Upon the earlier of the sale of the shares underlying the options or upon release of those shares or the options from the trust (subsequent to the end of the trust holding period), the holder thereof should realize a capital gain in an amount equal to the difference between (i) the fair market value of the share or the consideration received, on the date the share or option was sold or released from the trust, as the case may be, and (ii) the exercise price of the option. Capital gains are taxed under this route at a rate of 25%, provided that the options are deposited and held by a trustee until the end of the required holding period set by the Ordinance (normally 24 months). Capital gains derived from the sale of shares underlying the options or the options themselves are not subject to National Security taxes.

In the event that the exercise price of the option is lower than the fair market value of the shares on the date of grant, then upon the earlier of the sale of the shares underlying the options or upon release of those shares or the options from the trust, the holder thereof should recognize as ordinary income the difference between the fair market value of the shares on the date of the grant and the exercise price of the option. This income is taxable at the holder’s marginal tax rate (up to 48%).

To the extent the shares issued upon the exercise of an option are sold or released from the trust, as the case may be, before the end of the trust holding period, the holder of the shares should recognize a tax event at the date of such sale or release from trust, as the case may be, and the taxable gain should all be considered as ordinary income at the holder’s marginal tax rate (up to 48%) and should also be subject to National Security taxes.

For the purpose of calculating the tax mentioned above, the fair market value of the share on the date of grant equals the average share price of the Company over the 30 trading days preceding the date of grant.

Restricted Stock Units:

The grant of RSUs is not clearly regulated by the Ordinance, and a pre-ruling in this regard is normally required. Nevertheless, if a pre-ruling is obtained it is most likely that the Section 102 “capital gains route” rules should apply in regard to the grant of the RSU. That is to say the gains derived from the RSUs shall be subject to capital gains tax (normally 25%), provided that the trustee held the RSUs in trust for at least 24 months.

Repricing of Options and RSUs

The Ordinance does not deal with the issue of repricing of options and/or RSUs, nor does the Israeli Tax Authority (“ITA”) have a clear policy or a standing in regard to this issue. To the best of our knowledge, the Company’s options plan does not refer to a possible change in the terms of the grant of the options. Hence, the ITA might claim that by repricing the option’s price, the Options Plan is infringed, the eligible options are cancelled and new options are granted, and consequently the Company’s employees would not be eligible to the reduced capital gain tax rate. Though this scenario is in our opinion a

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bit remote, it is our recommendation that the Company would apply to the ITA for a pre-ruling confirming that the amendment of the exercise price is not deemed an infringement of the options plans, and guiding the company how to deal with this situation.

U.S. taxpayers who are U.S.-Based Israeli citizens

A U.S. taxpayer who is an Israeli citizen that relocated to the U.S. from Israel, is subject to the Double Taxation Treaty between Israel and the United States. Hence, the tax consequences of each employee depend on his specific circumstances in general, and those relating to his applicable options and RSUs grants particularly, taking into consideration where he was located when the options were granted, where did he reside when they vested, etc. Since such tax matters are very complex in nature and could have potential tax consequences exceeding those relating solely to such employee’s options, it is strongly recommended that each employee would consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to him.

Options: Cash Payments

It is most probable that cash payments under the tender offer would be taxed as ordinary income and further would incur National Security taxes (payable upon receipt of such payment).

Amended Options

Any options or RSUs issued pursuant to the tender offer should be taxable as ordinary income unless the issuance is done under a Section 102 - approved plan in the capital gains route, including the holding with a trustee for 24 months. Regarding the re-priced options and RSUs, in the event that no tax ruling is obtained, these could be taxed as ordinary income on the re-priced options and RSUs (see the explanation above).

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SCHEDULE E

GUIDE TO TAX ISSUES IN SINGAPORE

This summary describes the likely income tax consequences associated with the eligible options and participation in the offer by eligible participants tax resident in Singapore. This summary is intended to be general in nature and is for guidance only. The summary is based on Singapore tax law, specifically, the provisions of the Singapore Income Tax Act. (the “ITA”), including without limitation the regulations, rules, orders or procedures promulgated thereunder. Tax laws may change at any time. The summary does not discuss all the various laws, rules and regulations that may apply. Furthermore, the summary may not apply to any particular individual’s tax or financial situation. If you are a resident of Singapore for tax purposes, and are also subject to the tax laws of another country, you should be aware that there might be other tax consequences that may apply to you. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.

General Overview of New Section 10(6) of the ITA pursuant to the Tax Reform

The relevant law affecting the transaction is Section 10(6) of the Income Tax Act and is applicable for stock options granted in respect of exercise of employment in Singapore.

Cash Payments

The cash payments in respect of the increase in the exercise price should be fully taxable on the employee when the employee receives such cash payments.

Amended Options

There is no adverse tax consequences in the amendment of the price for the exercise of the options to FMV.

Vesting of RSUs

Pursuant to the tender offer, the RSUs should be taxable on the employee when these RSUs are vested and beneficially accrues to the employee. The amount assessable on the employee should be the market value of the RSUs when these vest on the employee.

The shares received through the settlement of RSUs should be taxable at the FMV at the time when these shares accrue beneficially on the employee.

Exercise of Options

Share acquisition through the exercise of the amended options should be taxable on the employee at the time when the amended options are exercised and the amount taxable on the employees should be the difference between the FMV at the time of exercise and the price paid for these amended options. However, if there is a moratorium or restriction period within which the employee is not entitled to sell the shares, then the assessable amount should be based on the FMV at the time when the restriction period ends and the price paid by the employee.

Participation in Tender Offer

There should be no Singapore tax consequences arising from not participating in the tender offer. Employees should be assessable when the options are exercised and the assessable amount should be the price paid by the employee and the FMV at the time these options are exercised.

Social Securities Contributions

There is no withholding and social insurance consequences arising from this exercise unless the payment is in cash and is paid either to employees who are Singapore citizens or permanent residents in which case CPF contributions (Singapore equivalent of social security) could arise.

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Note that the consequences for someone who is subject to tax in multiple jurisdictions may be subject to other or different tax and social insurance consequences. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of participating or not participating in this offer.

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SCHEDULE F

GUIDE TO TAX ISSUES IN TAIWAN

The following is a brief overview of certain tax implications for participants in the Marvell Stock Option Plan who are residents in Taiwan. This does not constitute legal or tax advice to any particular individual. It does not discuss all the various laws, rules and regulations that may apply and does not purport to be complete. As tax implications differ for each individual, you should seek advice pertaining to your own situation.

General Overview of Ministry of Finance’s Ruling (Ref. No. Tai-Tsai-Shuei-09404527550)

On 17 May 2005, the Ministry of Finance (“MOF”) issued a ruling (Ref. No.: Tai-Tsai-Shuei-09404527550) governing the taxation of employee stock option plans offered by a foreign company to the employees of its Taiwanese subsidiary or branch if the exercise takes place on or after 17 May 2005 (the “Ruling”). The Ruling provides that the difference between the exercise price and the market price of the stocks at the time of exercise (economic benefit) shall be deemed “other income” of the employee and subject to income tax.

Pursuant to the Ruling, the Taiwan employer should, at the end of each January, report to the competent tax authorities information on the Taiwan employees who received the shares under an employee stock option plan in the previous year, such as their names, addresses, ID numbers, and the amount of their Taiwan-sourced income generated from exercising stock options. The Taiwan employer should also issue Non-Withholding Tax Statements to such Taiwan employees (tax payers).

As for the employee stock options exercised before the promulgation of the Ruling, the Taiwan employer need not fulfill the reporting obligation described above if it did not bear any cost of such employee stock options. However, the employees should still report such income in their annual income tax returns and pay income tax accordingly.

Although there is no specific ruling governing the tax treatment of the Restricted stock Units (“RSUs”), officials at the MOF orally confirmed the principle set forth under the Ruling should be applied to the tax treatment of RSUs. As RSUs are restricted shares subject to a certain vesting condition which are not exercisable until the expiry of the vesting period, we believe an employee may gain the other income (economic benefit) when the RSUs are vested, rather than when the RSU are received. Therefore, no liability to tax may arise on the grant and acceptance of RSUs.

If You Are a Taiwanese Employee and Participate in This Offer

This offer provides an increased exercise price by amending the Stock Option Plan and granting RSUs for the increased price portion instead. If you participate in this offer, you may obtain an economic benefit equal to the difference between the amended exercise price and the market price of the stocks at the time of exercise, and have a lower taxable other income than if you do not participate in the offer at the time of exercise. However, you may obtain an economic benefit when your RSUs are vested and should then have taxable other income. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you, if you decide not to have your current options amended.

Amended Options

The amendment to increase the exercise price of the Stock Option Plan should not be deemed the cancellation of original options and grant of new options in replacement under Taiwan law.

Even if the amendment may be deemed a cancellation of original options and a grant of new options, we believe that the amendment to your options should not be considered a disposition of your options. Therefore, you should not be subject to Taiwan income tax as a consequence of the amendment to your options to increase the exercise price.

Exercising of Amended Options

Under this offer, when you exercise your stock option, you may obtain an economic benefit equal to the difference between the amended exercise price and the market price of the stocks at the time of exercise. You should report such income in your annual income tax returns and pay income tax accordingly.

You should also receive RSUs for the increased price portion. As RSUs are restricted shares subject to a certain vesting condition which are not exercisable until the expiry of the vesting period, we believe you would gain the other income (economic benefit) when the RSUs are vested, rather than when the RSU are issued. Therefore, no liability to tax may arise on the issuance of RSUs.

When your RSUs are vested, your income tax is due on the market value of the shares on the date of vesting. As no payment is required for the RSUs, you will be liable to declare and pay income tax when filing your annual income tax return on the market value of the common shares on the date of vesting.

Tax Withholding and Social Insurance

If and when you exercise your stock option or your RSUs are vested, Marvell Taiwan Ltd. need not withhold income taxes from your taxable other income generated from exercising the stock option or vesting the RSUs. However, Marvell Taiwan Ltd. should, at the end of each January, report to the competent tax authorities information on your exercised stock option or vested RSUs in the previous year, such as your name, address, ID number, and the amount of your Taiwan-sourced income generated from vesting, and also issue Non-Withholding Tax Statements to you (tax payers).

The social-insurance obligation of Marvell Taiwan Ltd. will not be changed as a result of exercising, vesting, and/or delivery of Common Shares under Taiwan law.

Uncertainties

Marvell cannot guarantee any particular tax results related to your options; furthermore, there is some certainty because there are no specific statutory provisions concerning the amendment of stock option plan and no specific ruling on the tax treatment of RSUs. Because this offer involves complex tax considerations, we urge you to seek independent advice pertaining to your personal circumstances before you make your decision about participating in this offer.

If you are subject to taxation in Taiwan, and also are subject to taxation in another country, there may be additional tax consequences attendant upon your participation in this offer. We recommend that you seek independent advice pertaining to your participation and non-participation in this offer.

Sale of Shares

Capital gain generated from the sale of acquired shares would not be Taiwan-sourced income and would not be subject to Taiwan income tax. However, starting from 1 January 2009 or 2010 (to be determined by the MOF), if you sell acquired shares and the total amount of your non-Taiwan-sourced income is more than NT$1 million (Approx. US$33,000), you should include any such capital gain in calculating your alternative minimum taxable income.

If You Are a Taiwanese Employee and Do Not Participate in This Offer

If you do not participate in this offer, you may obtain an economic benefit equal to the difference between the original exercise price and the market price of the stocks at the time of exercise, and have a higher taxable other income than if you do participate in the offer at the time of exercise. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you, and talk to a tax adviser about your decision regarding participation in this offer.

Exercising of Original Options

When you exercise the stock option, you may obtain an economic benefit equal to the difference between the original exercise price and the market price of the stocks at the time of exercise. You should report such income in your annual income tax returns and pay income tax accordingly.

Tax Withholding and Social Insurance

If and when you exercise your stock option, Marvell Taiwan Ltd. need not withhold income taxes from your taxable other income generated from exercising the stock option. However, Marvell Taiwan Ltd. should, at the end of each January, report to the competent tax authorities information on your exercising of the stock option in the previous year, such as your name, address, ID number, and the amount of your Taiwan-sourced income generated from vesting, and also issue Non-Withholding Tax Statements to you (tax payers).

The social-insurance obligation of Marvell Taiwan Ltd. will not be changed as a result of granting, exercising, and/or delivery of Common Shares under Taiwan law.

Uncertainties

If you are subject to taxation in Taiwan, and also are subject to taxation in another country, there may be additional tax consequences attendant upon your non-participation in this offer. We recommend that you seek independent advice pertaining to your participation and non-participation in this offer.

Sale of Shares

Capital gain generated from the sale of acquired shares would not be Taiwan-sourced income and would not be subject to Taiwan income tax. However, starting from 1 January 2009 or 2010 (to be determined by the MOF), if you sell acquired shares and the total amount of your non-Taiwan-sourced income is more than NT$1 million (Approx. US$33,000), you should include any such capital gain in calculating your alternative minimum taxable income.